                                                                     Exhibit 2.1

STRICTLY CONFIDENTIAL                                     EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                                      among

                              VORNADO REALTY TRUST,

                              VORNADO REALTY L.P.,

                            VORNADO MERGER SUB L.P.,

                    CHARLES E. SMITH COMMERCIAL REALTY L.P.,

                   CHARLES E. SMITH COMMERCIAL REALTY L.L.C.,

                                ROBERT H. SMITH,

                                ROBERT P. KOGOD,

                                       and

                        CHARLES E. SMITH MANAGEMENT, INC.







                          Dated as of October 18, 2001

                              TABLE OF CONTENTS


                                                                          Page
                                                                          ----
AGREEMENT AND PLAN OF MERGER .........................................      1
ARTICLE 1 THE MERGER .................................................      2
   1.1   The Merger ..................................................      2
   1.2   Closing; Effective Time .....................................      2
   1.3   Effects of Merger on Surviving Partnership ..................      3
   1.4   Conversion of SCR Units in the Merger .......................      3
   1.5   Escrow of Certain VNOP Units; Appointment of Representative .      5
   1.6   Lock-Up .....................................................      5
   1.7   Registration Rights Agreements ..............................      6
   1.8   No Appraisal Rights .........................................      6
   1.9   SCR Pre-Merger Distribution .................................      7
   1.10  SCR Options .................................................      7
   1.11  Tax Characterization of the Merger ..........................      9
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SCR ......................     10
   2.1   Organization, Good Standing and Qualification ...............     10
   2.2   Power, Authority and Enforceability .........................     11
   2.3   Ownership of SCR Subsidiaries ...............................     11
   2.4   Capitalization ..............................................     11
   2.5   Noncontravention ............................................     12
   2.6   Absence of Certain Changes or Events ........................     12
   2.7   Litigation ..................................................     13
   2.8   Title to SCR Properties; Leasehold Interests; Zoning ........     13
   2.9   Ground Leases ...............................................     14
   2.10  Spaces Leases ...............................................     14
   2.11  Management Business .........................................     15
   2.12  Conditions of SCR Properties ................................     16
   2.13  Insurance ...................................................     16
   2.14  Environmental Compliance ....................................     16
   2.15  Compliance with Laws and Other Instruments ..................     17
   2.16  Permits .....................................................     17
   2.17  Taxes .......................................................     17
   2.18  Vote Required; Consents .....................................     18
   2.19  Investment Company Act ......................................     18
   2.20  SCR Financial Statements; Undisclosed Liabilities; Material
         Contracts ...................................................     19
   2.21  Opinion of Financial Advisor ................................     19
   2.22  Employee Benefit Plans ......................................     19
   2.23  Labor Matters ...............................................     21
   2.24  Intellectual Property Rights ................................     21
   2.25  No Payments to Employees, Officers or Directors .............     21
   2.26  Related Party Transactions ..................................     22

   2.27  Compliance with REIT Related Covenants ......................     22
   2.28  No Material Omissions or Misstatements ......................     22
   2.29  Brokers and Finders .........................................     22
   2.30  Service Agreements ..........................................     22
   2.31  Standstill Agreements .......................................     23
   2.32  Contracts and Debt Instruments ..............................     23
   2.33  Definition of Knowledge of SCR ..............................     24
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF VORNADO ..................     24
   3.1   Organization, Good Standing and Power of Vornado REIT
         and Vornado OP ..............................................     24
   3.2   Vornado Subsidiaries ........................................     25
   3.3   Capital Structure ...........................................     25
   3.4   Authority; Noncontravention; Consents .......................     27
   3.5   SEC Documents; Financial Statements; Undisclosed Liabilities      29
   3.6   Absence of Certain Changes or Events ........................     29
   3.7   Litigation ..................................................     30
   3.8   Title to Properties; Leasehold Interests; Zoning ............     30
   3.9   Conditions of Vornado Properties ............................     31
   3.10  Environmental Compliance ....................................     31
   3.11  Taxes .......................................................     31
   3.12  Employee Benefit Plans ......................................     32
   3.13  No Payments to Employees, Officers or Directors .............     32
   3.14  Compliance with Laws and Other Instruments ..................     32
   3.15  Interim Operations of Vornado Merger Sub. ...................     33
   3.16  Vote Required; Consents .....................................     33
   3.17  Investment Company Act of 1940 ..............................     33
   3.18  Restrictions on Ownership of Vornado REIT Common Stock ......     33
   3.19  Consents of Vornado CESCR Subs ..............................     33
   3.20  Definition of Knowledge of Vornado ..........................     33
ARTICLE 4 COVENANTS ..................................................     33
   4.1   Vornado REIT Options and Other Grants; Employment Agreements      33
   4.2   Execution of Tax Reporting and Protection Agreement .........     35
   4.3   Board of Trustees; Committees; Duration .....................     35
   4.4   Charles E. Smith Commercial Division; Name; Headquarters;
         Chairman ....................................................     36
   4.5   Intentionally Omitted .......................................     38
   4.6   Amendment of Vornado Common Share Ownership Limit ...........     38
   4.7   Purchase of Certain SCR Partnership Interests; Information
         Statement; Form S-4 .........................................     38
   4.8   Limitation on Sale of Crystal City Properties and the Charles
         E. Smith Commercial Division ................................     41
   4.9   Adjustment to Minimum Ownership Requirements ................     45
   4.10  S&K Properties ..............................................     45
   4.11  Restrictions on Transfers of SCR Units and Exercises of SCR
         Options .....................................................     45

   4.12  Vornado OP Partnership Agreement Amendment ..................     46
ARTICLE 5 SURVIVAL; INDEMNIFICATION ..................................     46
   5.1   Survival of Representations and Warranties ..................     46
   5.2   Indemnification of Vornado OP with Respect to
         Representations and Warranties and Disclosure Claims ........     46
   5.3   Indemnification of Vornado REIT and Vornado OP for Partner
         Claims ......................................................     50
   5.4   Escrow Agreement; Release of Escrow Units ...................     54
   5.5   Indemnification of SCR Unitholders ..........................     55
   5.6   Costs of Enforcement ........................................     56
   5.7   Exclusive Remedies ..........................................     56
   5.8   No Right of Offset ..........................................     57
   5.9   Additional Indemnification by Vornado .......................     57
   5.10  Recovery From Insurance Policies and Third Parties ..........     59
ARTICLE 6 ADDITIONAL COVENANTS .......................................     59
   6.1   Conduct of Business by SCR Pending Merger ...................     59
   6.2   Conduct of Business by Vornado Pending Merger ...............     62
   6.3   Other Actions ...............................................     63
   6.4   Access to Information; Confidentiality ......................     64
   6.5   Commercially Reasonable Efforts; Notification ...............     65
   6.6   No Solicitation of Transactions by SCR ......................     65
   6.7   Public Announcements ........................................     68
   6.8   Reservation of Vornado Common Shares ........................     68
   6.9   D&O Insurance ...............................................     68
   6.10  Tax Matters .................................................     68
   6.11  Estoppels ...................................................     69
   6.12  Undertaking to File and Maintain an Issuance Shelf
         Registration Statement ......................................     69
ARTICLE 7 CONDITIONS PRECEDENT .......................................     70
   7.1   Conditions to Each Party's Obligation to Effect the Merger ..     70
   7.2   Conditions to Obligations of Vornado ........................     70
   7.3   Conditions to Obligations of SCR ............................     73
   7.4   Absence of Material Adverse Change is Not a Condition
         to Either Party's Obligation to Effect the Merger ...........     75
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER ..........................     75
   8.1   Termination .................................................     75
   8.2   Certain Fees and Expenses ...................................     76
   8.3   Effect of Termination .......................................     78
ARTICLE 9 GENERAL PROVISIONS .........................................     79
   9.1   Notices .....................................................     79
   9.2   Interpretation ..............................................     80
   9.3   Amendment ...................................................     80
   9.4   Extension; Waiver ...........................................     80
   9.5   Counterparts ................................................     80
   9.6   Entire Agreement; No Third-Party Beneficiaries ..............     81
   9.7   Governing Law ...............................................     81

   9.8   Assignment; Binding on Successors and Assigns ...............     81
   9.9   Enforcement .................................................     81
   9.10  Severability ................................................     81
   9.11  Exculpation .................................................     82
   9.12  Request for Approval ........................................     82

                                    EXHIBITS

Exhibit A         Form of Certificate of Merger

Exhibit B         Form of SCR Merger Voting Agreement

Exhibit C         Form of Vornado Merger Voting Agreement

Exhibit D         Form of Agreement of Limited Partnership of Surviving
                  Partnership

Exhibit E         Form of Escrow Agreement

Exhibit F         Form of Lock Up Agreement

Exhibit G-1       Form of Registration Rights Agreement

Exhibit G-2       Form of Registration Rights Agreement

Exhibit H         Form of Tax Reporting and Protection Agreement

Exhibit I         Form of Vornado Shareholder Voting Agreement

Exhibit J         Form of Eighteenth Amendment to Vornado OP Partnership
                  Agreement

Exhibit K         Form of opinion letter of Hogan & Hartson L.L.P.

Exhibit L         Form of opinion letter of Sullivan & Cromwell

Exhibit M         Form of opinion letter of Richards, Layton & Finger, P.A.

Exhibit N         Form of opinion letter of Ballard Spahr Andrews &
                  Ingersoll, LLP

                               INDEX OF SCHEDULES*

Schedule 1.10(a)(ii)    $24 Buy-Out Optionees
Schedule 1.10(b)(iii)   $34 Buy-Out Optionees
Schedule 2.1            SCR Subsidiaries
Schedule 2.3            Ownership of SCR Subsidiaries
Schedule 2.4            Capitalization of SCR
Schedule 2.5            Noncontravention; Consents
Schedule 2.6            Distributions Since June 30, 2001
Schedule 2.7(a)         Material Litigation
Schedule 2.7(b)         Roll-Up Documents
Schedule 2.8(a)         SCR Properties
Schedule 2.8(a)(ii)     Mortgage Indebtedness
Schedule 2.8(b)         Zoning
Schedule 2.9            Ground Leases
Schedule 2.10(b)        Aging Accounts Receivables
Schedule 2.10(d)        Space Leases After September 30, 2001
Schedule 2.10(e)        Tenant Improvements
Schedule 2.10(f)        Space Leases Terminable or Subject to Tenants'
                        Right of First Refusal for SCR Properties
Schedule 2.11           Third Party Management Contracts
Schedule 2.12           Engineering Reports
Schedule 2.14           Environmental Reports
Schedule 2.15           Compliance with Laws and Other Instruments
Schedule 2.17(a)        Taxes
Schedule 2.22(a)        Benefit Plans
Schedule 2.22(f)        Employee Benefits
Schedule 2.22(g)        Excess Parachute Payment
Schedule 2.24           Intellectual Property
Schedule 2.25           Change of Control Employee Payments
Schedule 2.26           Related Party Transactions
Schedule 2.30           Terminable Service Agreements
Schedule 2.32(a)        Loans and Derivative Instruments
Schedule 2.32(b)        Prepayment Premium Agreements
Schedule 2.32(c)        Indemnification Claim
Schedule 2.32(d)        Tax Protection Agreements; Agreements Regarding
                        Section 704(c) Methods
Schedule 2.33           Definition of "Knowledge of SCR"
Schedule 3.2            Vornado Subsidiaries
Schedule 3.2(a)         Vornado REIT Capitalization
Schedule 3.2(b)         Vornado OP Capitalization
Schedule 3.4            Noncontravention; Consents
Schedule 3.5            Material Liabilities and Obligations

* Vornado Realty Trust and Vornado Realty L.P. agree to furnish to the Securities and Exchange Commission, upon its request, a copy of any omitted schedule to this Agreement and Plan of Merger.

Schedule 3.6            Absence of Certain Events
Schedule 3.7            Material Litigation
Schedule 3.8(a)(i)      Vornado Properties
Schedule 3.8(a)(ii)     Mortgage Indebtedness
Schedule 3.9            Condition of Vornado Properties
Schedule 3.10           Environmental Compliance
Schedule 3.11           Taxes
Schedule 3.13           Payment to Employees, Officers and Directors
Schedule 3.20           Definition of "Knowledge of Vornado"
Schedule 4.1(b)         Restricted Vornado Common Shares
Schedule 4.4(e)(i)      Service and Financing Agreements between SCR
                        and SRW
Schedule 4.4(e)(ii)     Summaries of Amendments to Service and
                        Financing Agreements between SCR and SRW
Schedule 4.8(a)         Crystal City Properties
Schedule 6.1            Conduct of SCR's Business Pending Merger
Schedule 6.2            Conduct of Vornado's Business Pending Merger
Schedule 7.2(j)         Matters Relating to Opinion of Hogan & Hartson
                        L.L.P.
Schedule 7.2(n)         Matters Relating to Opinion of Potter Anderson
                        & Corroon LLP

                             TABLE OF DEFINED TERMS


Defined Term                                                           Section
------------                                                           -------
$24 Buy-Out Optionees............................................      1.10(a)(ii)
$34 Buy-Out Optionees............................................      1.10(b)(iii)
$24 SCR Option...................................................      1.10(a)(i)
$34 SCR Option...................................................      1.10(b)(i)
1940 Act.........................................................      2.19
Acquisition Proposal.............................................      6.6(a)(i)
Additional Limited Partner.......................................      1.4(e)
Agreement........................................................      Forepart
AICPA Statement..................................................      4.7(b)
Assumed $24 Option...............................................      1.10(a)(ii)
Base Amount......................................................      8.2(b)
Beneficially Own.................................................      4.3
Beneficial Owner.................................................      4.3
Benefit Plans....................................................      2.22(a)
Break-Up Expenses................................................      8.2(e)
Break-Up Fee.....................................................      8.2(b)
Business Day.....................................................      1.2(a)
Bylaws...........................................................      3.1
CC Lockout Period................................................      4.8(d)
Certificate of Merger............................................      Recitals
Closing..........................................................      1.2(a)
Closing Date.....................................................      1.2(a)
Code.............................................................      1.11(a)
Commission.......................................................      3.4
Confidentiality Agreement........................................      6.6(b)
Consent Solicitations............................................      2.7(b)
Counter Proposal.................................................      6.6(c)
Crystal City Property............................................      4.8(a)
D.C. Area........................................................      4.4(a)
D.C. Properties..................................................      4.8(b)(i)
Declaration of Trust.............................................      3.1
Disclosure Claim.................................................      5.2(a)(ii)
Disclosure Indemnity.............................................      5.2(a)(ii)
Disclosure Loss and Expenses.....................................      5.2(a)(ii)
DRULPA...........................................................      1.1
EBI..............................................................      8.2(b)
Effective Time...................................................      1.2(c)
Employees........................................................      2.22(a)
Environmental Law................................................      2.14
ERISA............................................................      2.22(a)
ERISA Affiliate..................................................      2.22(c)
Escrow Agent.....................................................      1.5(a)

Escrow Agreement.................................................      1.5(a)
Escrow Units.....................................................      1.4(a)
Exchange Act.....................................................      3.4
Excluded Agreements..............................................      2.26
Execution Date...................................................      Article 2
Executive Officers...............................................      4.1(c)
Form S-4.........................................................      4.7(b)(i)
GAAP.............................................................      2.6
Governmental Entity..............................................      2.8(b)
Ground Lease.....................................................      2.9(a)
Ground Lessor Estoppels..........................................      6.11
Ground Lessors...................................................      6.11
GSA..............................................................      6.11
GSA Lease Summaries..............................................      6.11
Hazardous Materials..............................................      2.14
HSR Act..........................................................      2.5
Immediate Family.................................................      1.6(a)
Indemnified Parties..............................................      5.9(a)
Indemnifying Parties.............................................      5.9(a)
Indemnity Notice Date............................................      5.1(a)
Indemnity Period.................................................      5.1(a)
Information Statement............................................      4.7(a)(i)
Issuance Shelf Registration Statement............................      6.12(a)
Knowledge of SCR.................................................      2.33
Knowledge of Vornado.............................................      3.20
Kogod Designee...................................................      4.3(a)
Kogod Family.....................................................      4.3(a)
Laws.............................................................      2.15
Liens............................................................      2.3
Lock Up Agreement................................................      1.6(b)
Maximum Amount...................................................      8.2(e)
Merchandise Mart Properties......................................      4.4(a)
Merger...........................................................      Recitals
Merger Loss and Expenses.........................................      5.3(a)(ii)
Mr. Kogod........................................................      Forepart
Mr. Smith........................................................      Forepart
NYSE.............................................................      1.7(b)
Nominee..........................................................      4.3(c)
Other Loss and Expenses..........................................      5.3(a)(ii)
Partner Claims...................................................      5.3(a)(ii)
Partner Claim Indemnity..........................................      5.3(a)(ii)
Partner Consolidation Claim......................................      5.3(a)(i)
Partner Consolidation Indemnity..................................      5.3(a)(i)
Partner Consolidation Loss and Expenses..........................      5.3(a)(i)
Partner Merger Claim.............................................      5.3(a)(ii)
Partner Merger Indemnity.........................................      5.3(a)(ii)
Partnership Acquisition Transactions.............................      5.3(a)(i)

Partnership Vote.................................................      2.18
Payor............................................................      8.2(c)
Permits..........................................................      2.16
Permitted SCR Mortgage Debt......................................      2.8(a)(ii)
Pension Plan.....................................................      2.22(b)
Permitted Vornado Mortgage Debt..................................      3.8(a)(ii)
Permitted Transferees............................................      4.3(f)
Person...........................................................      2.14
Plans............................................................      2.22(b)
Property Liens...................................................      2.8(a)
Pro Rata Share of the Escrow Units...............................      5.2(c)(iii)
Prospectus.......................................................      4.7(b)(i)
Qualifying Income................................................      8.2(e)
Recipient........................................................      8.2(c)
Redemption Notice Date...........................................      4.4(c)
Registration Rights Agreements...................................      1.7(a)(i)
Regulation D.....................................................      4.7(a)(i)
REIT.............................................................      Forepart
Rent Roll........................................................      2.10(a)
Representation & Warranty Loss and Expenses......................      5.2(a)
Representation and Warranty Indemnity............................      5.2(a)
Representative...................................................      1.5(b)
Sale.............................................................      6.6(a)(i)
SCR..............................................................      Forepart
SCR Acquisition Agreement........................................      8.2(b)
SCR Class A Unit.................................................      1.4(d)
SCR Class B Unit.................................................      1.9(b)
SCR Class C Unit.................................................      1.4(a)
SCR Class D Unit.................................................      1.4(a)
SCR Financial Statements.........................................      2.20(a)
SCR GP...........................................................      Forepart
SCR Indemnified Persons..........................................      5.5(a)
SCR Loss and Expenses............................................      5.5(a)
SCR Material Adverse Effect......................................      2.6
SCR Merger Voting Agreement......................................      Recitals
SCR Options......................................................      1.10(b)(i)
SCR Partnership Agreement........................................      1.4(a)
SCR Permitted Liens..............................................      2.8(a)
SCR Properties...................................................      2.8(a)
SCR Provided Information.........................................      5.2(a)(ii)
SCR Representative...............................................      6.6(a)(ii)
SCR Subsidiaries.................................................      2.1(b)
SCR Subsidiary...................................................      2.1(b)
SCR Tax Protection Agreements....................................      2.32(d)
SCR Unit Repurchase..............................................      4.7(a)(i)
SCR Unit Repurchase Period.......................................      4.7(a)(i)
SCR Unitholders..................................................      1.1

SCR Units........................................................      1.4(a)
SCR/Vornado Tax Protection Agreements............................      2.32(d)
Secretary........................................................      1.2(b)
Securities Act...................................................      3.4
Significant Tenants..............................................      6.11
SK Group.........................................................      5.3(a)
SMI..............................................................      Forepart
Smith Designee...................................................      4.3(a)
Smith Family.....................................................      4.3(a)
Space Lease......................................................      2.10(a)
SRW..............................................................      4.4(e)
SRW Inc..........................................................      4.4(e)
SRW OP...........................................................      4.4(e)
SRW Subs.........................................................      4.4(e)
Substituted $24 Options..........................................      1.10(a)(i)
Substituted $34 Options..........................................      1.10(b)(i)
Superior Acquisition Proposal....................................      6.6(d)
Surviving GP.....................................................      1.3
Surviving Partnership............................................      1.1
Surviving Partnership Agreement..................................      1.3
Taxes............................................................      2.17
Tax Partnership..................................................      6.10(b)
Tax Reporting and Protection Agreement...........................      4.2
Tenant Estoppels.................................................      6.11
Third Party Management Contracts.................................      2.11(a)
Transfer.........................................................      4.3(f)
Unaccredited SCR Unitholders.....................................      4.7(a)
Unit Exchange Ratio..............................................      1.4(d)
VNOP Unit........................................................      1.4(d)
Vornado..........................................................      Forepart
Vornado Board....................................................      3.1
Vornado CESCR Subs...............................................      Recitals
Vornado Common Shares............................................      3.3
Vornado Disclosure Indemnified Person............................      5.2(a)(ii)
Vornado Employee Share Plans.....................................      3.3
Vornado Engineering Reports......................................      3.9
Vornado Excess Shares............................................      3.3
Vornado Financial Statements.....................................      3.5
Vornado Financial Statements Date................................      3.6
Vornado Indemnified Persons......................................      5.3(a)
Vornado Indemnity................................................      5.5(a)
Vornado LLC......................................................      Recitals
Vornado LLC II...................................................      Recitals
Vornado Material Adverse Change..................................      3.6
Vornado Material Adverse Effect..................................      3.1
Vornado Merger Sub...............................................      Forepart
Vornado Merger Voting Agreement..................................      Recitals

Vornado OP.......................................................      Forepart
Vornado Options..................................................      3.3
Vornado OP Partnership Agreement.................................      1.4(d)
Vornado OP Partnership Agreement Amendment.......................      4.12
Vornado Permitted Liens..........................................      3.8(a)
Vornado Preferred Shares.........................................      3.3
Vornado Properties...............................................      3.8(a)
Vornado Provided Information.....................................      5.2(a)
Vornado REIT.....................................................      Forepart
Vornado Related Agreements.......................................      2.26
Vornado SEC Documents............................................      3.5
Vornado Series A Preferred Shares................................      3.3
Vornado Series B Preferred Shares................................      3.3
Vornado Series C Preferred Shares................................      3.3
Vornado Series D-1 Preferred Shares..............................      3.3
Vornado Series D-2 Preferred Shares..............................      3.3
Vornado Series D-3 Preferred Shares..............................      3.3
Vornado Series D-4 Preferred Shares..............................      3.3
Vornado Series D-5 Preferred Shares..............................      3.3
Vornado Series D-6 Preferred Shares..............................      3.3
Vornado Series D-7 Preferred Shares..............................      3.3
Vornado Series D-8 Preferred Shares..............................      3.3
Vornado Series D-9 Preferred Shares..............................      3.3
Vornado Subsidiary...............................................      3.2
Vornado Voting Agreement.........................................      4.3
Window Period....................................................      6.12(a)

      STRICTLY CONFIDENTIAL                               EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER



      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of October 18, 2001, by and among VORNADO REALTY L.P., a Delaware limited partnership ("Vornado OP"), VORNADO REALTY TRUST, a Maryland real estate investment trust (a "REIT") and the sole general partner of Vornado OP ("Vornado REIT"), VORNADO MERGER SUB L.P., a Delaware limited partnership ("Vornado Merger Sub" and, together with Vornado REIT and Vornado OP, "Vornado"), CHARLES E. SMITH COMMERCIAL REALTY L.P., a Delaware limited partnership ("SCR"), and CHARLES E. SMITH COMMERCIAL REALTY L.L.C., a Delaware limited liability company and the sole general partner of SCR ("SCR GP"), and, with respect to Article 5 only, Robert H. Smith, individually ("Mr. Smith"), Robert P. Kogod, individually ("Mr. Kogod"), and Charles E. Smith Management, Inc., a District of Columbia corporation ("SMI").

                                 R E C I T A L S

      A. Vornado REIT and SCR GP have deemed it advisable and in the best interests of the limited partners of Vornado OP and SCR, respectively, that, subject to the conditions and other provisions contained herein, Vornado OP acquire SCR through a merger of Vornado Merger Sub with and into SCR with the units of limited partnership interest in SCR (other than those held by subsidiaries of Vornado) being converted into units of limited partnership interest in Vornado OP and the partners in Vornado Merger Sub becoming the sole partners in SCR, as set forth herein (the "Merger").

      B. Upon the terms and subject to the conditions set forth herein, SCR shall execute a Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as EXHIBIT A and shall file such Certificate of Merger in accordance with Delaware law to effectuate the Merger.

      C. As an inducement to Vornado REIT and Vornado OP to enter into this Agreement, Messrs. Smith and Kogod have entered into, and delivered to Vornado REIT and Vornado OP, a voting agreement in substantially the form attached hereto as EXHIBIT B (the "SCR Merger Voting Agreement"), pursuant to which Messrs. Smith and Kogod have agreed, among other things, to vote their SCR Units (as defined herein) to approve this Agreement, the Merger and any other matters which require their votes in connection with the transactions contemplated by this Agreement, except as set forth therein.

      D. As an inducement to SCR, SCR GP, Messrs. Smith and Kogod and SMI to enter into this Agreement, Vornado and the Vornado CESCR Subs (as defined herein) have entered into a voting agreement in substantially the form attached hereto as EXHIBIT C

(the "Vornado Merger Voting Agreement"), pursuant to which Vornado and the Vornado CESCR Subs have agreed, among other things, to vote their SCR Units to approve this Agreement, the Merger and any other matters which require their votes in connection with the transactions contemplated by this Agreement, except as set forth therein.

      E. Vornado and SCR desire to make certain representations, warranties and agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

            1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the "DRULPA"), Vornado Merger Sub shall be merged with and into SCR, with the holders of partnership interests in SCR (other than the Vornado CESCR Subs) (the "SCR Unitholders") receiving units of limited partner interest in Vornado OP, as set forth in Section 1.4, and with the partners in Vornado Merger Sub becoming the sole partners in the Surviving Partnership (as defined herein). As a result of the Merger, the separate existence of Vornado Merger Sub shall cease and SCR shall continue as the surviving partnership (the "Surviving Partnership") of the Merger. The name of the Surviving Partnership shall be "Charles E. Smith Commercial Realty L.P."

            1.2   Closing; Effective Time.

                  (a) The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (EST) on December 31, 2001, subject to satisfaction or waiver of the conditions set forth in Sections 7.1, 7.2 and 7.3 on or before such date, at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, or such later date (which shall not be later than the third Business Day after satisfaction or waiver of the conditions set forth in Sections 7.1,
7.2 and 7.3) or other place as agreed to by the parties hereto (the "Closing Date"). As used in this Agreement, the term "Business Day" shall mean any weekday other than a banking holiday in New York City.

                  (b) At the Effective Time, (i) the limited partner interest in Vornado Merger Sub outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be exchanged for the limited partner interest in the Surviving Partnership and
(ii) the general partner interest in Vornado Merger Sub outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be exchanged for the general partner interest in the Surviving Partnership.

                  (c) At the Closing, as soon as practicable following satisfaction or waiver of the conditions set forth in Article 7, SCR shall execute and file the Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware (the "Secretary") and shall make all other filings and recordings required under the DRULPA. The parties contemplate that the Merger shall become effective as of 12:01 a.m. on January 1, 2002, or at such later time which Vornado and SCR shall agree upon and designate in the Certificate of Merger filed with the Secretary in accordance with applicable law (the time the Merger becomes effective, the "Effective Time"). Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date or the date immediately following the Closing Date.

            1.3 Effects of Merger on Surviving Partnership. The Merger shall have the effects set forth in the DRULPA. At the Effective Time, the agreement of limited partnership of Vornado Merger Sub in substantially the form attached hereto as EXHIBIT D shall be the partnership agreement of the Surviving Partnership until further amended in accordance with applicable Delaware law. The sole general partner of the Surviving Partnership shall be Vornado CESCR Gen-Par LLC, a Delaware limited liability company, which shall be automatically admitted to the Surviving Partnership as a general partner (the "Surviving GP"), at the Effective Time. Upon its admission to the Surviving Partnership, the Surviving GP shall execute, deliver and file with the Secretary an Amended and Restated Certificate of Limited Partnership of the Surviving Partnership, naming itself as general partner of the Surviving Partnership. The Surviving GP shall continue as the general partner of the Surviving Partnership until it withdraws or is removed in accordance with the Surviving Partnership Agreement and the initial limited partner of the Surviving Partnership shall be Vornado OP, which shall automatically be admitted to the Surviving Partnership as the sole limited partner at the Effective Time.

            1.4   Conversion of SCR Units in the Merger.

                  (a) Conversion of SCR Units. At the Effective Time, and simultaneously with the admission to the Surviving Partnership of the Surviving GP and Vornado OP as the initial limited partner, by virtue of the Merger and without any action on the part of Vornado REIT, Vornado OP, Vornado Merger Sub, SCR or the SCR Unitholders, (i) each SCR Class A Unit (as defined herein) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of VNOP Units (as defined herein) equal to the Unit Exchange Ratio (as defined herein), and (ii) each Class C Unit (as defined in the Second Amended and Restated Agreement of Limited Partnership of SCR, as amended (the "SCR Partnership Agreement")) of SCR (each a "SCR Class C Unit") and each Class D Unit (as defined in the SCR Partnership Agreement) of SCR (each a "SCR Class D Unit" and together with SCR Class A Units, SCR Class B Units (as defined herein) and SCR Class C Units, the "SCR Units") issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor. Notwithstanding the foregoing, a percentage of the VNOP Units entitled to be received in exchange for each SCR Class A Unit equal to 609,756 divided by the total number of VNOP Units issued in the Merger (collectively, the "Escrow Units") shall be subject to the indemnity provisions of

Sections 5.2 through 5.4 and the Escrow Agreement. Each SCR Unitholder shall be entitled to receive his or her ratable share of any VNOP Units held pursuant to the Escrow Agreement in accordance with the terms of this Agreement and the Escrow Agreement and, so long as the Escrow Units are held pursuant to the Escrow Agreement, shall have the voting, distribution and other rights with respect to such ratable share set forth in the Escrow Agreement.

                  (b) No Further Rights as Holders of SCR Units. At and as of the Effective Time, the transfer books of SCR shall be closed with respect to the transfer of SCR Units and no transfer of SCR Units shall thereafter be made. At and after the Effective Time, SCR Unitholders shall cease to be Limited Partners or Assignees or the General Partner (as such terms are defined in the SCR Partnership Agreement), as the case may be, of SCR and shall have no further interest in SCR or the Surviving Partnership or any allocations or distributions of their respective income or property or otherwise, except for the right to receive the consideration into which such SCR Units have been converted pursuant to Section 1.4(a).

                  (c) No Fractional Units. Vornado OP shall not issue any fractional VNOP Units upon conversion of SCR Units pursuant to Section 1.4(a) or upon distribution of VNOP Units by the Escrow Agent pursuant to the terms of the Escrow Agreement (as defined herein). Fractions of a VNOP Unit otherwise issuable that are greater than or equal to one-half of a VNOP Unit shall be rounded to the next largest integral number of VNOP Units. Fractions of a VNOP Unit otherwise issuable that are less than one-half of a VNOP Unit shall be rounded down to the next smallest integral number of VNOP Units.

                  (d) Exchange Ratio. The exchange ratio (the "Unit Exchange Ratio") shall be 0.7898 of a Class A Unit (as defined in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., as heretofore amended and as further amended pursuant to Section 4.12 hereof (the "Vornado OP Partnership Agreement")) of Vornado OP ("VNOP Unit"), for each Class A Unit (as defined in the SCR Partnership Agreement) of SCR ("SCR Class A Unit") outstanding immediately prior to the Effective Time.

                  (e) Notwithstanding any other provision contained in this Agreement or the SCR Partnership Agreement, upon the Effective Time, each of the partners of SCR (other than the Vornado CESCR Subs) listed in the books and records of SCR immediately prior to the Effective Time, shall be automatically admitted to Vornado OP as a limited partner of Vornado OP (an "Additional Limited Partner"), with or without executing the Vornado OP Partnership Agreement or a counterpart signature page thereto, and without any further act, approval or vote of any Person. Each such Additional Limited Partner shall, upon such admission, be subject to, and bound by, the Vornado OP Partnership Agreement, including all of the terms and conditions of such agreement and the power of attorney granted in Section 15.11 thereof. The name of each such Additional Limited Partner and the number of VNOP Units issued to each such Additional Limited Partner at the Effective Time shall be recorded by Vornado REIT, as general partner of Vornado OP, in the books and records of Vornado OP.

                  (f) In connection with the first distribution to be made by Vornado OP to the holders of VNOP Units after the Effective Time, former SCR Unitholders, as holders of VNOP Units, shall be entitled to receive their pro rata distribution amount in accordance with Section 5 of the Vornado OP Partnership Agreement.

            1.5   Escrow of Certain VNOP Units; Appointment of Representative.

                  (a) At the Closing, immediately prior to the Effective Time, Vornado OP shall deposit or cause to be deposited in escrow with the escrow agent named in the Escrow Agreement (the "Escrow Agent") the Escrow Units. Such VNOP Units shall be deemed deposited by each SCR Unitholder, pro rata based on their respective percentage shares of the total number of VNOP Units issued in the Merger, and shall be held and released in accordance with that certain Escrow Agreement dated as of the Closing Date, among Vornado OP, SCR GP, on behalf of itself, SCR GP, in its capacity as representative of the SCR Unitholders (as defined herein), SMI, Messrs. Smith and Kogod and the Escrow Agent in substantially the form attached hereto as EXHIBIT E (the "Escrow Agreement").

                  (b) SCR GP (or its successors or assigns) is hereby authorized and appointed to act for and on behalf of any or all SCR Unitholders (with full power of substitution) (together with such successors or assigns, the "Representative") in connection with the Merger or this Agreement, including any assertion of any and all claims for satisfaction of a loss by Vornado REIT or Vornado OP pursuant to the terms of this Agreement and the provisions of the Escrow Agreement pertaining thereto and all actions and determinations in connection therewith. SCR and SCR GP hereby agree that Vornado may rely upon the authority of the Representative to act without any inquiry.

            1.6   Lock-Up.

                  (a) No SCR Unitholder shall have the right, during the period commencing on the Effective Time and ending on the first anniversary of the Closing Date, to sell, pledge, hypothecate, transfer or otherwise dispose of, in whole or in part, directly, indirectly or beneficially, any of the VNOP Units issued in connection with the Merger or to exercise redemption rights with respect to any such VNOP Units, except that an SCR Unitholder may transfer all or a portion of its VNOP Units issued in connection with the Merger (i) in the case of an SCR Unitholder who is an individual, to his or her spouse, parents, descendants (natural, adoptive, or by re-marriage), nephews, nieces, brothers, sisters, and their respective spouses (the "Immediate Family"), any trust formed solely for the benefit of the SCR Unitholder and/or any member of his or her Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity in which such SCR Unitholder and/or any member of his Immediate Family, directly or indirectly, own at least 75% of the equity interests, (ii) in the case of an SCR Unitholder which is a trust, to the beneficiaries of such trust who are "accredited investors" (as such term is defined under Regulation D (as defined herein)), (iii) in the case of an SCR Unitholder which is a partnership, limited liability company, joint venture, corporation or other business entity, to any of its partners, members, joint venturer, stockholders, or other owners, as the case may be, who directly or indirectly owned interests in such SCR

Unitholder at the time of the proposed transfer and who are "accredited investors", (iv) pursuant to a gift or other transfer without consideration, (v) pursuant to applicable laws of descent or distribution, (vi) to a charitable foundation established and maintained by or on behalf of such SCR Unitholder or a member of such SCR Unitholder's Immediate Family, and (vii) to one or more lenders as a pledge of collateral pursuant to a bona fide financing incurred for investment or other purposes upon customary commercial terms; provided, however, that no pledge shall be permitted under this Section 1.6(a)(vii) unless the lender in such bona fide transaction agrees in writing with Vornado OP to be bound by the terms of this Section 1.6 and foreclosure by such lender shall be permitted during the one-year lock-up period, except that any sale by the lender to a third party purchaser following foreclosure shall not be permitted. In the case of any transfer described in clauses (i) through (vii) of the preceding sentence, any transfer must comply with Sections 11.3(C), 11.3(D), 11.3(E), 11.4 and 11.6 of the Vornado OP Partnership Agreement and then only if the transferee agrees in writing satisfactory to the General Partner, acting reasonably, to be bound by the terms of the lock-up contained in this Section 1.6(a) and, if applicable, the applicable Lock-Up Agreement. A trust or other entity will be considered formed "for the benefit" of an SCR Unitholder's Immediate Family member even though some other Person has a remainder interest under or with respect to such trust or other entity.

                  (b) In addition to the restrictions contained in Section 1.6(a), members of the SK Group and any other SCR Unitholders may agree to further restrictions on transfers of VNOP Units or Vornado Common Shares (as defined herein) received upon redemption of VNOP Units in exchange for extended tax protection by entering into, at or prior to the Effective Time, a lock-up agreement in substantially the form attached hereto as EXHIBIT F (a "Lock-Up Agreement"), and such persons shall be entitled to an extended tax protection as set forth in the Tax Reporting and Protection Agreement (as defined herein). SCR Unitholders may elect to enter into a Lock-Up Agreement by properly completing and returning an election form provided by SCR to SCR Unitholders and executing and delivering a Lock-Up Agreement prior to the Effective Time.

            1.7 Registration Rights Agreements. (a) At the Closing, Vornado REIT shall enter into Registration Rights Agreements in substantially the form attached hereto as EXHIBIT G-1 and EXHIBIT G-2 for the benefit of the parties named therein with respect to the Vornado Common Shares issued upon redemption of VNOP Units issued to such Persons (or their beneficiaries) in connection with the Merger (the "Registration Rights Agreements").

                  (b) Vornado REIT shall use its commercially reasonable efforts to cause the Vornado Common Shares that are issued upon redemption of VNOP Units received by holders of SCR Units in connection with the Merger to be listed on the New York Stock Exchange ("NYSE") at the time the applicable registration statement is declared effective by the Commission (as defined herein).

            1.8 No Appraisal Rights. The holders of SCR Units are not entitled under applicable law to appraisal rights as a result of the Merger.

            1.9 SCR Pre-Merger Distribution. (a) Immediately prior to the Effective Time, SCR shall make a cash distribution to the holders of SCR Class D Units of an amount equal to the Class D Preferential Distribution Amount (as defined in the SCR Partnership Agreement) accrued between the date immediately following the last date upon which a Class D Preferential Distribution (as defined in the SCR Partnership Agreement) was made and the date immediately prior to the Effective Time.

                  (b) Immediately prior to the Effective Time, SCR shall make a cash distribution to the holders of SCR Class A Units, SCR Class B Units and SCR Class C Units of an amount equal to $0.004861 per SCR Class A Unit, Class B Unit (as defined in the SCR Partnership Agreement) of SCR ("SCR Class B Unit") or SCR Class C Unit, as the case may be, or such other amount as may be agreed to by the parties hereto, multiplied by the lesser of (i) the number of days since the end of the last calendar quarter for which a distribution has been made, or (ii) the number of days the SCR Class A Unit, SCR Class B Unit or SCR Class C Unit, as the case may be, has been issued and outstanding.

            1.10   SCR Options.

                  (a) $24 SCR Options. (i) At the Effective Time, 50% of the outstanding options to purchase SCR Units that have an exercise price of $24.00 per SCR Unit (each a "$24 SCR Option") held by each holder of $24 SCR Options shall be automatically converted into options to purchase a number of Vornado Common Shares (a "Substituted $24 Option") equal to the number of SCR Units that could have been purchased (assuming full vesting) under such converted $24 SCR Options multiplied by the Unit Exchange Ratio (rounded down to the nearest whole number of Vornado Common Shares) at an exercise price per Vornado Common Share equal to $30.39. Each such Substituted $24 Option shall be fully vested, shall have the same expiration date as the applicable $24 SCR Option (except that it shall be exercisable for a period of one (1) year after termination of employment), and shall otherwise be subject to the terms and conditions of the Vornado Realty Trust 1993 Omnibus Share Plan. For purposes of expiration and otherwise, the date of grant of the Substituted $24 Option shall be the date on which the corresponding $24 SCR Option was granted. In respect of the Vornado Common Shares underlying each Substituted $24 Option, Vornado REIT shall keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as the Substituted $24 Options remain outstanding.

                        (ii) As soon as practicable after the date hereof and subject to applicable law, Vornado shall offer to purchase, subject to consummation of the Merger, the remaining 50% of the outstanding $24 SCR Options held by each holder of $24 SCR Options on the date hereof from such holder for an amount in cash in respect thereof equal to the product of (1) $8.38 times (2) the number of SCR Units subject thereto; provided, however, that, with respect to the Persons identified in SCHEDULE 1.10(a)(ii) (the "$24 Buy-Out Optionees") who hold such number of SCR Options set forth opposite their respective names in
SCHEDULE 1.10(a)(ii), at the Effective Time, Vornado shall offer to purchase, subject to consummation of the Merger, all $24 SCR Options held by such $24 Buy-Out Optionees on the date hereof for an amount in cash in respect thereto equal to the product of (1) $8.38 times (2) the number of SCR Units for which such $24 Buy-Out Optionee's $24

SCR Options are exercisable. If the holder of any $24 SCR Option tenders options subject to the offer to purchase and the letter of transmittal relating to such options is received by Vornado prior to 11:59 p.m., Eastern Time, on the day immediately prior to the Effective Time, then within seven (7) business days after the Effective Time, Vornado shall, subject to reduction for required withholding taxes, pay to each such tendering former holder of $24 SCR Options the purchase price thereof. At the Effective Time, any and all options irrevocably tendered for cash in accordance with this Section 1.10(a)(ii) shall be assumed by Vornado and shall be automatically converted into options to purchase a number of Vornado Common Shares (an "Assumed $24 Option") equal to the number of SCR Units that could have been purchased (assuming full vesting) under such converted $24 SCR Options multiplied by the Unit Exchange Ratio (rounded down to the nearest whole number of Vornado Common Shares) at an exercise price per Vornado Common Share equal to $30.39. Each such Assumed $24 Option shall be fully vested and shall otherwise be subject to the same terms and conditions as such $24 SCR Option for which it is substituted. Each Assumed $24 Option corresponding to a $24 SCR Option irrevocably tendered for cash shall be terminated upon payment of the purchase price therefor in accordance with this Section 1.10(a)(ii).

                        (iii) All $24 SCR Options not converted into Substituted $24 Options in accordance with Section 1.10(a)(i) or tendered for cash as contemplated by Section 1.10(a)(ii) shall terminate immediately prior to the Effective Time in accordance with their terms.

                  (b) $34 SCR Options. (i) At the Effective Time, each outstanding option to purchase SCR Units that has an exercise price of $34.00 per SCR Unit (each a "$34 SCR Option" and together with the $24 SCR Options, the "SCR Options") shall be automatically converted into an option to purchase a number of Vornado Common Shares (a "Substituted $34 Option") equal to the number of SCR Units that could have been purchased (assuming full vesting) under such $34 SCR Option multiplied by the Unit Exchange Ratio (rounded down to the nearest whole number of Vornado Common Shares) at an exercise price per Vornado Common Share equal to $43.05. Each such Substituted $34 Option shall be fully vested, shall have the same expiration date as the applicable $34 SCR Option (except that it shall be exercisable for a period of one (1) year after termination of employment), and shall otherwise be subject to the terms and conditions of the Vornado Realty Trust 1993 Omnibus Share Plan. For purposes of expiration and otherwise, the date of grant of the Substituted $34 Option shall be the date on which the corresponding $34 SCR Option was granted. In respect of the Vornado Common Shares underlying each Substituted $34 Option, Vornado REIT shall keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted $34 Options remain outstanding.

                        (ii) Vornado may, at any time prior to or after the Effective Time, offer to purchase, subject to consummation of the Merger, all $34 SCR Options outstanding on the date hereof from the holders thereof for an amount in cash in respect thereof determined by Vornado in its sole discretion. If Vornado makes such an offer and the holder of any $34 SCR Option tenders options subject to the offer to purchase and the letter of transmittal relating to such options is received by Vornado prior to the expiration time set forth in such offer, then, within seven (7) business days after the expiration time set forth in such offer, Vornado shall, subject to reduction for required withholding taxes, pay to each such tendering former holder of $34 SCR Options the purchase price thereof.

                        (iii) With respect to certain Persons identified in
SCHEDULE 1.10(b)(iii) (the "$34 Buy-Out Optionees") who hold such number of $34 SCR Options set forth opposite their respective names in SCHEDULE 1.10(b)(iii), at the Effective Time, Vornado shall purchase from each such $34 Buy-Out Optionee for an amount in cash in respect thereto equal to the product of (i) $3.50 times (ii) the number of SCR Units for which such $34 Buy-Out Optionee's $34 SCR Options are exercisable.

                  (c) As promptly as reasonably practicable after the Effective Time, Vornado REIT shall issue to each holder of Substituted $24 Options and Substituted $34 Options a document evidencing the assumption of such holder's SCR Options by Vornado REIT.

                  (d) SCR shall not take the position for federal, state or local income tax purposes that it is entitled to, and shall not include on any federal, state or local income tax returns, any deduction in respect of a Substituted $24 Option, Assumed $24 Option, or Substituted $34 Option, or in respect of a $34 SCR Option that is purchased by Vornado pursuant to Sections 1.10(b)(ii) or 1.10(b)(iii) hereof.

            1.11  Tax Characterization of the Merger.

                  (a) Vornado Merger Sub, which is owned entirely by Vornado OP and an entity that is owned entirely by Vornado OP and disregarded for federal income tax purposes, is disregarded as an entity for federal income tax purposes under Treasury Regulation Section 301.7701-3. Following the merger, SCR will be owned entirely by Vornado OP and another entity that is owned entirely by Vornado OP and that is disregarded for federal income tax purposes under Treasury Regulation Section 301.7701-3, with the result that SCR will be disregarded as an entity for federal income tax purposes following the Merger, and Vornado OP will be treated as owning directly all of the assets of SCR. For federal income tax purposes, the Merger, regardless of form, shall be treated as a contribution by SCR of all of its assets, subject to all of its liabilities, to Vornado OP in exchange for partnership interests in Vornado OP, as provided for herein, under Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), followed by a distribution of those partnership interests in Vornado OP to the holders of partnership units in SCR (other than Vornado CESCR LLC ("Vornado LLC") and Vornado CESCR II LLC ("Vornado LLC II", and together with Vornado LLC, the "Vornado CESCR Subs")).

                  (b) Pursuant to Treasury Regulation Section 1.708-1(c)(3), the Merger shall be treated as an "assets over" form of merger, with the consequences set forth in Treasury Regulation Section 1.708-1(c)(3)(i). In addition, if and to the extent that any transaction entered into pursuant to this Agreement or otherwise deemed undertaken in connection with the transactions contemplated by this Agreement is treated for federal income tax purposes as a direct or indirect transfer of cash from Vornado OP to a holder of SCR Units that would be characterized as a sale for federal income tax purposes (including purchases of SCR Units pursuant to Section 4.7(a) and payments to holders of SCR Options pursuant to Section 1.10) pursuant to Treasury Regulation Section 1.708-1(c)(4), such sale shall be treated by all parties as a sale of such SCR Units by the former holder of SCR Units receiving (or deemed to receive) such cash to Vornado OP and as a direct purchase by Vornado OP of such SCR Units from such former holder of SCR Units immediately prior to the Merger (and not as a transfer of cash from Vornado OP to SCR as part of the Merger). Each holder of SCR Units who receives, directly or indirectly, any cash in connection with the Merger shall be deemed, by such holder's act of receiving and accepting such cash, to have agreed to the characterization of such transaction as set forth in the immediately preceding sentence for purposes of Treasury Regulation Section 1.708-1(c)(4).


                                  ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SCR

      SCR represents and warrants to Vornado as follows, which representations and warranties shall be true and shall be given only as of the date of this Agreement (the "Execution Date") and shall survive the Execution Date as set forth in Section 5.1:

            2.1   Organization, Good Standing and Qualification.

                  (a) SCR has been duly formed and is validly existing as a limited partnership in good standing under the DRULPA with partnership power and authority to own, lease and operate its properties, conduct the business in which it is engaged and perform its obligations under this Agreement. SCR is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a SCR Material Adverse Effect (as defined herein). SCR has furnished or made available to Vornado true and complete copies of its Certificate of Limited Partnership and the SCR Partnership Agreement, as amended or supplemented to the date of this Agreement.

                  (b) SCHEDULE 2.1 sets forth for each entity in which SCR, directly or indirectly, owns or controls any of the voting or economic interest (each, a "SCR Subsidiary" and collectively, the "SCR Subsidiaries"), the name of each such entity and the ownership interest therein of SCR. Each of the SCR Subsidiaries is duly organized and validly existing and in good standing under the laws of its respective jurisdiction of organization, with power and authority to own, lease and operate the properties that it owns and to conduct the business in which it is engaged. Each of the SCR Subsidiaries is duly qualified or licensed to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification or licensing other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a SCR Material Adverse Effect.

            2.2 Power, Authority and Enforceability. SCR has the requisite partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by SCR and the consummation by SCR of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership action on the part of SCR. This Agreement has been duly executed and delivered by SCR and constitutes the legal, valid and binding agreement of SCR enforceable against SCR in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

            2.3 Ownership of SCR Subsidiaries. Except as set forth in SCHEDULE 2.3, SCR or a SCR Subsidiary owns all of the partnership interests or other ownership interests in each SCR Subsidiary and all equity interests in each SCR Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by SCR or another SCR Subsidiary free and clear of all pledges, claims, liens, charges, security interests, and encumbrances of any kind or nature whatsoever (collectively, "Liens") except for Liens that, in the aggregate, do not have a SCR Material Adverse Effect. Except for the equity or other ownership interests in the SCR Subsidiaries or investment securities and except as set forth in SCHEDULE 2.3, SCR does not own, directly or indirectly, any capital stock or other ownership interest in any Person (as defined herein). Except as set forth in SCHEDULE 2.3, no person other than SCR or a SCR Subsidiary holds any rights, subscriptions, warrants, options, conversion rights or agreements of any kind to purchase or otherwise acquire from any SCR Subsidiary any securities or obligations of any kind convertible into any partnership interest or other ownership interest of any kind in such SCR Subsidiary. Except as set forth on SCHEDULE 2.3, SCR does not own, directly or indirectly, 50% or more of the capital or profits interests in any entity that is treated as a "partnership" for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3.

            2.4 Capitalization. The only interests in SCR outstanding are the SCR Class A Units, the SCR Class B Units, the SCR Class C Units and SCR Class D Units (all as defined in the SCR Partnership Agreement). As of the date hereof, there are outstanding 19,687,231 SCR Class A Units, 105,358 restricted SCR Class A Units, no SCR Class B Units, 2,500,000 SCR Class C Units and 7,679,365 SCR Class D Units, and SCR Options to purchase approximately an additional 1,254,418 SCR Class A Units. In addition, an aggregate of 94,456 SCR Class A Units and SCR Class B Units are authorized to be issued pursuant to future grants of SCR Options under the Charles E. Smith Commercial Realty L.P. Amended and Restated 1997 Employee Unit Option Plan. Except as set forth in this Section 2.4, no interests of SCR are issued, reserved for issuance or outstanding. All outstanding interests in SCR are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or indebtedness of SCR or any other entity which give the holder thereof the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of interests in SCR may vote. Except as set forth in SCHEDULE 2.4, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which

SCR or any SCR Subsidiary is a party or by which such entity is bound, obligating SCR or any SCR Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional interests in SCR or any such SCR Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in SCHEDULE 2.4, there are no outstanding contractual obligations of SCR or any SCR Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest or other ownership interests in SCR or any SCR Subsidiary or to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a SCR Subsidiary).

            2.5   Noncontravention. Except in connection with consents listed on
SCHEDULE 2.5, the execution, delivery and performance of this Agreement by SCR and the consummation by SCR of the Merger and the other transactions contemplated hereby will not violate the SCR Partnership Agreement, or the partnership agreement, limited liability company agreement, or other similar organization document, as the case may be, of any SCR Subsidiary as in effect on the date hereof, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights or termination, amendment, acceleration or cancellation of, any other material agreement, indenture or instrument to which SCR or any SCR Subsidiary is a party or by which any property or asset of SCR or any SCR Subsidiary is bound or affected, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to SCR or any SCR Subsidiary or by which any property or asset of SCR or any SCR Subsidiary is bound or affected. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined herein) is required by or with respect to SCR or any SCR Subsidiary in connection with the execution and delivery of this Agreement or the consummation by SCR of any of the transactions contemplated by this Agreement, except for (A) such filings as may be required in connection with the payment of any Transfer Taxes (as defined herein), (B) the filing by any person of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to the extent applicable, and (C) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in SCHEDULE 2.5 or which, if not obtained or made, would not, in the aggregate, have a SCR Material Adverse Effect or prevent the consummation of the Merger.

            2.6 Absence of Certain Changes or Events. Since June 30, 2001, SCR and each SCR Subsidiary has conducted its business in the ordinary course consistent with its past practices and there has not been (i) any occurrence or circumstance affecting SCR or any SCR Subsidiary that would have, or that with the passage or time would reasonably be expected to have, a material adverse effect on the operations, assets, business, affairs, properties, or financial condition of SCR and the SCR Subsidiaries, taken as a whole (a "SCR Material Adverse Effect"), (ii) any damage, destruction or loss not covered by insurance (subject to deductibles), (iii) any change in accounting methods, principles or practices by SCR or any SCR Subsidiary, except insofar as required by a change in generally accepted accounting principles ("GAAP"), (iv) except as set forth in SCHEDULE 2.6 or as otherwise provided for in this Agreement, any declaration, setting aside or payment of any distribution (whether in cash, stock or property) with respect to any interests in

SCR, or (v) any split, combination or reclassification of any interests in SCR or any issuance or the authorization of any issuance of any other securities in respect of, or in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, its interests or any issuance of any ownership interest in any SCR Subsidiary.

            2.7 Litigation. (a) Except as set forth in SCHEDULE 2.7(a), and other than personal injury, routine tort litigation that has arisen from the ordinary course of operation of SCR and the SCR Subsidiaries and which are covered by adequate insurance (other than deductibles), and routine appeals relating to real property tax assessments, there is no action, suit or proceeding pending or, to the knowledge of SCR, threatened against or affecting SCR or any SCR Subsidiary which, if determined adversely to SCR or any SCR Subsidiary, individually or in the aggregate, could reasonably be expected to
(A) have a SCR Material Adverse Effect or (B) prevent the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SCR or any SCR Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have either such effect.

               (b) There has not been any claim by any partner or former partner (or any person claiming a direct or indirect interest in such partner or former partner) in SCR or any of the Property Partnerships (as defined in the applicable Confidential Solicitation of Consents, Exchange Offer and Private Placement Memoranda set forth on SCHEDULE 2.7(b) (collectively, the "Consent Solicitations")), arising out of the transactions contemplated by this Agreement or the Consent Solicitations.

            2.8   Title to SCR Properties; Leasehold Interests; Zoning.

               (a) SCR, or a SCR Subsidiary, has good and marketable fee simple title or leasehold title, as the case may be, to each of the real properties shown on SCHEDULE 2.8(a) (the "SCR Properties"), in each case free and clear of all imperfections in title, easements, liens, mortgages, encumbrances, pledges, claims, charges, options, defects, preferential purchase rights, or other encumbrances (collectively referred to herein as "Property Liens"), except for the following ("SCR Permitted Liens"):

                    (i) Property Liens for real property taxes and assessments for water and sewer assessments or similar assessments, in each case not yet due and payable;

                    (ii) the mortgage debt shown on SCHEDULE 2.8(a)(ii) (the "Permitted SCR Mortgage Debt");

                    (iii) rights of tenants in possession under Space Leases (as defined herein); and

                    (iv) Property Liens that do not, individually or in the aggregate, materially detract from the value or current or potential use of any SCR Property.

               Except as set forth in SCHEDULE 2.1 and SCHEDULE 2.8(a), no other Person has any ownership interest in any of the SCR Properties and neither SCR nor any SCR Subsidiary owns or leases any interest in real property.

               (b) Except as set forth in SCHEDULE 2.8(b), neither SCR nor any SCR Subsidiary has knowledge that, nor has any of them received any notice from any nation, government, state or political subdivision of or any agency or department of any thereof (collectively, "Governmental Entity"), to the effect that, any condemnation or rezoning proceedings are pending or threatened with respect to any of the SCR Properties that would have a SCR Material Adverse Effect. Except as set forth in SCHEDULE 2.8(b), no zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation, existence or use of any buildings or other improvements on any of the SCR Properties or by the continued maintenance, operation, existence or use of the parking areas, other than such violations that would not have a SCR Material Adverse Effect.

            2.9   Ground Leases.

               (a) Set forth on SCHEDULE 2.9 is a list of every lease of land on which any of the SCR Properties is located (each, as amended or supplemented, a "Ground Lease"). SCR has made available to Vornado true, correct and complete copies of each Ground Lease, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto as of the date hereof. Each Ground Lease (together with all such documents made available to Vornado) constitutes the entire agreement with the landlord thereunder such that there are no understandings, representations, warranties or promises not set forth in full therein.

               (b) The Ground Leases have been duly executed by, and are in full force and effect as between, the parties thereto.

               (c) Neither SCR or any SCR Subsidiary, on the one hand, nor to the knowledge of SCR, any other party, on the other hand, is in default under any Ground Lease. In addition, as of the date hereof, all payments due under the Ground Leases have been made, no additional payments for any past period are due and payable, and no lessor under the Ground Leases has reasonable grounds for claiming any offsets or other claims for any period prior to the date hereof.

            2.10   Spaces Leases.

               (a) The rent roll provided by SCR to Vornado and dated September 30, 2001 (the "Rent Roll") lists each lease or other right of occupancy in effect as of September 30, 2001, affecting or relating to a SCR Property as of that date in which SCR or a SCR Subsidiary is the landlord, but excluding any Ground Lease (each, a "Space Lease"). SCR has made available to Vornado true, correct and complete copies of all of such Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto as of the date of the Rent Roll. As of the date hereof, there are no Space Leases other than Space Leases reflected on the Rent Roll or entered into after the date thereof in the ordinary course of business. All information set forth in the Rent Roll is true, correct and complete as of the date thereof and each Space Lease described in the Rent Roll is in full force and effect except for those Space Leases that have expired in accordance with their terms.

               (b) Except as set forth in the Rent Roll or in the schedules of aging accounts receivable set forth as SCHEDULE 2.10(b), and except with respect to any payments of monetary obligations that are overdue which SCR has no reason to believe will not be made in the future to the extent due, neither SCR or any SCR Subsidiary, on the one hand, nor, to the knowledge of SCR and the SCR Subsidiaries, any other party, on the other hand, is in default under any Space Lease.

               (c) SCR or a SCR Subsidiary is the owner of the entire lessor's interest in and to each of the Space Leases free and clear of any Liens, other than Liens created under the SCR Permitted Mortgage Debt or the Ground Leases.

               (d) There are no leasing commissions or similar payments that are payable in respect of any of the Space Leases, except (i) as reflected in the SCR Financial Statements (as defined herein), (ii) customary leasing commissions or similar payments that pertain to the Space Leases listed in the Rent Roll,
(iii) with respect to Space Leases entered into after September 30, 2001 that are set forth on SCHEDULE 2.10(d) in the ordinary course of business, and (iv) for the leasing commissions payable to SCR in respect of such Space Leases.

               (e) Except for the projects described on SCHEDULE 2.10(e), no lessor under any of the Space Leases has any obligation to pay for tenant improvements or any obligation to make payments with respect to capital expenditures and similar payments after the date hereof in excess of $25,000 per tenant improvement project or payment obligation.

               (f) Except as set forth in SCHEDULE 2.10(f), no lessee under any of the Space Leases has any (i) option to terminate such Space Lease other than as a result of the default of the landlord, casualty or condemnation of the applicable SCR Property, (ii) options or other rights to renew, extend or expand such Space Lease at either a fixed rental rate or a rental rate that is less than 95% of fair market value at the time of such renewal or extension, or (iii) option or right of first offer or first refusal to purchase any SCR Property in connection with any sale, transfer, assignment or other disposition of such SCR Property.

            2.11   Management Business.

               (a) Set forth in SCHEDULE 2.11 is a list of every contract or agreement that is between SCR or any SCR Subsidiary, on the one hand, and any entity which is not an affiliate of SCR, on the other hand, in connection with the provision of management services ("Third Party Management Contracts") and the stated expiration date of each Third Party Management Contract. SCR has made available to Vornado true, correct and complete copies of all Third Party Management Contracts. Each Third Party

Management Contract is in full force and effect. Neither SCR or any SCR Subsidiary, on the one hand, nor to the knowledge of SCR or any SCR Subsidiary, any other party, on the other hand, is in default under any Third Party Management Contract.

               (b) SCR or a SCR Subsidiary has good and valid title to the Third Party Management Contracts, free and clear of all Liens and has good and valid title to, or the right to use under valid leases or licenses, in each case free and clear of all Liens, all assets (tangible or intangible) necessary to conduct the management and leasing business relating to the SCR Properties and the Third Party Management Contracts as heretofore conducted.

            2.12 Conditions of SCR Properties. Except as disclosed in the engineering reports made available to Vornado that are listed in SCHEDULE 2.12 or as disclosed in the engineering reports obtained by Vornado, the improvements on the SCR Properties are in good condition and repair (normal wear and tear excepted) and have not suffered any casualty or other damage that has not been repaired. There is no patent or, to the knowledge of SCR and the SCR Subsidiaries, latent structural, mechanical or other significant defect or deficiency in the improvements. The equipment owned by SCR or a SCR Subsidiary, or which SCR or a SCR Subsidiary has the right to use under a valid lease or license, is sufficient to permit the full operation of the improvements for their intended purpose.

            2.13 Insurance. SCR and the Property Partnerships have in place public liability, casualty and other insurance coverage with respect to each SCR Property in an amount and on such terms as is reasonable and customary for businesses of the type conducted by SCR and the SCR Subsidiaries. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been fully paid when due. No notice of cancellation has been received or, to the knowledge of SCR and the SCR Subsidiaries, threatened with respect thereto.

            2.14 Environmental Compliance. Except as provided in any environmental report furnished to Vornado with respect to each of the SCR Properties, as identified on SCHEDULE 2.14, to the knowledge of SCR, (i) none of SCR, any of the SCR Subsidiaries or any other Person has caused or permitted (A) the unlawful presence of any Hazardous Materials (as defined herein) on any of the SCR Properties, which presence or occurrence would, in the aggregate, have a SCR Material Effect; or (B) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the SCR Properties as a result of any construction on or operation and use of such SCR Properties which would, in the aggregate, have a SCR Material Adverse Effect; and (ii) the SCR Properties, SCR and the SCR Subsidiaries are in compliance with all applicable Environmental Laws (as defined herein), except to the extent such failure to comply, in the aggregate, would not have a SCR Material Adverse Effect.

         As used in this Agreement, "Hazardous Materials" shall mean any of the following on, under from or affecting the SCR Properties or the Vornado Properties (as defined herein) or any soil, water, vegetation, buildings, personal property, persons or animals located thereon or any neighboring areas: asbestos-containing materials, polychlorinated biphenyls, flammable materials, explosives, radioactive materials, petroleum products and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), in the regulations adopted or publications promulgated pursuant thereto, or in any other applicable federal, state or local laws, ordinances, rules or regulations in effect on the date hereof relating to protection of public health, safety or the environment (each such law, ordinance, rule or regulation, an "Environmental Law").

         For purposes of this Agreement, "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other form of business or legal entity.

            2.15 Compliance with Laws and Other Instruments. Except as set forth in SCHEDULE 2.15, to the knowledge of SCR, none of SCR or any SCR Subsidiary is (i) in violation of its partnership agreement, or other similar organizational documents, (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) in violation of, and none of SCR or any SCR Subsidiary has received any notice of any alleged violation, which has not been cured, of any law, ordinance governmental rule, permit, license, regulation or court decree (collectively, "Laws") to which it or its property or assets may be subject or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permitted necessary to the ownership of its property or the conduct of its business, except for any violations, defaults or failures to comply described in clauses (ii) or (iii) of this Section 2.15 which would not, in the aggregate, have a SCR Material Adverse Effect.

            2.16 Permits. SCR and the SCR Subsidiaries have all material licenses, permits, certificates, franchises or governmental authorizations ("Permits") that are necessary for the ownership, use, operation, maintenance, repair and licensing of the SCR Properties.

            2.17 Taxes. (a) Except as set forth in SCHEDULE 2.17(a), each of SCR and the SCR Subsidiaries has (i) duly and timely filed all tax returns and information returns required to be filed by it (after giving effect to any filing extensions properly granted by a Governmental Entity having the authority to do so) and all such returns are accurate and complete in all material respects and (ii) paid or withheld, as applicable, all Taxes (as defined herein) required to be shown on such returns and reports required to be paid or withheld, as applicable, by it, and the SCR Financial Statements reflect an adequate reserve for all material Taxes payable by SCR (and by those SCR Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements, except for such failures that do not have a SCR Material Adverse Effect. Since the date of the SCR Financial Statements, neither

SCR nor any SCR Subsidiary has incurred any material liability for Taxes other than Taxes incurred in the ordinary course of business. To the knowledge of SCR, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Taxes described in the preceding sentence with respect to the period described in the preceding sentence will be imposed upon SCR or any SCR Subsidiary or any holder of SCR Units as the result of income allocable to such holder from SCR with respect to such SCR Units. Except as set forth in SCHEDULE 2.17(a), or as are reserved for in the SCR Financial Statements, no deficiencies for any Taxes have been assessed or, to the knowledge of SCR, proposed or asserted against SCR or any of the SCR Subsidiaries and no requests for waivers of the time to assess such Taxes are pending, except for such deficiencies that do not have a SCR Material Adverse Effect.

               As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, employee withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

               (b) SCR and each entity in which SCR holds 10% or more of the total outstanding securities of any class of interests of such entity is properly treated for federal income tax purposes either as a partnership or as an entity that is disregarded as a separate entity, rather than as an association taxable as a corporation for federal income tax purposes. Neither SCR nor any entity in which SCR owns a direct or indirect interest and that is properly treated for federal income tax purposes as a partnership or as an entity that is disregarded as a separate entity owns any securities of an entity that is properly treated as a partnership for federal income tax purposes that are not either (i) an equity security for tax purposes, (ii) debt securities that qualify as "straight debt" under Section 856(c)(7) of the Code, or (iii) debt securities secured by a mortgage on real property (as determined for purposes of Section 856(c)(5)(B) of the Code).

               (c) None of the beneficial owners of SCR Units are not "United States persons" within the meaning of Section 7701(a)(30) of the Code.

               (d) To the knowledge of SCR, all of the liabilities of SCR outstanding on the date hereof and expected to be outstanding as of the Effective Date qualify as "qualified liabilities" as defined in Treasury Regulations Section 1.707-5(a)(6).

            2.18 Vote Required; Consents. The consent of SCR GP, as the sole general partner of SCR, the consent of Vornado CESCR Subs, as contemplated by
Section 3.20, and the affirmative vote of the holders of a majority of the SCR Units outstanding, voting in accordance with the SCR Partnership Agreement, are the only votes or consents of the holders of any class or series of partnership interests of SCR or any SCR Subsidiaries necessary or required to approve this Agreement, the Merger and the transactions contemplated hereby (the "Partnership Vote").

            2.19 Investment Company Act. SCR is not an "investment company" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), and assuming the accuracy of the representation of Vornado contained in Section 3.16, is not controlled by an investment company.

            2.20 SCR Financial Statements; Undisclosed Liabilities; Material Contracts.

               (a) The audited combined financial statements for the year ended December 31, 2000 and the unaudited financial statements for the six months ended June 30, 2001 (collectively, the "SCR Financial Statements") have been provided to Vornado and the SCR Financial Statements fairly present the financial position of SCR and the SCR Subsidiaries on a combined basis as of the respective dates, and present the results of operations and changes in financial position for the respective periods, indicated therein, in accordance with GAAP applied on a basis consistent with prior accounting periods (except as may be stated in the notes thereto).

               (b) There exist no liabilities (whether contingent or absolute) of SCR or any SCR Subsidiary except (i) liabilities reflected in the most recent balance sheet included in the SCR Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of such balance sheet that would not be reasonably expected to have a SCR Material Adverse Effect, or
(iii) liabilities that are of the type that would not be required to be reflected on a combined balance sheet of SCR and the SCR Subsidiaries, or in the notes thereto, if such balance sheet were prepared in accordance with GAAP as of the date hereof.

            2.21 Opinion of Financial Advisor. SCR GP, in its capacity as the general partner of SCR, has received a fairness opinion of Goldman, Sachs & Co., SCR's financial advisor, dated as of the date of this Agreement, to the effect that, subject to the matters and assumptions set forth in such opinion, as of such date, the 0.7898 VNOP Unit to be received by the holders of SCR Class A Units for each SCR Class A Unit pursuant to the Merger is fair to such holders from a financial point of view.

            2.22 Employee Benefit Plans. (a) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of SCR and the SCR Subsidiaries (the "Employees"), including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are listed in SCHEDULE 2.22(a). True and complete copies of all Benefit Plans, including any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Vornado.

               (b) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and SCR is not aware of any circumstances likely to result in revocation of any such favorable determination letter so received. There is no material pending or threatened litigation relating to the Plans. Neither SCR nor any SCR Subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject SCR or any SCR Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

               (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by SCR or any SCR Subsidiary with respect to any ongoing, frozen or terminated "single employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single employer plan of any entity which is considered one employer with SCR under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither SCR, any SCR Subsidiary nor any ERISA Affiliate has contributed to a "multiemployer plan" within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4041 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

               (d) All material contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither SCR nor any SCR Subsidiary has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

               (e) Neither SCR nor any SCR Subsidiary has any material obligations for retiree health and life benefits under any Benefit Plan. SCR and the SCR Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

               (f) Except as set forth in SCHEDULE 2.22(f), there has been no amendment to, announcement by SCR or any SCR Subsidiary relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in SCHEDULE 2.22(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any Employees of SCR or any SCR Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans,
(iii) result in any breach or violation of, or a default under, any of the Benefit Plans (iv) limit or restrict the right of SCR to merge, amend or terminate any of the Benefit Plans, or (v) cause SCR or any SCR Subsidiary to record additional compensation expense on its income statement with respect to any outstanding equity option or other equity-based award.

               (g) Except as set forth in SCHEDULE 2.22(g), no Benefit Plan, individually or collectively, provides for any payment by SCR or any SCR Subsidiary to any employee or independent contractor that is an "excess parachute payment" pursuant to Section 280G of the Code.

            2.23 Labor Matters. None of SCR or any SCR Subsidiary is the subject of any material proceeding asserting that SCR or any SCR Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of SCR, threatened, nor has there been for the past two years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving SCR or any SCR Subsidiary, except for any labor strike, dispute, walk-out, work stoppage, slow-down or lockout that, individually or in the aggregate, is not reasonably likely to have a SCR Material Adverse Effect. To the knowledge of SCR, there are no current organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that is reasonably likely to have a SCR Material Adverse Effect. SCR has previously furnished or made available to Vornado correct and complete copies of all labor and collective bargaining agreements to which SCR or any SCR Subsidiary is a party or by which any of them are otherwise bound.

            2.24 Intellectual Property Rights. SCR and the SCR Subsidiaries collectively own and possess all right, title and interest in and to, or have a valid and enforceable license to use, all material intellectual property rights used in connection with their businesses, and none of such intellectual property rights is subject to any claim, judgment, injunction, order, decree, pledge, encumbrance or agreement restricting in any material respect the use or licensing thereof by SCR or the SCR Subsidiaries. Except as set forth in
SCHEDULE 2.24, there are no pending, or, to the knowledge of SCR, threatened claims or proceedings (i) alleging that the use or possession by SCR or any SCR Subsidiary of any of such intellectual property rights, infringes, misappropriates or violates any third person's rights; or (ii) challenging the ownership, possession or use of any registration of any such intellectual property rights, and SCR is not aware of any grounds for such claims or proceedings. To the knowledge of SCR, no Person is infringing, misappropriating or violating any of such intellectual property rights, except where any such infringement, misappropriation or violation would not have a SCR Material Adverse Effect.

            2.25 No Payments to Employees, Officers or Directors. Except as set forth in SCHEDULE 2.22(a), SCHEDULE 2.22(f) or SCHEDULE 2.25 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of the Merger, with respect to any employee, officer or director of SCR or any SCR Subsidiary.

            2.26 Related Party Transactions. Except as set forth in SCHEDULE 2.26, and arrangements, agreements or contracts (a) entered into by and among SCR and/or any of the SCR Subsidiaries and Vornado and/or any of the Vornado Subsidiaries (the "Vornado Related Agreements"), or (b) in which the amount of payment involved per arrangement, agreement or contract, or a series of related arrangements, agreements or contracts, was less than $60,000 (the "Excluded Agreements"), there are no arrangements, agreements or contracts entered into by SCR or any SCR Subsidiary with any Person who is an executive officer, director or any Person who owns more than five percent (5%) of the SCR Units, or any member of the immediate family of any of the foregoing. Except for the Vornado Related Agreements and the Excluded Agreements, copies of all of the foregoing documents have previously been provided or made available to Vornado.

            2.27 Compliance with REIT Related Covenants. (i) SCR has not at any time failed to comply with the terms and provisions of Section 15.14 of the SCR Partnership Agreement under circumstances where such failure would cause Vornado REIT to fail to qualify as a REIT for purposes of Section 856, et. seq. of the Code for any taxable year, and (ii) to the knowledge of SCR, SCR has not at any time failed to comply with the terms and provisions of Section 15.14 under circumstances where such failure could reasonably be expected to cause Vornado REIT to fail to qualify as a REIT for purposes of Section 856, et. seq. of the Code for any taxable year, determined with respect to each of clause (i) and (ii) of this Section 2.27 with the assumption that Vornado REIT otherwise would have qualified as a REIT for such taxable year if the income and assets considered received or owned, as applicable, by Vornado REIT for purposes of
Section 856 of the Code by reason of its indirect ownership of an interest in SCR were to be disregarded.

            2.28 No Material Omissions or Misstatements. None of the Consent Solicitations, as of the applicable date thereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            2.29 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which have previously been disclosed to Vornado, is entitled, or would, assuming closing of the Merger, be entitled, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of SCR or any SCR Subsidiary.

            2.30 Service Agreements. Set forth in SCHEDULE 2.30 is every service contract or service agreement to which SCR or any SCR Subsidiary is a party or which affects or relates to any SCR Property and which (i) relates to aggregate obligations of $50,000 or more per annum and (ii) is not terminable by either SCR or any SCR Subsidiary without cause on sixty (60) days' notice or less.

            2.31 Standstill Agreements. SCR has provided to Vornado true and correct copies of all confidentiality, standstill or similar agreements relating to a potential sale or merger of SCR, except for the redacting of the names and other identifiers of third parties to such agreements. Other than such agreements provided to Vornado, there are no standstill or similar agreements to which SCR or any SCR Subsidiary is a party. There are only two (2) agreements containing standstill provisions that will be binding on Vornado or the Surviving Partnership, one of which provisions expires on June 13, 2002 and the other of which provisions expires on July 15, 2002.

            2.32 Contracts and Debt Instruments. (a) SCHEDULE 2.32(a) sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture or any other primary agreement or instrument pursuant to which any indebtedness of SCR or any SCR Subsidiary is outstanding or may be incurred, true and correct copies of which have been made available to Vornado. Except as set forth in SCHEDULE 2.32(a), none of SCR or any SCR Subsidiary has any derivative instruments outstanding.

               (b) Except as set forth in SCHEDULE 2.32(b), none of SCR or any SCR Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their indebtedness without premium or penalty at any time.

               (c) Except as set forth in SCHEDULE 2.32(c), none of SCR or any SCR Subsidiary has any pending claim or, to the knowledge of SCR, any threatened claims regarding material continuing contractual liability (A) for indemnification under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by SCR or any SCR Subsidiary or (B) to pay any additional purchase price for any of the SCR Properties.

               (d) Except as set forth in SCHEDULE 2.32(d) and tax protection agreements in place between SCR or any SCR Subsidiaries, on one hand, and Vornado or any Vornado Subsidiaries, on the other hand (the "SCR/Vornado Tax Protection Agreements"), none of SCR or any SCR Subsidiary has entered into or is subject, directly or indirectly, to any tax protection agreements (the "SCR Tax Protection Agreements"). SCR has made available to Vornado true, correct and complete copies of all SCR Tax Protection Agreements other than the SCR/Vornado Tax Protection Agreements. As used herein, an SCR Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to SCR or any other SCR Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of SCR or any SCR Subsidiary, (ii) requires that SCR or any SCR Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the SCR Properties, or (iii) requires that SCR or any SCR Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a "deficit restoration obligation," guarantee (including a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of SCR or any SCR Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under

Section 704(c) of the Code with respect to one or more assets of SCR or an SCR Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of SCR any SCR Subsidiary under Section 752 of the Code. None of SCR or any SCR Subsidiary is in violation of or in default under any SCR Tax Protection Agreement. Except as set forth in SCHEDULE 2.32(d), neither SCR nor any SCR Subsidiary has entered into any agreements that specify a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to appreciated assets that have been contributed to SCR or any SCR Subsidiary.

            2.33 Definition of "Knowledge of SCR". As used in this Agreement, "knowledge of SCR" or "knowledge of any SCR Subsidiary" (or words of similar import) means the actual knowledge of those individuals identified on SCHEDULE 2.33.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF VORNADO

         Vornado REIT, Vornado OP and Vornado Merger Sub, jointly and severally, represent and warrant to SCR, which representations and warranties shall be true and shall be given only as of the Execution Date and shall survive the Execution Date as set forth in Section 5.1:

            3.1 Organization, Good Standing and Power of Vornado REIT and Vornado OP. Vornado REIT is a REIT duly organized and validly existing under the laws of the State of Maryland. Vornado OP is a Delaware limited partnership duly formed and validly existing under the DRULPA. Each of Vornado REIT and Vornado OP has the requisite corporate or partnership power (as the case may be) and authority to carry on its business as now being conducted. Each of Vornado REIT and Vornado OP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Vornado REIT, Vornado OP and the Vornado Subsidiaries (as hereinafter defined), taken as a whole (a "Vornado Material Adverse Effect"). Vornado REIT has provided or made available to SCR complete and correct copies of its Amended and Restated Declaration of Trust (the "Declaration of Trust") and Amended and Restated Bylaws (the "Bylaws"), as amended or supplemented to the date of this Agreement (which includes all resolutions of the Board of Trustees of Vornado REIT (the "Vornado Board")) taken pursuant to the Declaration of Trust or Bylaws that have the effect of changing or waiving provisions of those documents or designating the terms of equity securities issued pursuant to the Declaration of Trust). Vornado OP has furnished to SCR true and complete copies of its Certificate of Limited Partnership and the Vornado OP Partnership Agreement, both as amended or supplemented to the date of this Agreement.

            3.2 Vornado Subsidiaries. SCHEDULE 3.2 sets forth for each entity in which Vornado REIT, directly or indirectly, owns or controls 50% or more of the voting or economic interest (each, a "Vornado Subsidiary"), the name of each such entity and the ownership interest therein of Vornado. Except as set forth in SCHEDULE 3.2, (a) all the outstanding shares of capital stock of each Vornado Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by Vornado REIT or another Vornado Subsidiary free and clear of all Liens and (b) all equity interests in each Vornado Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Vornado REIT or another Vornado Subsidiary free and clear of all Liens except, in the case of clause (a) and (b), for Liens that, in the aggregate, do not have a Vornado Material Adverse Effect. Except for the capital stock of or other equity or ownership interests in the Vornado Subsidiaries, or investment securities and except as set forth in SCHEDULE 3.2, Vornado REIT does not own, directly or indirectly, any capital stock or other ownership interest in any Person that both (i) represents more than 5% of the capital stock or other ownership interest in such Person and (ii) was acquired for a purchase price in excess of $10,000,000. Each Vornado Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Vornado Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted, except for such failures as, in the aggregate, do not have a Vornado Material Adverse Effect. Each Vornado Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Vornado Material Adverse Effect.

            3.3   Capital Structure.

               (a) Vornado REIT. The total number of shares of beneficial interest Vornado REIT is authorized to issue is 440,000,000 shares, consisting of 150,000,000 shares of common stock, par value $.04 per share ("Vornado Common Shares"), 70,000,000 shares of preferred stock, no par value per share, of which 5,679,727 shares have been designated as $3.25 Series A Convertible Preferred Shares (liquidation preference $50.00 per share) ("Vornado Series A Preferred Shares"), 3,400,000 shares have been designated as 8.5% Series B Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series B Preferred Shares"), 4,600,000 shares have been designated as 8.5% Series C Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series C Preferred Shares"), 3,500,000 shares have been designated as Series D-1 8.5% Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-1 Preferred Shares"), 549,336 shares have been designated as 8.375% Series D-2 Cumulative Redeemable Preferred Shares (liquidation preference $50.00 per share) ("Vornado Series D-2 Preferred Shares"), 8,000,000 shares have been designated as 8.25% Series D-3 Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-3 Preferred Shares"), 5,000,000 shares have been designated as Series D-4 8.25% Cumulative

Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-4 Preferred Shares"), 7,480,000 shares have been designated as Series D-5 8.25% Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-5 Preferred Shares"), 1,000,000 shares have been designated as Series D-6 8.25% Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-6 Preferred Shares"), 7,200,000 shares have been designated as Series D-7 8.25% Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-7 Preferred Shares"), 360,000 shares have been designated as Series D-8 8.25% Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-8 Preferred Shares"), 1,800,000 shares have been designated as Series D-9 8.25% Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) ("Vornado Series D-9 Preferred Shares") (collectively, the "Vornado Preferred Shares"), and 220,000,000 shares of excess stock, par value $.04 per share ("Vornado Excess Shares"). On the date hereof, (i) 88,901,606 Vornado Common Shares (including 919,540 Vornado Common Shares held in trust for the benefit of Mr. Fascitelli), 5,728,452 Vornado Series A Preferred Shares, 3,400,000 Vornado Series B Preferred Shares, 4,600,000 Vornado Series C Preferred Shares, no Vornado Series D-1 Preferred Shares, no Vornado Series D-2 Preferred Shares, no Vornado Series D-3 Preferred Shares, no Vornado Series D-4 Preferred Shares, no Vornado Series D-5 Preferred Shares, no Vornado Series D-6 Preferred Shares, no Vornado Series D-7 Preferred Shares, no Vornado Series D-8 Preferred Shares, no Vornado Series D-9 Preferred Shares, and, to the knowledge of Vornado, no Vornado Excess Shares were issued and outstanding, (ii) no Vornado Common Shares or Vornado Preferred Shares were held by Vornado in its treasury, (iii) 7,000,590 Vornado Common Shares were available for issuance under Vornado's employee benefit or incentive plans ("Vornado Employee Share Plans"), and (iv) 15,650,984 Vornado Common Shares were issuable upon exercise of outstanding stock options ("Vornado Options") to purchase Vornado Common Shares. On the date of this Agreement, except as set forth in this Section 3.3, no shares of beneficial interest or other voting securities of Vornado REIT were issued, reserved for issuance or outstanding. There are no outstanding share appreciation rights relating to any shares of beneficial interest of Vornado REIT. All outstanding shares of beneficial interest of Vornado REIT are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in
SCHEDULE 3.3(a) or as set forth in any partnership, operating or joint venture agreements of each Vornado Subsidiary, there are no bonds, debentures, notes or other indebtedness of Vornado REIT which give the holder thereof the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Vornado REIT may vote. Except (A) for the Vornado Options, (B) as set forth in SCHEDULE 3.3(a) or (C) as set forth in any partnership, operating or joint venture agreements of any Vornado Subsidiary, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Vornado REIT or any Vornado Subsidiary is a party or by which such entity is bound, obligating Vornado REIT or any Vornado Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Vornado REIT or of any Vornado Subsidiary or obligating Vornado REIT or any Vornado Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Vornado REIT or a Vornado Subsidiary). Except as set forth in SCHEDULE 3.3(a), there are no outstanding contractual obligations of Vornado REIT or any Vornado Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest or other ownership interests in Vornado REIT or any Vornado Subsidiary or to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Vornado Subsidiary).

               (b) Vornado OP. As of the date hereof, (i) 93,826,622 VNOP Units (excluding 919,540 VNOP Units held in trust for the benefit of Mr. Fascitelli), 5,679,727 Vornado OP Series A Preferred Units, 3,400,000 Vornado OP Series B Preferred Units, 4,600,000 Vornado OP Series C Preferred Units, no Vornado OP Series D Preferred Units, 3,500,000 Vornado OP Series D-1 Preferred Units, 549,336 Vornado OP Series D-2 Preferred Units, 8,000,000 Vornado OP Series D-3 Preferred Units, 5,000,000 Vornado OP Series D-4 Preferred Units, 7,480,000 Vornado OP Series D-5 Preferred Units, 840,000 Vornado OP Series D-6 Preferred Units, 7,200,000 Vornado OP Series D-7 Preferred Units, 360,000 Vornado OP Series D-8 Preferred Units, 1,800,000 Vornado OP Series D-9 Preferred Units, and 400,000 Vornado OP Series F-1 Preferred Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in SCHEDULE 3.3(b) or as set forth in any partnership, operating or joint venture agreements of any Vornado Subsidiary, a copy of which has been provided to SCR, there are no bonds, debentures, notes or other indebtedness of Vornado OP which give the holder thereof the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which unitholders of Vornado OP may vote. Except (A) as set forth in SCHEDULE 3.3(b) or (B) as set forth in any partnership, operating or joint venture agreements of any Vornado Subsidiary, a copy of which has been provided to SCR, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Vornado OP or any Vornado Subsidiary is a party or by which such entity is bound, obligating Vornado OP or any Vornado Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional VNOP Units or other ownership interests of Vornado OP or of any Vornado Subsidiary or obligating Vornado OP or any Vornado Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Vornado or a Vornado Subsidiary). Except as set forth in SCHEDULE 3.3(b), there are no outstanding contractual obligations of Vornado OP or any Vornado Subsidiary to repurchase, redeem or otherwise acquire any VNOP Units or other ownership interests in Vornado OP or any Vornado Subsidiary or to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Vornado Subsidiary)

            3.4 Authority; Noncontravention; Consents. Each of Vornado REIT, Vornado OP and Vornado Merger Sub has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Vornado REIT, Vornado OP or Vornado Merger Sub (as the case may be) is a party. The execution and delivery of this Agreement by each of Vornado REIT, Vornado OP and Vornado Merger Sub and the consummation by each of Vornado REIT, Vornado OP and Vornado Merger Sub of the transactions contemplated by this Agreement to which Vornado REIT, Vornado OP or Vornado Merger Sub (as the case may be) is a party have been duly authorized by all necessary corporate or other (as the case may be) action on the part of each of Vornado REIT, Vornado OP and Vornado Merger Sub. This Agreement has been duly executed and delivered by each of Vornado REIT, Vornado OP and Vornado Merger Sub and constitutes a valid and binding obligation of each of Vornado REIT, Vornado OP and Vornado Merger Sub, enforceable against each of Vornado REIT, Vornado OP and Vornado Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors' rights generally) or (ii) general principles of equity. Except as set forth in SCHEDULE 3.4, the execution and delivery of this Agreement by each of Vornado REIT, Vornado OP and Vornado Merger Sub do not, and the consummation of the transactions contemplated by this Agreement to which Vornado REIT, Vornado OP or Vornado Merger Sub (as the case may be) is a party and compliance by each of Vornado REIT, Vornado OP and Vornado Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Vornado REIT, Vornado OP, Vornado Merger Sub, or any other Vornado Subsidiary under, (i) the Declaration of Trust or Bylaws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other Vornado Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Vornado REIT, Vornado OP, Vornado Merger Sub or any other Vornado Subsidiary or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Vornado REIT, Vornado OP, Vornado Merger Sub or any other Vornado Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Vornado Material Adverse Effect or (y) prevent the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Vornado REIT, Vornado OP, Vornado Merger Sub or any Vornado Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Vornado REIT, Vornado OP or Vornado Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing with the Securities and Exchange Commission (the "Commission") of (a) the Form S-4 (as defined herein) and (b) such reports and filings under the Securities Act of 1933, as amended (the "Securities Act") and under Sections 13(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (2) such filings as may be required in connection with the payment of any Transfer Taxes (as defined herein), (3) the filing by any person of a pre-merger notification and report form under the HSR Act, to the extent applicable, and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in SCHEDULE 3.4 or (A) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not, in the aggregate, have a Vornado Material Adverse Effect or prevent the consummation of the Merger.

            3.5 SEC Documents; Financial Statements; Undisclosed Liabilities. Vornado REIT has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission since January 1, 2000. The Vornado Annual Report on Form 10-K for the year ended December 31, 2000 (including all documents incorporated therein by reference) and the revised definitive Vornado Proxy Statement on Schedule 14A relating to the 2001 annual meeting of Vornado shareholders (collectively, the "Vornado SEC Documents") as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The consolidated financial statements of Vornado included in the Vornado Annual Report on Form 10-K for the year ended December 31, 2000 and the Vornado Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001 and for the quarter ended June 30, 2001 (collectively, the "Vornado Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Vornado REIT and the Vornado Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, except for liabilities and obligations which would not have a Vornado Material Adverse Effect. Except as set forth in the Vornado Financial Statements or in SCHEDULE 3.5, to the knowledge of Vornado REIT, neither Vornado REIT nor any Vornado Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Vornado REIT or which, individually or in the aggregate, would have a Vornado Material Adverse Effect.

            3.6 Absence of Certain Changes or Events. Except as disclosed in the Vornado SEC Documents or in SCHEDULE 3.6, since June 30, 2001 (the "Vornado Financial Statements Date") to a time immediately prior to the execution of this Agreement, there has not been (i) an occurrence or circumstance that would have a Vornado Material Adverse Effect (a "Vornado Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Vornado Material Adverse Change, (ii) except for regular quarterly dividends not in excess of $0.59 per Vornado Common Share, regular quarterly preferred dividends for the Vornado Preferred Shares referred to in Section 3.3 and other distributions made in good faith in order to cause Vornado REIT to continue to meet the requirements for qualification as a REIT under the Code or to avoid the imposition of any tax under the Code, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Vornado REIT's shares of beneficial interest, (iii) any split, combination or reclassification of any of Vornado REIT's shares of beneficial interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, its shares of beneficial interest or any issuance of an ownership interest in any Vornado Subsidiary, (iv) any damage, destruction or loss, not covered by insurance, that has had or would have a Vornado Material Adverse Effect or (v) any change in accounting methods, principles or practices by Vornado REIT or any Vornado Subsidiary except insofar as may have been disclosed in the Vornado SEC Documents or required by a change in GAAP.

            3.7 Litigation. Except as disclosed in the Vornado SEC Documents or in SCHEDULE 3.7, and other than personal injury and other routine tort litigation that has arisen from the ordinary course of operations of Vornado REIT and the Vornado Subsidiaries which are covered by adequate insurance (other than deductibles) and routine appeals relating to real estate tax assessments, there is no suit, action or proceeding pending or, to the knowledge of Vornado REIT, Vornado OP and Vornado Merger Sub, threatened against or affecting Vornado or any Vornado Subsidiary which, if determined adversely to Vornado REIT or any Vornado Subsidiary, individually or in the aggregate, could reasonably be expected to (A) have a Vornado Material Adverse Effect or (B) prevent the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Vornado REIT or any Vornado Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have either such effect.

            3.8 Title to Properties; Leasehold Interests; Zoning. (a) Except as set forth in SCHEDULE 3.8(a)(i), Vornado, or a Vornado Subsidiary, has good and marketable fee simple title or leasehold title, as applicable, to all real property (the "Vornado Properties") shown on SCHEDULE 3.8(a)(i) as being owned or leased by Vornado or a Vornado Subsidiary, in each case free and clear of all Property Liens except for the following ("Vornado Permitted Liens"):

            (i) Property Liens for real property taxes and assessments for water and sewer assessments or similar assessments, in each case not yet due and payable;

            (ii) the mortgage debt shown on SCHEDULE 3.8(a)(ii) (the "Permitted Vornado Mortgage Debt");

            (iii) rights of tenants in possession under a lease or other right of occupancy affecting or relating to a Vornado Property in which Vornado or a Vornado Subsidiary is the landlord (excluding any applicable ground leases); and

            (iv) Property Liens that do not, individually or in the aggregate, materially detract from the value or current or potential use of any Vornado Property.

               (b) Neither Vornado nor any Vornado Subsidiary has knowledge that, nor has any of them received any notice from a Governmental Entity to the effect that, any condemnation or rezoning proceedings are pending or threatened with respect to any of the Vornado Properties that would have a Vornado Material Adverse Effect. No zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation, existence or use of any buildings or other improvements on any of the Vornado Properties or by the continued maintenance, operation, existence or use of the parking areas other than such violations that would not have a Vornado Material Adverse Effect.

            3.9   Conditions of Vornado Properties. Except as provided in
SCHEDULE 3.9, there is no physical damage to any Vornado Property for which there is no insurance in effect covering the costs of the restoration, except for matters which, in the aggregate, do not have a Vornado Material Adverse Effect.

            3.10 Environmental Compliance. Except as disclosed in the Vornado SEC Reports, as set forth in SCHEDULE 3.10 or in any environmental report furnished to SCR with respect to each of the Vornado Properties, as identified on SCHEDULE 3.10, to the knowledge of Vornado, (i) none of Vornado, any of the Vornado Subsidiaries or any other Person has caused or permitted (A) the unlawful presence of any Hazardous Materials on any of the Vornado Properties, or (B) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Vornado Properties as a result of any construction on or operation and use of such Vornado Properties, which presence or occurrence would, in the aggregate, have a Vornado Material Adverse Effect; and (ii) the Vornado Properties, Vornado and the Vornado Subsidiaries have not failed to comply in all material respects with all applicable Environmental Laws, except to the extent such failure to comply, in the aggregate, would not have a Vornado Material Adverse Effect.

            3.11   Taxes.

               (a) Each of Vornado REIT and each Vornado Subsidiary has (i) filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (ii) paid (or Vornado REIT has paid on its behalf) all Taxes required to be shown on such returns and reports as required to be paid by it, and the Vornado Financial Statements reflect an adequate reserve for all material Taxes payable by Vornado REIT (and by those Vornado Subsidiaries and whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements, except for such failures that do not have a Vornado Material Adverse Effect. Complete and correct copies of all federal, state and local tax returns and reports for Vornado REIT and each Vornado Subsidiary and all written communications relating thereto have been provided or made available to SCR. Since the Vornado Financial Statement Date, none of Vornado REIT or any Vornado Subsidiary has incurred any liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and none of Vornado REIT or any Vornado Subsidiary has incurred any material liability for Taxes other than Taxes incurred in the ordinary course of business. To the knowledge of Vornado, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence with respect to the period described in said sentence will be imposed upon Vornado REIT or any Vornado Subsidiary. Except as set forth in
SCHEDULE 3.11 or as reserved for in the Vornado Financial Statements, no deficiencies for any Taxes have been assessed or, to the knowledge of Vornado, proposed or asserted against Vornado REIT or any of the Vornado Subsidiaries, and no requests for waivers of the time to assess any such

Taxes are pending, except for such deficiencies that do not have a Vornado Material Adverse Effect.

               (b) Vornado REIT, (i) beginning with its taxable year ended December 31, 1993 and through the most recent December 31, has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 2001, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of Vornado, no such challenge is pending or threatened, in each case determined without regard to Vornado OP's ownership (through the Vornado CESCR Subs) of its interests in SCR.

               (c) Vornado OP (i) beginning with its taxable year ended December 31, 1997 has qualified as a partnership for federal income tax purposes (and is not classified as an association taxable as a corporation for federal income tax purposes), (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a partnership and avoid classification as a corporation, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a partnership, and to the knowledge of Vornado, no such challenge is pending or threatened.

            3.12 Employee Benefit Plans. Vornado REIT and each Vornado Subsidiary have complied in all material respects with all applicable laws with regard to all benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of Vornado REIT and the Vornado Subsidiaries, including "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

            3.13 No Payments to Employees, Officers or Directors. Except as set forth in SCHEDULE 3.13 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of the Merger, with respect to any employee, officer, trustee or director of Vornado REIT or any Vornado Subsidiary.

            3.14 Compliance with Laws and Other Instruments. To the knowledge of Vornado, none of Vornado or any Vornado Subsidiary is (i) in violation of its partnership agreement, or other similar organizational documents, (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or
(iii) in violation of, and none of Vornado or any Vornado Subsidiary has received any notice of any alleged violation, which has not been cured, of any Laws to which it or its property or assets may be subject or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permitted necessary to the ownership of its property or the conduct of its business, except for any such violations or failures to comply described in clauses (ii) or (iii) of this
Section 3.14 which would not, in the aggregate, have a Vornado Material Adverse Effect.

            3.15 Interim Operations of Vornado Merger Sub. Vornado Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

            3.16 Vote Required; Consents. Other than votes or consents by the Vornado Board or a Vornado Subsidiary with respect to actions to be taken by any Vornado Subsidiary, all of which have been obtained prior to the Execution Date, no vote of the holders of any class or series of Vornado REIT's shares of beneficial interest is necessary (under applicable law, its Declaration of Trust or otherwise) to approve this Agreement and the transactions contemplated hereby, and the requisite affirmative vote of the members of the Vornado Board, which vote has been obtained, is the only vote necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby.

            3.17 Investment Company Act of 1940. None of Vornado REIT, Vornado OP, Vornado Merger Sub or any of the Vornado Subsidiaries is, or at the Effective Time will be, required to be registered as an "investment company" under the 1940 Act.

            3.18 Restrictions on Ownership of Vornado REIT Common Stock. By resolution of the Vornado Board in accordance with Section 6.6(j) of the Declaration of Trust and the Bylaws, the Vornado Board increased the Ownership Limit applicable to the Common Stock (as both such terms are defined in the Declaration of Trust) from 2% to 6.7%. Such resolution has not been amended, modified, revoked or repealed and, as of the date hereof, the Ownership Limit applicable to the Common Stock remains 6.7%.

           3.19   Consents of Vornado CESCR Subs. Each of the Vornado CESCR
Subs has executed and delivered to SCR GP its consent, as holders of SCR Class C Units or SCR Class D Units, as applicable, to this Agreement, the Merger and the transactions contemplated hereby.

            3.20 Definition of "Knowledge of Vornado". As used in this Agreement, "knowledge of Vornado" or "knowledge of any Vornado Subsidiary" (or words of similar import) means the actual knowledge of those individuals identified on SCHEDULE 3.20.

                                    ARTICLE 4

                                    COVENANTS

            4.1   Vornado REIT Options and Other Grants; Employment Agreements.

                 (a) After the Effective Time, the compensation committee of the Vornado Board shall make Vornado REIT restricted share and option grants and provide other appropriate incentive compensation and severance arrangements to SCR's employees in a manner consistent with the manner in which such restricted share and option grants and other incentive compensation and severance arrangements are provided to similarly situated employees of Vornado; provided, however, that: (i) in no event shall the grants of restricted Vornado Common Shares to the individuals listed on SCHEDULE 4.1(b) be considered in determining whether any restricted share or option grants or other incentive compensation made to such SCR employees is consistent with the restricted share and option grants and other incentive compensation made to other employees of Vornado; (ii) (A) with respect to any current SCR employee whose employment with Vornado is terminated within first six (6) months after the Effective Time, such current SCR employee's severance arrangement shall be determined based upon terms to be mutually agreed upon between Vornado REIT and the Representative, and (B) with respect to any former SCR employee whose employment with Vornado is terminated after the sixth month following the Effective Time, such former SCR employee's severance arrangement shall be governed by the provisions of the severance policies, arrangements or agreements provided by Vornado at the time of such termination of employment; and (iii) the number of years of service of each SCR employee with SCR, SRW (as defined herein), and their respective predecessors and affiliates shall be carried over and be deemed years of service of each such employee with Vornado for the purposes of determining severance, compensation and fringe benefits (to the extent availability of such severance, compensation and fringe benefits is determined based on the number of years of service) allocable to such SCR employee. Vornado OP acknowledges and agrees that (x) former SCR employees shall be paid their annual bonuses for 2001 in accordance with SCR's 2001 Pay for Performance Incentive Plan and (y) the Surviving Partnership shall continue to be obligated under the severance agreements between SCR and certain SCR senior executive officers following the Effective Time.

               (b) Immediately following the Closing, Vornado OP shall issue to certain continuing SCR employees identified on SCHEDULE 4.1(b) an aggregate of 78,980 restricted Vornado Common Shares under an appropriate Vornado restricted stock plan. Such restricted Vornado Common Shares shall vest in equal annual installments over a 5-year period commencing on the date of issuance of such restricted Vornado Common Shares.

               (c) Prior to or on the Effective Time, Vornado REIT and Vornado OP shall use their commercially reasonable efforts to enter into an employment agreement with each of Brent W. Bitz, Paul F. Larner, and Kenneth L. McVearry (collectively, the "Executive Officers") providing for a term of employment of five years and such compensation and benefits as may be agreed to between Vornado REIT, Vornado OP and the applicable Executive Officer; provided that Vornado REIT and Vornado OP shall not be deemed to have breached this covenant as a result of not entering into any such employment agreement.

               (d) On the Closing Date, all outstanding restricted SCR Units will be exchanged for fully vested VNOP Units in accordance with Section 1.4.

            4.2 Execution of Tax Reporting and Protection Agreement. Effective at the Effective Time, Vornado OP shall enter into the Tax Reporting and Protection Agreement in substantially the form attached hereto as EXHIBIT H, with SCR GP, as the representative of the SCR Unitholders, for the benefit of each SCR Unitholder and each direct or indirect successor, whether by transfer, assignment, or otherwise, of each SCR Unitholder (the "Tax Reporting and Protection Agreement").

            4.3   Board of Trustees; Committees; Duration.

               (a) Effective at the Effective Time, the Vornado Board shall be expanded by two members from seven to nine and Messrs. Smith and Kogod shall be appointed to fill two (2) such vacant seats in accordance with this Section 4.3(a). Mr. Smith shall be appointed by the Vornado Board to fill one of the vacant seats until the next annual meeting in 2002 and Mr. Kogod shall be appointed by the Vornado Board to fill the remaining vacant seat until the annual meeting in 2004. Vornado REIT then shall include (i) Mr. Smith, any member of the Smith Family nominated by or on behalf of Mr. Smith or any other person nominated by Mr. Smith and approved by Vornado REIT in its sole discretion (a "Smith Designee") in the management slate of nominees for election at the next annual meeting to fill trustee positions for a term ending at the annual meeting in 2005, and (ii) Mr. Kogod, any member of the Kogod Family nominated by or on behalf of Mr. Kogod or any other person nominated by Mr. Kogod and approved by Vornado REIT in its sole discretion (a "Kogod Designee") in the management slate of nominees for election at the annual meeting in 2004 to fill trustee positions for a term ending at the annual meeting in 2007. Thereafter, Vornado REIT shall include Mr. Smith (or a Smith Designee nominated by Mr. Smith or by the Smith Family on behalf of Mr. Smith) or Mr. Kogod (or a Kogod Designee nominated by Mr. Kogod or by the Kogod Family on behalf of Mr. Kogod) in the management slate of nominees for each class of Trustees that includes a Smith Designee or a Kogod Designee, as the case may be, for an additional three-year term; provided, however, that unless requested by Vornado to remain as trustees, Messrs. Smith and Kogod shall resign from the Vornado Board on the 6th anniversary of the date of their initial appointment to the Vornado Board. As used in this Agreement, "Smith Family" shall mean Robert H. Smith, Clarice R. Smith, his or her current children and their current spouses, and "Kogod Family" shall mean Robert P. Kogod, Arlene R. Kogod, his or her current children and their current spouses.

               (b) Upon the death of either Mr. Smith or Mr. Kogod, whichever occurs first, the right to appoint a Smith Designee or Kogod Designee, as the case may be, to be included in the management slate of nominees for election to the Vornado Board pursuant to Section 4.3(a) shall terminate with respect to the deceased (and with respect to the Smith Family or the Kogod Family, as the case may be).

               (c) Upon the death of both Messrs. Smith and Kogod, the Smith Family and the Kogod Family shall jointly either (i) appoint any member of the Smith Family or the Kogod Family or (ii) subject to Vornado REIT's sole discretion, nominate any other person ("Nominee"), which member of the Smith Family or the Kogod Family or Nominee, as the case may be, shall continue to serve as a trustee and be included in the management slate of nominees for the remaining period as provided in Section 4.3(a).

               (d) Concurrently with the execution of this Agreement, Messrs. Roth, Fascitelli, Smith, Kogod, SCR GP and Interstate Properties shall enter into one or more voting agreements in substantially the form attached hereto as
EXHIBIT I (a "Vornado Voting Agreement") with respect to the election of a Smith Designee and a Kogod Designee to the Vornado Board in the manner and for the periods of time set forth in this Section 4.3.

               (e) Committees. Upon consummation of the Merger, either Mr. Smith or Mr. Kogod, at their election, shall be appointed to be a member of the Vornado Board's Executive Committee. Mr. Smith or Mr. Kogod (as they may choose) shall continue to have the right to serve on the Executive Committee for the period specified in Section 4.3(c), or, if earlier, until the death of both Messrs. Smith and Kogod (it being understood and agreed that Messrs. Smith and Kogod shall not have the right to designate a member of the Smith Family or the Kogod Family to serve on the Executive Committee and that this covenant shall not be binding on the successors or assigns of Vornado).

               (f) Duration. The rights described in Sections 4.3(a), 4.3(b) and 4.3(c) for a Smith Designee shall continue so long as members of the Smith Family and their Permitted Transferees (as defined in the Lock-Up Agreement) are Beneficial Owners of at least 75% of the number of the VNOP Units issued to the Smith Family in the Merger. The rights described in Sections 4.3(a), 4.3(b) and 4.3(c) for a Kogod Designee shall continue so long as members of the Kogod Family and their Permitted Transferees are Beneficial Owners of at least 75% of the number of the VNOP Units issued to the Kogod Family in the Merger. For the purposes of calculating the percentage of the original number of the VNOP Units held by the Smith Family or the Kogod Family, as the case may be, pursuant to this Section 4.3(f), the forfeiture by the Smith Family or the Kogod Family of any of their VNOP Units pursuant to Article 5 of this Agreement and the Escrow Agreement shall not be deemed a Transfer (as defined in, and used or applied in accordance with, the Lock-Up Agreement) of such VNOP Units by the Smith Family or the Kogod Family, as the case may be, and any VNOP Units forfeited in accordance with Article 5 of this Agreement and the Escrow Agreement shall not be deemed to have been received by the Smith Family or the Kogod Family, as the case may be, in connection with the Merger.

         As used in this Agreement, the term "Beneficial Owner" shall mean any Person deemed to be a "beneficial owner" of a security as defined in Rule 16a-1(a)(2) or Rule 13d-3(d)(1)(i) under the Exchange Act. The term "Beneficially Own" has a correlative meaning and includes Vornado Common Shares for which VNOP Units Beneficially Owned by such Person may be exchanged upon redemption.

            4.4 Charles E. Smith Commercial Division; Name; Headquarters; Chairman. (a) Effective upon the consummation of the Merger, Vornado shall internally organize and establish a new operating division through which Vornado shall operate and manage all commercial office properties located in the Washington, D.C. metropolitan area (the "D.C. Area") in which Vornado has an interest (excluding properties similar to the "Merchandise Mart Properties" as described in the Vornado SEC Documents). All commercial office properties owned by SCR as of the date of this Agreement and all other individual or group of related commercial office properties (i.e., an office park) located in the D.C. Area and owned by Vornado or any of the Vornado Subsidiaries, or that are subsequently acquired or developed by Vornado or any of the Vornado Subsidiaries pursuant to transactions involving single assets or a group of related assets, shall be operated through the Smith Division under the name "Charles E. Smith Commercial Realty, a division of Vornado Realty Trust" and Vornado shall have the legal right to use such name with respect to the ownership and operation of commercial office properties located within the D.C. Area. Notwithstanding the foregoing, Vornado shall not be obligated to operate through the Smith Division any commercial office properties located in the D.C. Area and acquired by Vornado through an acquisition of one or more real estate companies that own two or more separate commercial office properties.

               (b) Unless otherwise agreed to in writing by the Representative, the headquarters of the Smith Division shall be located on the 9th, 10th, 11th and/or 12th floor of 2345 Crystal Drive in Arlington, Virginia. In addition to the foregoing, for so long as the Smith Division is so located and either Mr. Smith or Mr. Kogod remains alive, each shall have the right to occupy his current office, conference space and other portions of the existing executive suite on commercially reasonable terms to be agreed to by the Messrs. Smith and Kogod and Vornado OP.

               (c) The provisions of Section 4.4(a) and (b) shall be binding on Vornado and its successors and assigns so long as the Smith Family, the Kogod Family and their Permitted Transferees together Beneficially Own at least (i) 75% of the aggregate number of VNOP Units issued to the Smith Family and the Kogod Family in the Merger, or (ii) 75% of the original aggregate value of VNOP Units issued to the Smith Family and the Kogod Family in the Merger (which value of the retained VNOP Units shall be measured only at the time of each Transfer (other than Transfers to Permitted Transferees) based on the closing price of a Vornado Common Share on the NYSE after closing of trading on the date immediately preceding the date of the applicable Transfer, which value shall be compared to the value of the VNOP Units issued to the Smith Family and the Kogod Family in the Merger at the Effective Time (based on an assumed price of $41.00 per VNOP Unit)); provided, however, that if the Smith Family, the Kogod Family or their Permitted Transferees redeem VNOP Units for Vornado Common Shares (rather than Transfer VNOP Units) and Vornado elects to deliver Vornado Common Shares in connection with such redemption, and the Smith Family, the Kogod Family and their Permitted Transferees sell such Vornado Common Shares within 120 days after the date on which the Smith Family, the Kogod Family or their Permitted Transferees provided the applicable notice of redemption to Vornado (the "Redemption Notice Date"), the value of the retained VNOP Units shall be measured at the Redemption Notice Date based on the closing price of a Vornado Common Share on the NYSE after closing of trading on the date immediately preceding the Redemption Notice Date; provided, further, that, if any portion of the Vornado Common Shares received pursuant to the redemption is sold after such 120-day period, then the value of the retained VNOP Units shall be measured at the time such Vornado Common Shares are Transferred based on the closing price of a Vornado Common Share on the NYSE after closing of trading on the date immediately preceding the date of the applicable Transfer; and provided further, that, notwithstanding the foregoing, the provisions of Section 4.4(a) and (b) shall expire on the 12th anniversary of the Effective

Time. For the purposes of calculating the percentage of the original number or the aggregate value of the VNOP Units Beneficially Owned by the Smith Family or the Kogod Family, as the case may be, pursuant to this Section 4.4(b), the forfeiture by the Smith Family or the Kogod Family of their VNOP Units pursuant to Article 5 of this Agreement and the Escrow Agreement shall not be deemed a Transfer of such VNOP Units by the Smith Family or the Kogod Family, as the case may be, and any VNOP Units forfeited in accordance with Article 5 of this Agreement and the Escrow Agreement shall not be deemed to have been received by the Smith Family or the Kogod Family, as the case may be, in connection with the Merger. Vornado and SCR acknowledge that none of the artwork, furniture or other personal property located on the 9th, 10th, 11th or 12th floors of 2345 Crystal Drive, or elsewhere, that is owned by anyone other than SCR shall be transferred to Vornado in the Merger, and all such items shall remain the property of their current owners.

               (d) At the Closing, Mr. Smith shall be appointed Chairman of the Smith Division for a minimum term of 3 years from the Effective Time.

               (e) The service agreements and the financing agreements in effect on the date hereof between CESCR, on one hand, and Charles E. Smith Residential Realty, Inc. ("SRW Inc."), Charles E. Smith Residential Realty, L.P. ("SRW OP") or any of their subsidiaries ("SRW Subs" and together with SRW Inc. and SRW OP, "SRW"), on the other hand, relating to engineering services, environmental control, management, construction, retail management and financing services, as set forth on SCHEDULE 4.4(e)(i), shall remain in effect in accordance with their terms or in accordance with the terms of any amendment thereto on substantially the terms as set forth in the summaries attached as SCHEDULE 4.4(E)(II) or on terms to be approved by Vornado.

            4.5   Intentionally Omitted.

            4.6 Amendment of Vornado Common Share Ownership Limit. Except as may be required in the future by a change of applicable tax law, regulation promulgated under the Code, revenue ruling or interpretation by the Internal Revenue Service after the Effective Time, the Vornado Board shall not, by amendment of the Declaration of Trust, by vote of the Vornado Board or otherwise (including by merger with or into another entity), reduce the Ownership Limit, or in any way rescind or negate the waiver of the Ownership Limit given pursuant to Section 3.17, applicable to the Smith Family or the Kogod Family without the prior written consent of Messrs. Smith and Kogod, or if either is deceased, the members of the Smith Family or Kogod Family, as the case may be, holding a majority in interest of the number of VNOP Units (or Vornado Common Shares into which they have been converted) received by the Smith Family or the Kogod Family, as the case may be, in the Merger.

            4.7 Purchase of Certain SCR Partnership Interests; Information Statement; Form S-4.

               (a) (i) Beginning as promptly as practicable after the Execution Date, SCR or SCR GP shall offer to purchase from SCR Unitholders who SCR has reasonably determined are not "accredited investors" as such term is defined pursuant to Rule 501 of Regulation D ("Regulation D") promulgated under the Securities Act ("Unaccredited SCR Unitholders"), such Unaccredited SCR Unitholder's SCR Units for cash equal to an amount per SCR Unit to be determined on a case-by-case basis by SCR GP (the "SCR Unit Repurchase"). SCR shall use commercially reasonable efforts to purchase, within 60 days following the date hereof (the "SCR Unit Repurchase Period"), SCR Units for cash from a sufficient number of Unaccredited SCR Unitholders to reduce the number of "purchasers of securities" (as calculated pursuant to Rule 501 of Regulation D) to 30 or less as of the date of mailing of the Information Statement (as defined below) and the Closing Date. SCR shall consult with Vornado with respect to the amount of the purchase price to be paid to such Unaccredited SCR Unitholders. Beginning promptly after the Execution Date, Vornado shall prepare for delivery to the remaining SCR Unitholders an information statement in form reasonably acceptable to Vornado and SCR (the "Information Statement"). Each of SCR and Vornado shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Information Statement. Each of SCR and Vornado shall promptly correct any information provided by it for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto shall further take all steps necessary to amend or supplement the Information Statement, and SCR shall cause such amendment or supplement to be disseminated to the remaining SCR Unitholders, in each case as and to the extent either party's counsel has advised it that such action is required by applicable federal and state securities laws. Each of SCR and Vornado agrees that the information provided by it for inclusion in the Information Statement and each amendment or supplement thereto, at the time of mailing thereof, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) Each of SCR and Vornado shall use its commercially reasonable efforts to cause the timely mailing of the Information Statement to SCR Unitholders. It shall be a condition to the mailing of the Information Statement that (A) Vornado shall have received a "comfort" letter from Andersen LLP, independent public accountants for SCR, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date of the Information Statement, addressed to Vornado, in form and substance reasonably satisfactory to Vornado, concerning the procedures undertaken by Andersen LLP with respect to the financial statements and information of SCR and SCR Subsidiaries contained in the Information Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement, and (B) SCR GP and SCR shall have received a "comfort" letter from Deloitte & Touche LLP, independent public accountants for Vornado, of the kind contemplated by the AICPA Statement, dated as of the date of the Information Statement, addressed to SCR GP and SCR, in form and substance reasonably satisfactory to SCR GP and SCR, concerning the procedures undertaken by Deloitte & Touche LLP with respect to the financial statements and information of Vornado and Vornado Subsidiaries contained in the Information Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

               (b) (i) In the event that the SCR Unit Repurchase is not completed within the SCR Unit Repurchase Period as provided in Section 4.7(a) (or such other date as the parties agree) or Vornado otherwise reasonably determines that it is unlikely that the condition contained in Section 7.2(k) will be satisfied, (A) Vornado shall prepare and file with the Commission one or more prospectuses (such prospectus(es) together with any amendments or supplements thereto, the "Prospectus") and (B) in connection with the clearance by the Commission of the Prospectus, Vornado shall prepare and file with the Commission under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"), in which the Prospectus will be included, as one or more prospectuses in connection with the registration under the Securities Act of the VNOP Units to be distributed to the holders of SCR Unitholders in the Merger. Vornado shall cause the Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of SCR and Vornado shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Prospectus and the Form S-4. Vornado shall use its commercially reasonable efforts to have the Form S-4 declared effective by the Commission as promptly as practicable. Each of SCR and Vornado agree promptly to correct any information provided by it for use in the Prospectus and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Prospectus and the Form S-4 and to cause the Prospectus and the Form S-4 as amended or supplemented to be filed with the Commission and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of SCR and Vornado agrees that the information provided by it for inclusion in the Prospectus or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Vornado will advise and deliver copies (if any) to SCR, promptly after it receives notice thereof, of any request by the Commission for amendment of the Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information (regardless of whether such requests relate to Vornado or SCR), and Vornado shall promptly notify SCR of (w) the time when the Form S-4 has become effective, (x) the filing of any supplement or amendment thereto, (y) the issuance of any stop order, and (z) the suspension of the qualification and registration of the VNOP Units issuable in connection with the Merger.

                  (ii) Each of SCR and Vornado shall use its commercially reasonable efforts to timely mail the prospectus contained in the Form S-4 to SCR Unitholders. It shall be a condition to the mailing of the prospectus that
(A) Vornado shall have received a "comfort" letter from Andersen LLP, independent public accountants for SCR, of the kind contemplated by AICPA Statement, dated as of the date on which the Form S-4 shall become effective, addressed to Vornado, in form and substance reasonably satisfactory to Vornado, concerning the procedures undertaken by Andersen LLP with respect to the financial statements and information of SCR and SCR Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement, and (B) SCR GP and SCR shall have received a "comfort" letter from Deloitte & Touche LLP, independent public accountants for Vornado, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective, addressed to SCR GP and SCR, in form and substance reasonably satisfactory to SCR GP and SCR, concerning the procedures undertaken by Deloitte & Touche LLP with respect to the financial statements and information of Vornado and Vornado Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Each of SCR and SCR GP also shall use commercially reasonable efforts to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Vornado to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in Section 7.2(i) and such other federal income tax matters related to SCR and/or the SCR Unitholders and the consequences of the Merger for the SCR Unitholders as are required to be addressed in the Form S-4 and the Prospectus under the applicable rules of the Commission. Vornado shall use commercially reasonable efforts to cause Sullivan & Cromwell or other counsel reasonably satisfactory to SCR to have delivered an opinion, which opinion shall be filed with the Commission as an exhibit to the Form S-4, as to the federal income tax matters described in Section 7.2(c)(ii),
Section 7.2(d), Section 7.3(h) and such other federal income tax matters related to Vornado OP and Vornado REIT and the consequences of the Merger for the SCR Unitholders as are required to be addressed in the Form S-4 and the Prospectus under the applicable rules of the Commission. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

            4.8 Limitation on Sale of Crystal City Properties and the Charles E. Smith Commercial Division. (a) Without the prior written consent of the Representative, during the CC Lockout Period (as defined below), Vornado shall not, and shall cause the Vornado Subsidiaries to not, directly or indirectly, transfer any interest (legal, beneficial or other) in any of the properties set forth on SCHEDULE 4.8(a) (each a "Crystal City Property") other than pursuant to --

                  (i) a bona fide mortgage of any or all of such properties to secure a loan or other financing of Vornado or any of the Vornado Subsidiaries upon customary commercial terms;

                        (ii) a sale of a Crystal City Property to a Person that is a tenant, or whose Affiliates are tenants, of a majority of the gross leasable area in such Crystal City Property;

                        (iii) a financing transaction involving the transfer of up to 49% of the interests in such Crystal City Property to one or more passive investors; provided, however, that, immediately after such financing transaction, (1) Vornado or any of the Vornado Subsidiaries that is wholly-owned by Vornado is the managing partner or member of the entity that owns such Crystal City Property and (2) Vornado has and continues to maintain operational control of such entity and such Crystal City Property; or

                        (iv) a sale of the Smith Division that is not prohibited by Section 4.8(b).

                  (b) (i) Without the prior written consent of the Representative, during the CC Lockout Period, Vornado shall not, and shall cause all of the Vornado Subsidiaries to not, sell, convey, transfer or dispose of, directly or indirectly, any interest (legal, beneficial or other) in the Smith Division (including through the transfer by Vornado and the Vornado Subsidiaries of all or substantially all of their assets other than the Smith Division to a Person that is not a Vornado Subsidiary through a reverse spin-off or otherwise) other than pursuant to:

                              (A) a business combination transaction
            involving all or substantially all of the assets of Vornado and the Vornado Subsidiaries;

                              (B) a spin-off, split-off or similar disposition
            of (1) all or substantially all of the commercial office properties owned, directly or indirectly, by Vornado and the Vornado Subsidiaries or (2) all or substantially all of the D.C. Properties (as defined in clause (C) below) and all or substantially all of the New York Properties (as defined in clause (C) below), in each case following which all of the equity interests in the entity owning such commercial office properties are distributed solely to partners of Vornado OP and shareholders of Vornado REIT;

                              (C) a sale, conveyance, transfer or other similar
            disposition of (1) all or substantially all of the commercial office properties located in the D.C. Area (which must include all of the Crystal City Properties and all or substantially all of the other properties operated under the Smith Division) (the "D.C. Properties") and owned, directly or indirectly, by Vornado and the Vornado Subsidiaries and all or substantially all of the commercial office properties located in the New York metropolitan area and owned, directly or indirectly, by Vornado and the Vornado Subsidiaries at the Effective Time (the "New York Properties"), or
            (2) all or substantially all of the commercial office properties owned, directly or indirectly, by Vornado and the Vornado Subsidiaries, in each case pursuant to a single transaction for equity interests of the buyer following which all such equity interests received from the buyer are owned by Vornado OP or a Vornado Subsidiary; or

                              (D) a spin-off, split-off or similar disposition
            of all or substantially all of the D.C. Properties following which all of the equity interests in the entity owning the D.C. Properties are distributed solely to partners of Vornado OP and shareholders of Vornado REIT, so long as the fair market value of the D.C. Properties is at least $5 billion at the time of such spin-off, split-off or similar disposition.

provided that the exceptions set forth under clauses (B) and (D) above do not permit a spin-off, split-off or similar transaction that is merely a step in a series of transactions intended to circumvent the prohibition on transfers of the Smith Division or transactions involving the Smith Division set forth in this Section 4.8(b)(i).

                        (ii) In the event that Vornado or the Vornado Subsidiaries shall engage in a transaction described in clause (A) or (C) of
Section 4.8(b)(i), it shall be a condition to consummation of such transaction that the entity that acquires ultimate control of the Smith Division shall agree in writing to be bound by the provisions of Sections 4.3, (other than Sections 4.3(a), 4.3(c), 4.3(d) and 4.3(e)), 4.4 and 4.8 and to appoint (x) either a
Smith Designee or a Kogod Designee, as determined by the Smith Family and the Kogod Family, to occupy at least one position on the board of directors (or a similar governing body) of such entity but only if Vornado is entitled to nominate at least three (3) but not more than seven (7) seats on the board of directors (or a similar governing body) of such entity, and (y) both a Smith Designee or a Kogod Designee to occupy two seats on the board of directors (or a similar governing body of such entity) if Vornado is entitled to nominate eight
(8) or more seats on the board of directors (or a similar governing body) of the surviving entity (and to the extent a Smith Designee and/or a Kogod Designee is entitled to be appointed to the board of directors (or similar governing body) of such entity, to include a Smith Designee and/or a Kogod Designee (to the extent originally entitled to be so appointed) in the management slate of nominees to the board of directors (or similar governing body) for an appropriate number of elections of such entity such that such Smith Designee and/or Kogod Designee is included in each such slate of nominees through a term ending no earlier than the sixth (6th) anniversary of the Effective Time; provided that each such Smith Designee and/or Kogod Designee shall resign from the board of directors (or similar governing body) of such entity on the sixth
(6th) anniversary of the date of their initial appointment to the Vornado Board unless requested by such entity to remain on such board of directors (or similar governing body) beyond such date), and the obligations of such entity shall be subject to the same limitations and termination as contained in Sections 4.3,
4.4 and 4.8.

                        (iii) In the event that Vornado or the Vornado Subsidiaries shall engage in a transaction described in clause (B) or (D) of
Section 4.8(b)(i), (A) it shall be a condition to consummation of such transaction that the entity that ultimately owns and controls the Smith Division shall agree in writing to be bound by the provisions of Sections 4.3 (other than Sections 4.3(a), 4.3(c), 4.3(d) and 4.3(e)), 4.4 and 4.8 and to appoint (1)
either a Smith Designee or a Kogod Designee, as determined by the Smith Family and the Kogod Family, to occupy at least one position on the board of directors (or a similar governing body) of such entity if the size of the board of directors of such entity is at least three (3) but not more than seven (7), and (2) both a Smith Designee or a Kogod Designee to occupy two seats on the board of directors (or a similar governing body) of such entity if the size of the board of directors of such entity is eight (8) or greater (and to the extent a Smith Designee and/or a Kogod Designee is entitled to be appointed to the board of directors (or similar governing body) of such entity, to include a Smith Designee and/or a Kogod Designee (to the extent originally entitled to be so appointed) in the management slate of nominees to the board of directors (or similar governing body) for an appropriate number of elections of such entity such that such Smith Designee and/or Kogod Designee is included in each such slate of nominees through a term ending no earlier than the sixth (6th) anniversary of the Effective Time; provided that each such Smith Designee and/or Kogod Designee shall resign from the board of directors (or similar governing body) of such entity on the sixth (6th) anniversary of the date of their initial appointment to the Vornado Board unless requested by such entity to remain on such board of directors (or similar governing body) beyond such date), and the obligations of such entity shall be subject to the same limitations and termination as contained in Sections 4.3, 4.4 and 4.8., and (B) Vornado shall continue to be bound by the provisions of Section 4.3.

                        (iv)  Notwithstanding any restrictions contained in
Section 4.8(b) hereof, from and after the sixth (6th) anniversary of the Effective Time, Vornado shall be free to sell, convey, transfer or dispose of, directly or indirectly, all or any part of the Smith Division, subject to the terms and conditions of the Tax Reporting and Protection Agreement and the provisions of Section 4.8(a).

                  (c) Transfers made pursuant to Section 4.8(a) or Section 4.8(b)(i) shall be subject to the terms and conditions of the Tax Reporting and Protection Agreement, it being agreed that the obligations of Vornado under this
Section 4.8 are separate and independent of, and in addition to, the obligations of Vornado under the Tax Reporting and Protection Agreement.

                  (d) As used in this Section 4.8, "CC Lockout Period" shall mean the period beginning at the Effective Time and ending on the earlier of (i) in the case of Section 4.8(a), the 12th anniversary of the Effective Time and, in the case of Section 4.8(b), the 6th anniversary of the Effective Time, and
(ii) the date on which the Smith Family, the Kogod Family and their Permitted Transferees make a Transfer of Vornado Securities (as defined in the Lock-Up Agreement") as a result of which they no longer together Beneficially Own at least (x) 75% of the aggregate number of VNOP Units (or Vornado Common Shares issued in redemption thereof) issued to the Smith Family and the Kogod Family in the Merger or (y) 75% of the original aggregate value of VNOP Units (or Vornado Common Shares issued in redemption thereof) issued to the Smith Family and the Kogod Family in the Merger. The value of the retained Vornado Securities shall be measured only at the time of each Transfer (other than Transfers to Permitted Transferees) of Vornado Securities by any member of the Smith Family or the Kogod Family or any Permitted Transferee, based on the closing price of a Vornado Common Share on the NYSE after closing of trading on the date immediately preceding the date of the applicable Transfer and this value shall be compared to the value of the VNOP Units issued to the

Smith Family and the Kogod Family in the Merger (based on an assumed price of $41.00 per VNOP Unit). If the Smith Family, the Kogod Family or their Permitted Transferees redeem VNOP Units for Vornado Common Shares (rather than Transfer VNOP Units) and Vornado elects to deliver Vornado Common Shares in connection with such redemption, and the Smith Family, the Kogod Family and their Permitted Transferees sell such Vornado Common Shares within 120 days after the Redemption Notice Date, the value of the retained VNOP Units shall be measured at the Redemption Notice Date based on the closing price of a Vornado Common Share on the NYSE after closing of trading on the date immediately preceding the Redemption Notice Date. If any portion of the Vornado Common Shares received pursuant to the redemption is sold after such 120-day period, then the value of the retained VNOP Units shall be measured at the time such Vornado Common Shares are Transferred based on the closing price of a Vornado Common Share on the NYSE after closing of trading on the date immediately preceding the date of the applicable Transfer.

                  (e) For the purposes of calculating the percentage of the number or the original aggregate value of the VNOP Units Beneficially Owned by the Smith Family, the Kogod Family or their Permitted Transferees under Section 4.8(d), the forfeiture by the Smith Family, the Kogod Family or any of their Permitted Transferees of any of their VNOP Units pursuant to Article 5 of this Agreement and the Escrow Agreement shall not be deemed a Transfer of such VNOP Units by the Smith Family, Kogod Family or their Permitted Transferees, and any VNOP Units forfeited in accordance with Article 5 of this Agreement and the Escrow Agreement shall not be deemed to have been received by the Smith Family or the Kogod Family, as the case may be, in connection with the Merger.

                  4.9 Adjustment to Minimum Ownership Requirements. For the purposes of this Agreement, the minimum ownership amounts and value shall be adjusted appropriately to reflect any subdivision or combination of Vornado Common Shares or VNOP Units (including securities convertible into or exchangeable for Vornado Common Shares or VNOP Units) and any adjustments arising as a result of any reorganization, reclassification or similar events of Vornado REIT or Vornado OP occurring after the Execution Date.

                  4.10 S&K Properties. After the Execution Date, Messrs. Smith and Kogod and Vornado will use commercially reasonable efforts to enter into an option agreement pursuant to which Messrs. Smith and Kogod will give Vornado an option to purchase, in accordance with the terms and conditions contained therein, the limited partner interests owned by the Smith Family and the Kogod Family in other partnerships that own commercial property in the D.C. Area as more fully described in such option agreement. This Section 4.10 will not be interpreted in any manner to impose any obligation on Mr. Smith, Mr. Kogod or Vornado in negotiating or entering into such option agreement.

                  4.11 Restrictions on Transfers of SCR Units and Exercise of SCR Options. SCR shall prohibit or prevent (a) any transfers by any SCR Unitholder of any

SCR Units between the Execution Date and the Closing Date, and (b) the exercises of any SCR Options between the 10th day prior to the Closing Date and the Closing Date.

                  4.12 Vornado OP Partnership Agreement Amendment. Vornado shall cause the Vornado OP Partnership Agreement to be amended at or prior to the Effective Time by approving, executing and adopting the Eighteenth Amendment to the Vornado OP Partnership Agreement substantially in the form attached hereto as EXHIBIT J (the "Vornado OP Partnership Agreement Amendment").




                                    ARTICLE 5

                            SURVIVAL; INDEMNIFICATION

            5.1   Survival of Representations and Warranties.

                  (a) The representations and warranties of SCR contained in
Article 2 of this Agreement shall survive with respect to any claim for an alleged breach thereof made by giving timely written notice pursuant to Section
5.2 hereof on or before April 30, 2003 (such notice date being referred to as the "Indemnity Notice Date" and the period between the Execution Date and the Indemnity Notice Date being referred to as the "Indemnity Period"). Except for written claims in respect thereof timely made in accordance herewith and subject to the terms, conditions and limitations set forth in the Escrow Agreement, Vornado OP shall not have any right to be compensated for any Representation and Warranty Loss and Expenses (as defined herein), Disclosure Loss and Expenses (as defined herein) or Other Loss and Expenses (as defined herein).

                  (b) The representations and warranties of Vornado contained in this Agreement shall survive with respect to any claim for an alleged breach thereof made by giving timely written notice pursuant to Section 5.5 hereof to Vornado OP on or before the Indemnity Notice Date. Except for written claims timely made in accordance with the procedures of Section 5.5, no holder of SCR Units shall have any right to be compensated for any SCR Loss and Expenses (as defined herein) incurred as a result of any breach of any such representations and warranties.

            5.2 Indemnification of Vornado OP with Respect to Representations and Warranties and Disclosure Claims.

                  (a) Indemnification. (i) Subject to the terms and conditions of this Article 5 and the Escrow Agreement, Vornado OP, its successors and permitted assigns shall be indemnified and held harmless from and against 66% of any and all damages, claims, losses, expenses, costs, obligations and liabilities (excluding all consequential damages except for indemnification obligations for third party claims to which this indemnity would otherwise be applicable, and including all reasonable attorneys' fees and expenses, including reasonable expert fees and expenses) ("Representation & Warranty Loss and Expenses") incurred by Vornado OP by reason of or arising out of any breach as of the Execution Date of any representation and warranty (without giving effect to qualifications with respect to a SCR Material Adverse Effect, but excluding any representation and warranty made by SCR to the extent they relate to a Partner Claim pursuant to Sections 2.7 and 2.28) made by SCR in Article 2 of this Agreement, solely by having the right to receive delivery of the Escrow Units pursuant to the Escrow Agreement (the "Representation and Warranty Indemnity"). The indemnity rights afforded to Vornado OP pursuant to this Section 5.2(a) and the Escrow Agreement shall be the exclusive remedy of Vornado OP for a breach of any such representations and warranties.

                        (ii) Subject to the terms and conditions of this Agreement, Vornado REIT and Vornado OP, their successors and permitted assigns, and Vornado REIT's officers, trustees and employees and each person, if any, who controls Vornado REIT within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act (each a "Vornado Disclosure Indemnified Person") shall be indemnified and held harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (excluding all consequential damages and including all reasonable attorneys' fees and expenses, including reasonable expert fees and expenses) incurred by any Vornado Disclosure Indemnified Person by reason of or arising out of any violation or alleged violation of any applicable securities laws or regulations in connection with the Merger or the issuance of the VNOP Units therein, including in connection with any information statement, prospectus, private placement memorandum, registration statement or other document filed with the Commission or distributed to the SCR Unitholders in connection with the Merger insofar as any such damages, claims, losses, expenses, costs, obligations and liabilities, solely by having the right to receive delivery of the Escrow Units pursuant to the Escrow Agreement (collectively, "Disclosure Loss and Expenses") arise out of, or are based upon, any untrue statement or alleged untrue statement or a material fact or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not materially misleading, in each case to the extent, but only to the extent, such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by SCR or SCR GP ("SCR Provided Information") to be included and set forth in any information statement, prospectus, private placement memorandum, registration statement or other document filed with the Commission or distributed to the SCR Unitholders in connection with the Merger (a "Disclosure Claim") (the indemnity granted under this Section 5.2(a)(ii) being referred to herein as the "Disclosure Indemnity"); provided, however, that none of the Escrow Units shall be used to provide indemnity to any of the Vornado Disclosure Indemnified Persons under this Section 5.2 to the extent that any Disclosure Claim or any Disclosure Loss and Expenses result from written information furnished by any Vornado Disclosure Indemnified Person ("Vornado Provided Information").

                  (b) Third Party Claims Procedures. Vornado OP shall promptly notify the Representative in writing of the commencement of any action or other assertion of a claim by a third party for which Vornado OP believes indemnification is provided for pursuant to Section 5.2(a) (as distinguished from any claims under Section 5.2(a) which do not involve any third party, as to which the indemnification procedures set forth in this Section 5.2(b) shall be inapplicable but the claims procedures set forth in Section 5.2(d) shall apply); provided, however, that the failure of Vornado OP so to notify the Representative of the commencement of any such action or such other claim shall not result in the forfeiture by Vornado OP of its right to recover for such claim from the Escrow Units in accordance with this Section 5.2 unless such failure is materially injurious to the ability of the Representative to defend any such action. If any such action is brought or claim is asserted against Vornado OP and the Representative is so notified, then (subject to the right to dispute such claim as described in Section 5.2(d)), the Representative, through counsel selected by the Representative and reasonably acceptable to Vornado OP (and which counsel shall be paid its reasonable fees and expenses by Vornado OP (which amounts shall be included in the expenses subject to the Representation & Warranty Indemnity or the Disclosure Indemnity subject to the limitations set forth herein)) shall control the defense of any such action or claim; provided that the Representative assumes the defense of such matter (and notifies Vornado OP accordingly) within fifteen (15) days of receiving notice of such matter; and provided further, that if Vornado OP reasonably concludes that there may be one or more legal defenses available to it that are different from or in addition to (and are inconsistent with) those available to the existing defendants, or that a conflict could reasonably be likely to exist between Vornado OP and any of the SCR Unitholders, the Representative will not have the right to direct the defense of such action on behalf of Vornado OP and Vornado OP shall direct the defense of such matter through counsel reasonably satisfactory to the Representative. Vornado OP will have the right to employ its own counsel with respect to the action or claim, but the fees, expenses and other charges of such counsel will be at its own expense unless (i) Vornado OP has been named as a defendant in any such matter and Vornado OP reasonably concludes that there may be one or more legal defenses available to it that are different from or in addition to (and are inconsistent with) those available to the existing defendants or that a conflict could reasonably be likely to exist between Vornado OP and any of the SCR Unitholders, (ii) the Representative does not have the right to direct the defense on behalf of Vornado OP in accordance with the prior sentence, or (iii) the retention of counsel by such party has been authorized in writing by the Representative. It is understood that the Escrow Units shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be used for the fees, expenses and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for Vornado OP. The Representative shall have the right to settle any matter for which indemnification may be available pursuant to Section 5.2(a) without the consent of Vornado OP, provided that (i) the settlement shall not include any admission of wrongdoing on the part of Vornado OP or impose any decree, restriction or liability on Vornado OP or its partners, and (ii) the settlement shall provide Vornado OP (and its subsidiaries and partners) with a release from all liability with respect to such matter. Further, the Representative shall be required to obtain the consent of Vornado OP for the settlement of any matter for which indemnification is provided pursuant to Section 5.2(a) (which consent shall not be unreasonably withheld or delayed) if (A) the settlement or any related series of settlements would result in a draw equal to or in excess of $2,000,000 under the Escrow Agreement with respect to such claim (or related claims), or (B) a total of less than $12,000,000 is available to be drawn under the Escrow Agreement with respect to Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses, as the case may be, immediately prior to such settlement. If and only if the Representative fails to assume the defense of any action brought or claim asserted against Vornado OP under this Section 5.2 in which it is entitled to do so, then Vornado OP will be entitled to settle such action or claim without the consent of the Representative.

                  (c) Limitations on Liability.

                        (i) Threshold. Notwithstanding anything in this Agreement to the contrary, Escrow Units shall not be used to satisfy any Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses with respect to which indemnity is provided pursuant to this Section 5.2 until the cumulative amount of such Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses, as the case may be, shall exceed $1,000,000, in which case the Escrow Units shall be applied to satisfy all such Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses, as the case may be (from the first dollar of such loss), subject to the limitations set forth in
Section 5.2(c)(ii). The provisions of this Section 5.2(c)(i) shall not affect the rights of the parties hereto with respect to control of the defense of any action or claim, which shall be governed by Section 5.2(b).

                        (ii) Liability Cap. Notwithstanding anything in this Agreement to the contrary, Vornado OP's recourse under this Section 5.2 shall be limited to the Escrow Units and no SCR Unitholder, as a result of such holder's ownership of such holder's pro rata portion of the Escrow Units, shall have any personal liability or indemnity under this Section 5.2.

                        (iii) Pro Rata Liability; Several and Not Joint Liability. In the event that Vornado OP suffers any Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses with respect to a claim for which indemnification is provided pursuant to this Section 5.2, the Escrow Units used to satisfy the indemnification obligations pursuant to this Section 5.2 shall be on a pro rata basis, based on each SCR Unitholder's proportionate share of the number of Escrow Units originally deposited with the Escrow Agent (the "Pro Rata Share of Escrow Units").

                  (d) Claims Procedure for Representation & Warranty Loss and Expenses and Disclosure Loss and Expenses. Vornado OP shall notify the Representative in writing of any claim that it reasonably believes constitutes a potential Representation & Warranty Loss and Expense or Disclosure Loss and Expenses and, to the extent not already indicated by means of a notice given under Section 5.2(b), describe in reasonable detail the claim and the estimated amount of such claim. If the Representative does not object in writing as to the applicability of the Representation & Warranty Indemnity or the Disclosure Indemnity, as the case may be, with respect to such claim within twenty (20) days after receiving such notice, then the claim set forth in the notice by Vornado OP shall be considered Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses, as the case may be, for all purposes of this Agreement. If the Representative objects in writing to the applicability of the Representation & Warranty Indemnity or the Disclosure Indemnity with respect to such claim within such twenty (20) day period, then either Vornado OP or the Representative may seek to have such dispute adjudicated by a court of competent jurisdiction. No claim asserted by Vornado OP that is disputed by the Representative pursuant to this Section 5.2(d) shall be deemed to be a Representation &

Warranty Loss and Expense or Disclosure Loss and Expenses, as the case may be, for purposes of this Agreement until such dispute is finally resolved by agreement between the Representative and Vornado OP or by a final, nonappealable order of a court of competent jurisdiction.

                  (e) Satisfaction of Representation & Warranty Loss and Expenses and Disclosure Loss and Expenses; Subrogation. Once the amount of Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses arising out of any claim has been established in accordance with Section 5.2(d) above and the threshold set forth in Section 5.2(c)(i) has been exceeded, the sole remedy of Vornado OP with respect to such Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses shall be to exercise its rights to recovery under the Escrow Agreement in accordance with Section 5.4. None of the SCR Unitholders, the Representative or any of their shareholders, members or partners shall have any personal liability with respect to the obligations set forth in this Section 5.2. Upon the satisfaction of any Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses, as the case may be, pursuant to this Agreement and the Escrow Agreement, each SCR Unitholder shall be subrogated (but only to the extent of such satisfaction and at no risk or liability to Vornado OP) to the rights (if any) of Vornado OP against any third parties with respect to such Representation & Warranty Loss and Expenses or Disclosure Loss and Expenses, as the case may be, and Vornado OP shall cooperate with the SCR Unitholders (at no cost or liability to Vornado OP) in pursuing such claims against any third parties.

                  (f) Termination of Representation & Warranty Indemnity and Disclosure Indemnity. Notwithstanding anything in this Agreement to the contrary, the indemnification under this Section 5.2 shall terminate and be extinguished forever on the date that is the last day of the Indemnity Period, unless and to the extent a written claim has been asserted on or prior to such date. If such a timely written claim has been made, the indemnification shall continue beyond the Indemnity Notice Date, but only with respect to such claim and only until the earlier of (i) the date such claim is satisfied pursuant to the Escrow Agreement or otherwise finally resolved, (ii) if legal action is taken with respect to such claim during the Indemnity Period, the date on which such claim is satisfied pursuant to the Escrow Agreement or otherwise finally resolved, or (iii) with respect to a claim for which no legal action has been taken during the Indemnity Period, 12 months after the date on which the last settlement or other substantive discussions have taken place with respect to such claim, but in no event more than 24 months after the end of the Indemnity Period.

                  (g) Vornado OP to Act on Behalf of Vornado Disclosure Indemnified Persons. All Vornado Disclosure Indemnified Persons agree to permit Vornado OP to represent them with respect to any Disclosure Claim Indemnity arising out of this Section 5.2.

            5.3   Indemnification of Vornado REIT and Vornado OP for Partner
Claims.

                  (a) Indemnification by SK Group. From and after the Execution Date, subject to the terms and conditions of this Article 5 and the Escrow Agreement, SCR GP, Messrs. Smith, Kogod, their spouses, their children and spouses of their children and SMI (collectively the "SK Group"), on a non-recourse basis pursuant to the Escrow Agreement, shall jointly and severally indemnify and hold harmless Vornado REIT and Vornado OP, their successors and permitted assigns if such indemnitee (each a "Vornado Indemnified Person") is now or is subsequently named a defendant in any of the Partner Claims (as defined herein) or liability is otherwise asserted against such Vornado Indemnified Person (or such Vornado Indemnified Person is made the subject of discovery or evidentiary requests) by a claimant in any of the Partner Claims, from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including all reasonable attorneys' fees and expenses, including reasonable expert fees and expenses) incurred by such Vornado Indemnified Person (including liabilities of Vornado OP arising under the indemnification provisions of the Vornado OP Partnership Agreement, other than with respect to costs and expenses of Vornado REIT, SCR GP or Vornado OP excluded under this Section 5.3(a)) by reason of or arising out of any claim:

                        (i)   by any limited partners of a Property
Partnership acquired pursuant to the transactions described in SCHEDULE 2.7(b) (the "Partnership Acquisition Transactions") (or any matter relating to a Property Partnership arising prior to the closing of the applicable Partnership Acquisition Transaction) (collectively, "Partner Consolidation Loss and Expenses"), or any Person claiming a direct or indirect interest in such partner other than (directly or indirectly) Vornado OP, arising at or prior to the applicable Partnership Acquisition Transaction with respect to which the indemnitor is not exculpated under the SCR Partnership Agreement (a "Partner Consolidation Claim"); provided, that the foregoing indemnity shall not apply to any Partner Consolidation Loss and Expenses to the extent (and only to the extent) that Vornado is conclusively determined to be obligated to provide indemnification pursuant to the additional Vornado indemnities set forth in
Section 5.9 hereof (the indemnity granted under this Section 5.3(a)(i) being referred to herein as the "Partner Consolidation Indemnity"); or

                        (ii) by any partner in SCR (or any Person claiming a direct or indirect interest in such partner) other than (directly or indirectly) Vornado OP arising at or prior to the Effective Time out of the Merger with respect to which the indemnitor is not exculpated under the SCR Partnership Agreement (a "Partner Merger Claim" and together with Partner Consolidation Claims, the "Partner Claims") (collectively, "Merger Loss and Expenses" and together with Partnership Consolidation Loss and Expenses, the "Other Loss and Expenses"); provided, that the foregoing indemnity shall not apply to any Merger Loss and Expenses to the extent (and only to the extent) that Vornado is conclusively determined to be obligated to provide indemnification pursuant to clause (ii) of the Vornado Indemnity (as defined herein) or pursuant to the additional Vornado indemnities set forth in Section 5.9 hereof shall be applicable (the indemnity granted under this Section 5.3(a)(ii) being referred to herein as the "Partner Merger Indemnity" and together with the Partner Consolidation Indemnity, the "Partner Claim Indemnity").

                  (b) The indemnity rights afforded to the Vornado Indemnified Persons pursuant to the Escrow Agreement and Section 5.3(a) shall be the exclusive remedy of such Vornado Indemnified Persons (including Vornado REIT and Vornado
OP) with respect to any Partner Claim.

                  (c) Third Party Claims Procedures. Vornado REIT shall promptly notify the Representative in writing of the commencement of any action or other assertion of a claim by a third party for which a Vornado Indemnified Person believes indemnification is provided pursuant to Section 5.3(a); provided, however, that the failure of Vornado REIT to so notify the Representative of the commencement of any such action or such other claim shall not relieve the SK Group of its obligations under this Section 5.3(a) unless such failure is materially injurious to the ability of SK Group to defend any such action. If any such action is brought or claim is asserted against a Vornado Indemnified Person and the Representative is so notified, then subject to the right to dispute such claim as described in Section 5.3(e), the Representative, through counsel selected by the Representative and reasonably acceptable to Vornado OP (and which counsel shall be paid its reasonable fees and expenses by Vornado REIT or Vornado OP, as the case may be (which amounts shall be included in the expenses subject to the Indemnity subject to the limitations set forth herein)), shall control the defense of any such action or claim; provided that the Representative assume the defense of such matter (and notify Vornado REIT accordingly) within fifteen (15) days of receiving notice of such matter; and provided, further, that if Vornado REIT reasonably concludes that there may be one or more legal defenses available to any Vornado Indemnified Person that are different from or in addition to (and are inconsistent with) those available to the existing defendants, or that a conflict or potential conflict exists between Vornado Indemnified Person, on the one hand, and the SK Group, on the other hand, the Representative will not have the right to direct the defense of such action on behalf of the Vornado Indemnified Person, and the Vornado Indemnified Person shall direct the defense of such claim through counsel reasonably satisfactory to the Representative. Any Vornado Indemnified Person will have the right to employ its own counsel with respect to any Partner Claim, but the fees, expenses and other charges of such counsel will be at its own expense unless (i) Vornado REIT or Vornado OP has been named as a defendant in any such Claims and Vornado REIT or Vornado OP, as the case may be, reasonably concludes that there may be one or more legal defenses available to it that are different from or in addition to (and are inconsistent with) those available to the existing defendants or that a conflict or potential conflict exists between Vornado REIT or Vornado OP, on the one hand, and the SK Group, on the other hand, (ii) the Representative does not have the right to direct the defense on behalf of Vornado REIT or Vornado OP in accordance with the preceding sentence, or (iii) the retention of counsel by such party has been authorized in writing by the Representative. It is expressly understood that the SK Group shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees, expenses and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for the Vornado Indemnified Persons, as a group. The Representative shall have the right to settle any of the Partner Claims without the consent of the Vornado Indemnified Persons, provided that (i) the settlement shall not include any admission of wrongdoing on the part of any Vornado Indemnified Person or impose any decree, restriction or liability on any Vornado Indemnified Person, its subsidiaries, trustees or officers, and (ii) the settlement shall include providing the Vornado Indemnified Persons and their subsidiaries, trustees, and officers with a release from all liability with respect to such matter. Further, the Representative shall be required to obtain the consent of Vornado REIT for the settlement of any Partner Claim (which consent shall not be unreasonably withheld or delayed) if (A) the settlement or any related series of settlements would result in a draw of at least $1,000,000 under the Escrow Agreement with respect to such Partner Claim (or related Partner Claims), or (B) a total of less than $6,000,000 is available to draw under the Escrow Agreement permitted with respect to such Partner Claim (or related Partner Claims) immediately prior to such settlement. If and only if the Representative fails to assume the defense of any action brought or claim asserted against a Vornado Indemnified Person under this Section 5.3(c) in which it is entitled to do so, then Vornado REIT will be entitled to settle such Partner Claim without the consent of the Representative.

                  (d)   Limitations on Liability.

                        (i) Threshold. Notwithstanding anything in this Agreement to the contrary, the SK Group shall not be responsible for any Other Loss and Expenses with respect to which indemnity is provided pursuant to
Section 5.3(a) until the cumulative amount of such Other Loss and Expenses shall exceed $1,000,000, in which case the SK Group shall be liable (on a non-recourse basis as described in and to the extent provided for in the Escrow Agreement) for all such Other Loss and Expenses (from the first dollar of such loss), subject to the limitations set forth in Section 5.3(d)(ii). The provisions of this Section 5.3(d)(i) shall not affect the rights of the parties hereto with respect to control of the defense of any action or claim, which shall be governed by Section 5.3(e).

                        (ii) Liability Cap; Several and Not Joint Liability. Notwithstanding anything in this Agreement to the contrary, the cumulative aggregate indemnity obligation of the SK Group under this Section 5.3(a) shall be limited to the SK Group's Pro Rata Share of the Escrow Units held by the Escrow Agent pursuant to the Escrow Agreement.

                  (e) Claims Procedure for Other Losses and Expenses. Vornado REIT shall notify the Representative in writing of any claim that any Vornado Indemnified Person reasonably believes constitutes Other Loss and Expenses and, to the extent not already indicated by means of a notice given under Section 5.3(c), describe in reasonable detail the claim and the estimated amount of such claim. If the Representative does not object in writing as to the availability of such Partner Claim Indemnity with respect to such claim within twenty (20) days after receiving such notice, then the claim set forth in the notice by Vornado REIT shall be considered Other Loss and Expenses for all purposes of this Agreement. If the Representative objects in writing to the availability of the Partner Claim Indemnity with respect to such Partner Claim within such twenty (20) day period, then any party may seek to have such dispute adjudicated by a court of competent jurisdiction. No claim asserted by Vornado REIT that is disputed by the Representative pursuant to this Section 5.3(e) shall be deemed to be Other Loss and Expenses for purposes of this Agreement as against the SK Group until such dispute is finally resolved between the Representative and Vornado REIT or by a final, nonappealable order of a court of competent jurisdiction.

                  (f) Satisfaction of Other Loss and Expenses; Subrogation. Once the amount of Other Loss and Expenses has been established in accordance with
Section 5.3(e) above and the threshold set forth in Section 5.3(d)(ii) has been exceeded, the sole remedy of any Vornado Indemnified Person with respect to such Other Loss and Expenses shall be to exercise its rights to recovery under the Escrow Agreement in accordance with Section 5.4. Neither the SK Group nor any of their shareholders, members or partners shall have any personal liability with respect to the obligations set forth in Section 5.3(a). Upon the satisfaction of any Other Losses and Expenses pursuant to this Agreement and the Escrow Agreement and provided that the SK Group shall not be in default in performance of their indemnification obligations hereunder, the SK Group shall be subrogated (but only to the extent of such satisfaction and at no risk or liability to any Vornado Indemnified Person) to the rights (if any) of the Vornado Indemnified Persons against any third parties with respect to such Other Losses and Expenses, and the Vornado Indemnified Persons shall cooperate with the Representative (at no cost or liability to the Vornado Indemnified Persons) in pursuing such claim against any third parties.

                  (g) Termination of Indemnity. Notwithstanding anything in this Agreement to the contrary, the obligations of the SK Group under this Section
5.3 shall terminate and be extinguished forever on the Indemnity Notice Date, unless and to the extent a written claim has been asserted on or prior to such date. If such a timely written claim has been made, the indemnity obligations of the SK Group shall continue beyond the Indemnity Notice Date, but only with respect to such claim and only until the earlier of (i) the date such claim is satisfied pursuant to the Escrow Agreement or otherwise finally resolved, (ii) if legal action is taken with respect to such claim during the Indemnity Period, the date on which such claim is satisfied pursuant to the Escrow Agreement or otherwise finally resolved, or (iii) with respect to a claim for which no legal action has been taken during the Indemnity Period, 12 months after the date on which the last settlement or other substantive discussions have taken place with respect to such claim, but in no event more than 24 months after the end of the Indemnity Period.

                  (h) Vornado REIT to Act on Behalf of Vornado Indemnified Persons. All Vornado Indemnified Persons agree to permit Vornado REIT to represent them with respect to any Partner Claim Indemnity arising out of this
Section 5.3.

            5.4 Escrow Agreement; Release of Escrow Units. At the Closing, the Escrow Units shall be delivered by Vornado OP to the Escrow Agent under the Escrow Agreement, and such Escrow Units shall be available as and to the extent provided in the Escrow Agreement for satisfaction of (i) Representation & Warranty Loss and Expenses, (ii) Disclosure Loss and Expenses, (iii) with respect to SK Group's Pro Rata Share of the Escrow Units only, Other Loss and Expenses, (iv) the cost of enforcement pursuant to Section 5.6, and (v) such additional obligations as and to the extent provided for in the Escrow Agreement. The Escrow Units shall be disbursed as provided in the Escrow Agreement.

            5.5   Indemnification of SCR Unitholders.

                  (a) Indemnification. Subject to the terms and conditions of this Agreement, Vornado REIT, Vornado OP and Vornado Merger Sub jointly and severally agree to indemnify each SCR Unitholder, SCR GP and their officers, directors, employees, shareholders, and affiliates, and their successors and permitted assigns (collectively, the "SCR Indemnified Persons"), from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (excluding all consequential damages and including all reasonable attorneys' fees and expenses, including reasonable expert fees and expenses) ("SCR Loss and Expenses") incurred by any SCR Indemnified Person or entity by reason of or arising out of (i) any breach as of the Execution Date of any representation and warranty made by Vornado in Article 3 of this Agreement, and
(ii) any violation or alleged violation of any applicable securities laws or regulations in connection with the Merger or the issuance of the VNOP Units therein, including in connection with any information statement, prospectus or registration statement filed with the Commission or distributed to the SCR Unitholders in connection with the Merger insofar as such SCR Loss and Expense arise out of, or are based upon, any untrue statement or alleged untrue statement or a material fact or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not materially misleading, in each case to the extent, but only to the extent, such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with Vornado Provided Information to be included and set forth in any consent solicitations, prospectus or registration statement filed with the Commission or distributed to the SCR Unitholders in connection with the Merger (the "Vornado Indemnity"); provided, however, that neither Vornado REIT, Vornado OP nor Vornado Merger Sub shall be obligated to indemnify any of the SCR Unitholders, SCR GP and their officers, directors, employees, shareholders, and affiliates, and their successors and permitted assigns under this Section 5.5(a) to the extent that any SCR Loss and Expenses result from SCR Provided Information.

                  (b) Limitations on Liability. Notwithstanding anything in this Agreement to the contrary, Vornado REIT, Vornado OP and Vornado Merger Sub shall not be responsible for any SCR Loss and Expenses with respect to which indemnity is provided pursuant to Section 5.5(a)(i) (other than in respect of a breach of any such representation and warranty attributable to any claims asserted by any partner in SCR, including the Representative on behalf of the SCR Unitholders, relating to violations or alleged violations of any applicable securities laws in connection with the Merger or the issuance of VNOP Units therein, for which the limitations of this Section 5.5(b) shall not apply) until the cumulative amount of such SCR Loss and Expenses shall exceed $1,000,000, in which case Vornado REIT, Vornado OP and Vornado Merger Sub shall be jointly and severally liable for all such SCR Loss and Expenses (from the first dollar of loss), subject to the limitation that the cumulative indemnity obligation of Vornado REIT, Vornado OP and Vornado Merger Sub under Section 5.5(a)(i) shall not exceed $25,000,000 with respect to claims asserted in writing prior to the Indemnity Notice Date, but only to the extent such asserted claim becomes an actual SCR Loss and Expenses.

                  (c) Termination of Vornado Indemnity. Notwithstanding anything in this Agreement to the contrary, (i) the obligations of Vornado REIT, Vornado OP and Vornado Merger Sub under Section 5.5(a)(i) shall terminate and be extinguished forever on the date that is the last day of the Indemnity Notice Period and (ii) the obligations of Vornado REIT, Vornado OP and Vornado Merger Sub under Section 5.5(a)(ii) shall terminate and be extinguished forever on the Indemnity Notice Date, unless, and to the extent, in any such case written claim has been asserted on or prior to such date. If such a timely written claim has been made, the indemnity obligations of Vornado REIT, Vornado OP and Vornado Merger Sub shall continue beyond the Indemnity Notice Date, but only with respect to such claim and only until the earlier of (i) the date such claim is satisfied or otherwise finally resolved, (ii) if legal action is taken with respect to such claim during the Indemnity Period, the date on which such claim is satisfied or otherwise finally resolved, or (iii) with respect to a claim for which no legal action has been taken during the Indemnity Period, 12 months after the date on which the last settlement or other substantive discussions have taken place with respect to such claim, but in no event more than 24 months after the end of the Indemnity Period.

            5.6 Costs of Enforcement. In the event that any dispute arises between the parties hereto as to the validity of any Representation & Warranty Loss and Expenses under Section 5.2 or any Other Losses and Expenses under
Section 5.3, or any claim for indemnification under the Vornado Indemnity under
Section 5.5, the non-prevailing party shall pay the reasonable legal fees and expenses of the prevailing party incurred in connection with such dispute (including expert and witness fees). Any such legal fees and expenses required to be paid in respect of any Representation & Warranty Loss and Expenses or Other Loss and Expenses shall be included in any such Representation & Warranty Loss and Expenses or Other Loss and Expenses and satisfied as part thereof pursuant to the Escrow Agreement.

            5.7   Exclusive Remedies.

                  (a) Notwithstanding anything in this Agreement, the Escrow Agreement or otherwise to the contrary, except for liabilities of the SCR Unitholders under Article 5 of this Agreement (as and to the extent provided in the Escrow Agreement) and obligations that are intended to survive the Effective Time pursuant to the terms of this Agreement or any other agreement, instrument or document executed and delivered concurrently herewith or at or prior to the Effective Time, none of the SCR Unitholders, the Representative or any of their officers, directors, employees, shareholders or affiliates shall have any liability after the Effective Time to Vornado REIT, Vornado OP, Vornado Merger Sub or any of their affiliates with respect to any matters relating to the Merger or otherwise contemplated by this Agreement.

                  (b) Notwithstanding anything in this Agreement or otherwise to the contrary, except for liabilities of Vornado REIT, Vornado OP and Vornado Merger Sub under Article 5 of this Agreement, liabilities under applicable securities laws and regulations and obligations that are intended to survive the Effective Time pursuant to the terms of this Agreement or any other agreement, instrument or document executed and delivered concurrently herewith or at or prior to the Effective Time, none of Vornado REIT,

Vornado OP and Vornado Merger Sub or any of their officers, directors, employees, shareholders or affiliates shall have any liability after the Effective Time to the SCR Unitholders or any of their affiliates with respect to any matters relating to the Merger or otherwise contemplated by this Agreement.

            5.8 No Right of Offset. The parties hereto agree that, notwithstanding anything contained in the Vornado OP Partnership Agreement, as the same may be amended from time to time, in no event shall Vornado REIT, Vornado OP or Vornado Merger Sub have any right of offset against any SCR Unitholder, SCR GP or any of their officers, directors, employees, shareholders or affiliates under Section 8.7 of the Vornado OP Partnership Agreement or any other agreement to which they are a party with respect to any claim under arising under this Agreement or any other agreement, instrument or document executed and delivered concurrently herewith or at or prior to the Effective Time (including any claim with respect to Representation & Warranty Loss and Expenses or Other Loss and Expenses).

            5.9   Additional Indemnification by Vornado.

                  (a) From and after the Effective Time, Vornado REIT, Vornado OP and Vornado Merger Sub (as used in this Section 5.9, collectively, the "Indemnifying Parties"), jointly and severally, shall provide exculpation and indemnification for each of the Indemnitees (as defined in the SCR Partnership Agreement), including SCR GP and its officers, directors, trustees, employees, shareholders, and affiliates, and for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, such an Indemnitee (as used in this Section 5.9, collectively, the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by SCR, the SCR Subsidiaries and SCR GP immediately prior to the Effective Time in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof; provided, however, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement, to the extent provided in such charter, Bylaws or agreement.

                  (b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of SCR, Vornado REIT, Vornado OP or Vornado Merger Sub, or any SCR Subsidiary or Vornado Subsidiary, or by or in the right of SCR, Vornado REIT, Vornado OP or Vornado Merger Sub, or any SCR Subsidiary or Vornado Subsidiary, or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time, an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, director, trustee, employee, shareholder, or affiliate of SCR GP, SCR or any of the SCR Subsidiaries or any action or omission by such person in his capacity as such an officer, director, trustee, employee, shareholder, or affiliate, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising

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
before or after the Effective Time, Vornado REIT, Vornado OP and Vornado Merger Sub, SCR GP and SCR and the Indemnified Parties hereby agree to use their commercially reasonable best efforts to cooperate in the defense of such claim, action, suit, proceeding or investigation. The Indemnified Parties shall have the right to select counsel, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed). It is understood and agreed that, after the Effective Time, the Indemnifying Parties shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In addition, after the Effective Time, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent, and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and nonappealable order that such indemnification is prohibited by applicable law. In the event of a final and nonappealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Parties of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties ability to defend such claim, action, suit, proceeding or investigation; and provided, further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 5.9(b) prior to the Effective Time.

                  (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Vornado REIT, Vornado OP and Vornado Merger Sub, as the case may be. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9 and each of Vornado REIT, Vornado OP and Vornado Merger Sub acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

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
                  (d) In the event that Vornado REIT, Vornado OP, Vornado Merger Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

            5.10 Recovery From Insurance Policies and Third Parties. The amount of any Representation & Warranty Loss and Expenses, Disclosure Loss and Expenses, or Other Loss and Expenses to be paid by any of the parties pursuant to Article 5 of this Agreement shall be reduced by the amount of recovery actually received by the indemnified party with respect to any applicable insurance policies or from persons or parties not parties to this Agreement or the Escrow Agreement. If Vornado has made a claim under any applicable insurance policies to recover any Representation & Warranty Loss and Expenses, Disclosure Loss and Expenses, or Other Loss and Expenses, Vornado shall not be entitled to recover from an indemnifying party any Representation & Warranty Loss and Expenses, Disclosure Loss and Expenses, or Other Loss and Expenses, as the case may be, to the extent covered by such insurance claim, until such time as the insurance carrier has made a determination on the amount of the insurance claim coverage, if any (or, in the event a claim is made to an insurance carrier and such insurance carrier does not make a determination of the amount of the insurance claim coverage within 180 days following the date on which such claim is made, the 181st day after which such insurance claim is made). If the insurance carrier's determination for such insurance claim is less than the amount of the indemnity claim claimed by Vornado, then the difference between
(i) such of indemnity amount claimed by Vornado and (ii) the amount of claim for which such insurance carrier has made a determination, shall be payable from the Escrow Units in accordance with this Agreement and the Escrow Agreement (and subject to the limitations provided herein and therein); provided, however, that once the insurance carrier has made a determination as to the amount of the insurance claim, Vornado shall not be obligated to pursue legal remedies to recover any further amounts under the applicable insurance policy. In the event that an insurance carrier does not make a determination of the amount of the insurance claim coverage with respect to which an insurance claim is made within 180 days of the date on which such claim is made, Vornado shall be entitled to recover from an indemnifying party under the terms of this Agreement and the Escrow Agreement from and after the 181st day after which such insurance claim is made.

                                    ARTICLE 6

                              ADDITIONAL COVENANTS

            6.1 Conduct of Business by SCR Pending Merger. During the period from the Execution Date to the Effective Time, SCR shall, and shall cause (or, in the case of SCR Subsidiaries that SCR does not control, shall use commercially reasonable efforts to cause) the SCR Subsidiaries each to (i) carry on its business in the usual, regular and ordinary

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
course in substantially the same manner as heretofore conducted, including the preparation of the annual operating and capital budget of SCR in consultation with the Board of Managers of SCR GP, except for such changes as are expressly required or permitted by this Agreement, and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, and ongoing businesses, (ii) maintain insurance policies on the SCR Properties of the same kind and same amount as the insurance policies in effect with respect to the SCR Properties on the Execution Date,
(iii) confer on a regular basis with representatives of Vornado OP regarding material matters relating such businesses, (iv) promptly notify Vornado OP of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of the SCR Properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), and (v) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect SCR's status as partnership under the Code.

            Without limiting the generality of the foregoing, during the period from the Execution Date to the Effective Time, except as set forth in SCHEDULE
6.1 and SCHEDULE 4.4(d)(ii), or as otherwise contemplated by this Agreement, without the written consent of Vornado OP, SCR shall not, and shall cause (or, in the case of SCR Subsidiaries that SCR does not control, shall use commercially reasonable efforts to cause) the SCR Subsidiaries each not to:

                  (a) (i) except for regular quarterly cash distributions to SCR Unitholders of $0.4375 per SCR Class A Unit and a corresponding distribution on each SCR Class B Unit and SCR Class C Unit (or, if less than a full quarter, of an amount equal to the cumulative daily rate of $0.004861 per SCR Class A Unit, SCR Class B Unit, or SCR Class C Unit, as the case may be, or such other amount as may be agreed to by the parties hereto, multiplied by the number of days in such period) and preferred distributions, declare, set aside or pay and dividends on, or make any other distributions in respect of, the capital stock, beneficial interests or any ownership interests of SCR or any SCR Subsidiary,
(ii) split, combine or reclassify any beneficial interests or any other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such shares of beneficial interest, partnership interests or other ownership interests, or
(iii) purchase, redeem or otherwise acquire any shares of beneficial interest, partnership interests, "phantom units" or other ownership or similar interests or any options, warrants or rights to acquire, or security convertible into, shares of such beneficial interest, such partnership interests or such other ownership interests;

                  (b) issue, deliver or sell, or grant any option or other right in respect of, any voting securities, shares of beneficial interest, partnership interests or other ownership interests of SCR or any SCR Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such voting securities, shares of beneficial interest, partnership interests, other ownership interests or convertible securities;

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

                  (c)   amend the SCR Partnership Agreement;

                  (d)   merge or consolidate with any other Person;

                  (e) in any transaction or series of transactions involving capital, securities or other assets or indebtedness of SCR or any SCR Subsidiary, without first obtaining the prior written consent of Vornado OP, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; (ii) subject to any material Lien, sell, lease (excluding tenant leases) or otherwise dispose of any of the SCR Properties (or any interests therein or portions thereof) or any other material assets or businesses, or assign or encumber the right to receive income, dividends, distributions and the like from such assets or businesses; or (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SCR, enter into any "keep well" or other arrangements to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, except making of any loans, advances or capital contributions to, or investments in, any SCR Subsidiaries in the ordinary course of business consistent with past practice;

                  (f) make any tax election (unless required by law or necessary to preserve the status of SCR and each SCR Subsidiary for federal income tax purposes either as a partnership or an entity that is disregarded as a separate entity);

                  (g) (i) change in any material manner any of its methods, principles or practices of accounting from those upon which the SCR Financial Statements were prepared, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to certiorari proceedings with respect to real estate taxes for any years for which the applicable real estate tax returns are not closed, or change any of its methods of reporting income or deductions for federal income tax returns for the most recently completed taxable year except, in the case of clause (i), as may be required by the Commission, applicable law or GAAP;

                  (h) subject to Section 6.1(i), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction of any of the foregoing in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the SCR Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

                  (i) settle any litigation claims against SCR or any SCR Subsidiary that are not covered by insurance (other than deductibles) (including any class action or other claims arising out of or in connection with the Merger), except in the ordinary course of business consistent with past practice and such settlement requires payment by SCR and/or any SCR Subsidiary of no more than an aggregate of $100,000 per claim;

                  (j) make any loans, advances or capital contributions to, or investments in, any other Person, except making of any loans, advances or capital contributions to, or investments in, any SCR Subsidiaries in the ordinary course of business consistent with past practice;

                  (k) distribute any casualty, condemnation or other disposition proceeds;

                  (l) enter into a lease with a tenant for space at any SCR Property, other than leases (i) for which a signed letter of intent has been entered into and disclosed to Vornado prior to the Execution Date, or (ii) which related to, individually or in a series of related leases, less than 50,000 square feet at any of the SCR Properties; or

                  (m) except as may be required by applicable Laws, (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plan, (ii) increase the salary, wage, bonus or other compensation of any employees, except increases occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases), or (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of SCR or any SCR Subsidiary, other than grants of severance or termination pay pursuant to severance or termination agreements or policies set forth on
SCHEDULE 6.1 or in effect as of the date hereof and set forth in SCHEDULE
2.22(a).

            6.2 Conduct of Business by Vornado Pending Merger. During the period from the Execution Date to the Effective Time, Vornado shall, and shall cause (or, in the case of Vornado Subsidiaries that Vornado does not control, shall use commercially reasonable efforts to cause) the Vornado Subsidiaries each to (i) use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses, (ii) confer on a regular basis with representatives of SCR to report operational matters which would have a Vornado Material Adverse Effect, (iii) promptly notify SCR of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), (iv) maintain its books and records in accordance with GAAP consistently applied, (v) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Vornado's status as a qualified REIT under the Code, and (vi) promptly deliver to SCR true and correct copies of any report, statement or schedule filed with the Commission subsequent to the Execution Date;

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
provided, however, for purposes of this Section 6.2 only, an emergency, change, complaint, investigation or hearing shall be deemed material only if it would reasonably be expected to have a Vornado Material Adverse Effect.

            Without limiting the generality of the foregoing, during the period from the Execution Date to the Effective Time, except as set forth in SCHEDULE
6.2 or as otherwise contemplated by this Agreement, without the written consent of SCR, Vornado REIT shall not, and shall cause Vornado OP not to, (a) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Vornado Common Shares or Vornado Preferred Shares, other than (i) regular quarterly distributions on the VNOP Units and Vornado Common Shares, regular quarterly preferred distributions on the Vornado Preferred Shares and preferred units of Vornado OP, (ii) any distribution (whether cash, securities or in any other form) constituting a "spin-off" of Vornado's investment in, or any of the assets of, Alexander's Inc. or any of Alexander's Affiliates if declared as a distribution by Vornado REIT during calendar year 2001, payable to shareholders of Vornado REIT of record as of a date not later than December 31, 2001, and actually paid not later than January 31, 2002, and (iii) such other distributions, if any, that (A) would not exceed $0.42 per Vornado Common Share, reduced by (x) the estimated value per Vornado Common Share of any distribution pursuant to clause (ii) above (as determined in good faith by Vornado immediately prior to any such distribution) and (y) any increase in the regular quarterly distribution per Vornado Common Share to be paid in November 2001 above $0.59 per Vornado Common Share, and (B) would be treated as having paid during calendar year 2001 for purposes of Sections 857 and 4981 of the Code (determined without regard to Section 858 of the Code), or
(b) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, membership interests, or units of partnership interest of Vornado or any Vornado Subsidiary, except for redemption of Vornado Common Shares required under the Declaration of Trust in order to preserve the status of Vornado as a REIT under the Code or to avoid the imposition of any tax under the Code.

            6.3   Other Actions.

                  (a) SCR shall not, and shall cause each SCR Subsidiary not to (or, in the case of SCR Subsidiaries that SCR does not control, SCR shall use commercially reasonable efforts to cause, subject to any partnership agreements, loan agreements and the fiduciary duties of the general partners of any such partnerships), take or omit to take any action in bad faith that would result in
(x) any of the representations and warranties of SCR (without giving effect to any "knowledge" qualifications) set forth in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties (without giving effect to any "knowledge" qualifications) that are not so qualified becoming untrue in any material respect or (z) except as contemplated by this Agreement, any of the conditions to the Merger set forth in
Article 8 not being satisfied.

                  (b) Vornado shall not and shall cause (or, in the case of Vornado Subsidiaries that Vornado does not control, Vornado shall use commercially reasonable efforts to cause) each Vornado Subsidiary not to take or omit to take any action in bad faith that would result in (x) any of the representations and warranties of Vornado (without giving effect to any "knowledge" qualifications) set forth in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties (without giving effect to any "knowledge" qualifications) that are not so qualified becoming untrue in any material respect or (z) except as contemplated by this Agreement, any of the conditions to the Merger set forth in Article 8 not being satisfied.

            6.4   Access to Information; Confidentiality.

                  (a) Subject to any confidentiality agreements existing as of the date hereof, Vornado and SCR each shall, and shall cause each of its respective subsidiaries and affiliates that is an entity and any employees, agents, officers, directors, shareholders, partners and advisors of itself or any of its subsidiaries or affiliates that are entities to (i) afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time to all of their respective properties, books, contracts, commitments, personnel and records,
(ii) during such period, furnish promptly to the other parties (A) as applicable, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (B) all other information concerning its businesses, properties and personnel as any other party may reasonably request and (C) reports heretofore or hereafter furnished to any of the foregoing entities or persons by securities analysts or accountants, (iii) hold, any nonpublic information now or hereafter acquired from any of the parties in strict confidence and shall not use such information for any purpose except in connection with the Merger or the other transactions contemplated by this Agreement and shall not disclose any such information to any Person other than its own subsidiaries and directors, trustees, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates without the prior written consent of the party whose nonpublic information would be disclosed.

                  (b) The obligations set forth in Section 6.4(a) shall not apply to any information which (i) becomes generally available to the public, other than as a result of a disclosure of such nonpublic information by a party in violation of this Section 6.4, (ii) was available to a party or to such party's subsidiaries and directors, trustees, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates on a non-confidential basis prior to the Execution Date, (iii) becomes available to a party through a Person not otherwise bound by the terms of any confidentiality agreement or provision (or other applicable restriction prohibiting disclosure) with respect thereto or (iv) is required to be disclosed by applicable law, regulation or legal process or is required by the rules or policies of the NYSE in order to maintain current trading in Vornado Common Shares (in which event Vornado shall comply with the provisions of Section 6.7). In the event a party becomes legally obligated to disclose any nonpublic information with respect to another party, the disclosing party shall promptly notify the other party in writing prior to any such disclosure so that the other party may seek a protective order or other appropriate remedy. At the request of another party, any party holding nonpublic information of such other party shall promptly return such information to such other party or, at the direction of such other party, cause to be destroyed such nonpublic information.

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

                  (c) The parties expressly agree that, notwithstanding anything else contained in this Agreement to the contrary, the provisions of this Section
6.4 shall survive after any termination of this Agreement pursuant to Section
8.1.

            6.5   Commercially Reasonable Efforts; Notification.

                  (a) Subject to the terms and conditions herein provided, Vornado and SCR shall: (i) use all commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities and any third parties in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to Vornado and SCR; and (iii) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and trustees of Vornado, and, where appropriate, the proper representatives of SCR, shall take all such necessary or desirable action.

                  (b) SCR shall give prompt notice to Vornado, and Vornado shall give prompt notice to SCR, of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            6.6   No Solicitation of Transactions by SCR.

                  (a) SCR and SCR GP, in it capacity as the sole general partner of SCR, agree that:

                        (i) none of SCR or SCR Subsidiaries shall invite, initiate, solicit, entertain, engage in or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer with respect to any direct or indirect
(A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer, unit exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding partnership interests of SCR, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition ("Sale") of any assets of SCR in one or a series of related transactions that, if consummated, would result in the Sale of more than 15% of the assets of SCR, other than the Merger (any such proposal or offer being hereinafter referred to as an

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"Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate or cooperate in any effort or attempt to make or implement an Acquisition Proposal;

                        (ii) SCR will use its best efforts to cause any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of itself or any of SCR Subsidiaries (each, a "SCR Representative") not to engage in any of the activities described in Section 6.6(a)(i);

                        (iii) SCR will (A) notify Vornado promptly (but in any event within 24 hours), orally and in writing, if SCR, any of SCR Subsidiaries or any of the SCR Representatives receive (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, any of SCR Subsidiaries by any Person that has made, or to SCR's knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Vornado copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep Vornado informed (and reasonably update such information upon Vornado's request) of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request and of the status of SCR GP's Board of Managers' consideration thereof and of any actions taken in connection therewith.

                  (b) Notwithstanding Section 6.6(a), neither SCR GP nor SCR shall be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board of Directors of SCR GP or SCR after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by SCR GP, SCR, any of SCR Subsidiaries, or any the SCR Representatives on or after the date hereof, if, and only to the extent that (i) SCR determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal (as defined herein), (ii) SCR complies with all of its obligations under this Agreement,
(iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, SCR provides written notice to Vornado to the effect that it is furnishing information to, or entering into discussions with, such Person subject to SCR's right to withhold from Vornado the identity of such Person if disclosure of such identity would be prohibited by a standstill agreement referenced in Section 2.31 of this Agreement, and (iv) SCR enters into


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a confidentiality agreement with such Person the material terms of which are
(without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to such party, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Agreement, dated August 27, 2001, by and among SCR, SCR GP, Vornado REIT and Vornado OP relating to confidentiality and standstill (the "Confidentiality Agreement") and the Purchase Agreement dated as of September 19, 1997 among SCR and Vornado LLC, as amended by the Amendment Agreement Relating to Class C Units Purchase Agreement, dated March 3, 1999, by and among SCR, Vornado REIT, Vornado OP and Vornado CESCR Subs.

                  (c) Notwithstanding anything to the contrary set forth in
Section 6.6(a) or 6.6(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal, nothing contained in this Agreement shall prohibit SCR from terminating this Agreement and the Merger and adopting such Superior Acquisition Proposal: (i) if but only if, SCR: (A) complies fully with this Section 6.6 and pays the Break-Up Fee required under Section 8.2 and (B) provides Vornado with at least five (5) Business Days' prior written notice of its intent to withdraw, modify, amend or terminate this Agreement or the Merger,
(ii) if, in the event that during such five (5) Business Days Vornado makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as a "Counter Proposal"), SCR in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the Counter Proposal is not at least as favorable to the SCR Unitholders as the Superior Acquisition Proposal, from a financial point of view, or (B) the Counter Proposal is not at least as favorable generally to SCR Unitholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal) as the Superior Acquisition Proposal, and (iii) SCR shall have terminated this Agreement in accordance with Section 8.1(h) and paid the Break-Up Fee required under Section 8.2.

                  (d) For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, SCR pursuant to a tender or exchange offer, merger, unit exchange, consolidation or sale of all or substantially all of the assets of SCR and SCR Subsidiaries or otherwise (i) on terms which SCR determines in good faith, (A) after consultation with its financial advisors of nationally recognized reputation, are superior, from a financial point of view, to SCR Unitholders to those provided for in the Merger and (B) to be more favorable generally to SCR Unitholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal) than the Merger, (ii) for which financing, to the extent required, in the reasonable judgment of SCR is capable of being obtained and (iii) which SCR determines in good faith is reasonably capable of being consummated.

                  (e) Nothing in this Section 6.6 shall (i) permit SCR to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of SCR under this Agreement.



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
            6.7 Public Announcements. Subject to the provisions of Section 6.4(b) with respect to the disclosure of nonpublic information of another party, neither Vornado nor SCR shall issue any press release or make any written public statement with respect to the Merger without the consent of the other party, except as may be required, based upon advice of counsel, by applicable law, pursuant to court process or by obligations pursuant to any listing agreement with any national securities exchange (in each of which events the disclosing party shall consult with the other before issuing, and provide the other the opportunity to review and comment upon, any such press release or other public statement). The parties agree that each of the initial press releases to be issued with respect to the Merger shall be in the form agreed to by the parties hereto prior to the execution of this Agreement.

            6.8 Reservation of Vornado Common Shares. At or prior to the Closing Date, Vornado REIT shall cause to be reserved a sufficient number of Vornado Common Shares to satisfy its obligation to redeem VNOP Units (if Vornado REIT were to elect to issue Vornado Common Shares upon such redemption) pursuant to the terms of the Vornado OP Partnership Agreement; provided that, the number of Vornado Common Shares so reserved shall be subject to reduction as VNOP Units are redeemed (in exchange for either Vornado Common Shares or cash) over time.

            6.9 D&O Insurance. (a) Vornado agrees that from the Effective Time, and for a period of six (6) years thereafter, Vornado shall not, and Vornado shall cause each Vornado Subsidiary to not, amend or modify any provision of VNOP Partnership Agreement or any other partnership agreement, limited liability company agreement or bylaws of Vornado REIT or any of the Vornado Subsidiaries, or indemnification agreement pursuant to which any of the trustees, directors, officers, members, partners or other controlling persons of Vornado or any of the Vornado Subsidiaries is or may be entitled to exculpation or indemnification.

                  (b) Vornado acknowledges that SCR GP intends to obtain an extension of directors' and officers' and general partner liability insurance for SCR GP and SCR GP's officers and directors prior to the Effective Time for a premium that is not reasonably likely to exceed $400,000 and Vornado agrees that, for a period of six (6) years following the Closing, Vornado shall not, and Vornado shall cause all Vornado Subsidiaries to not, take any action which causes the termination or cancellation of such extension policy unless Vornado shall replace such policy with comparable insurance coverage; provided, however, that if the premium of such extension of directors' and officers' and general partner liability insurance exceeds $400,000, SCR GP shall consult with Vornado prior to such extension.

            6.10 Tax Matters. (a) Each of Vornado and SCR shall use its commercially reasonable efforts before and after the Effective Time to cause the Merger to be treated as described in Sections 1.11, 7.2(d) and 7.3(i) and to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(g), (h) and (i).

                  (b) If, and to the extent that, SCR owns, directly or indirectly, an interest in a partnership, limited liability company or other entity that is treated as a

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"partnership" for federal income tax purposes (a "Tax Partnership") and the
Merger would cause such Tax Partnership to be considered to terminate for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code, each of SCR and Vornado shall use commercially reasonable efforts either (i) to restructure such Tax Partnership prior to the Effective Time so that such Tax Partnership would thereafter be treated as an entity that is disregarded as an entity separate from its owners pursuant to Treasury Regulations Section 301.7701-3, or (ii) to restructure SCR's ownership interest in such Tax Partnership prior to the Effective Time so that no such termination would occur by reason of the Merger; provided that it shall not in any event be a condition precedent to the Closing of the Merger that there be no termination pursuant to
Section 708(b)(1)(B) of the Code with respect to any Tax Partnership; and provided further that in no event shall SCR be required to take any action pursuant hereto that would, or could reasonably be expected to, cause (x) one or more of the representations or warranties of SCR set forth in this Agreement not to continue to be true, (y) a breach of any other covenant of SCR set forth in this Agreement, or (z) one or more conditions precedent to the Closing of the Merger not to be satisfied.

            6.11 Estoppels. SCR shall use its commercially reasonable efforts before the Effective Time to obtain (a) (i) lease status reports from General Services Administration ("GSA") for all GSA Space Leases as of the date of the Rent Roll (the "GSA Lease Summaries"), and (ii) certificates in form and substance reasonably acceptable to Vornado from all SCR tenants other than GSA that lease more than 25,000 square feet per lease agreement (the "Significant Tenants") as of the date of the Rent Roll certifying that, as of the date of the applicable certificates, such Significant Tenants' Space Leases are in full force and effect and there are no existing defaults by SCR which are known to the tenants and that there are no defaults by the tenants (the "Tenant Estoppels"), and (b) certificates from each of the third party ground lessors of the SCR Properties set forth on SCHEDULE 2.9 (the "Ground Lessors") certifying that, as of the date of the applicable certificates, the ground leases are in full force and effect and there are no existing defaults by the Ground Lessors which are known to SCR (the "Ground Lessor Estoppels").

            6.12 Undertaking to File and Maintain an Issuance Shelf Registration Statement. (a) Subject to Section 6.12(b), Vornado REIT shall file with the Commission, on a date that is no earlier than two weeks before or later than two weeks after the first anniversary of the Closing (the "Window Period"), a registration statement under Rule 415 promulgated under the Securities Act that seeks to register the issuance by Vornado REIT of all of the Vornado Common Shares that would be deliverable in respect of the VNOP Units if the holders of the VNOP Units were to redeem such units as permitted in Section 8.6 of the Vornado OP Partnership Agreement and Vornado REIT were to assume and satisfy the redemption requests with Vornado Common Shares (the "Issuance Shelf Registration Statement"). Vornado REIT also shall use commercially reasonable efforts to cause the Issuance Shelf Registration Statement to be declared effective as soon as practicable after it is filed with the Commission.

                  (b) Vornado REIT's obligations under Section 6.12(a) will not apply during any portion of the Window Period in which pending negotiations relating to, or consummation of, any transaction, or the occurrence of any other event, would require disclosure of material information by Vornado REIT in the Issuance Shelf Registration

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
Statement or a document incorporated by reference therein as to which Vornado REIT has a bona fide business purpose for preserving confidentiality and the nondisclosure of which, in Vornado REIT's good faith judgment, could cause the Issuance Shelf Registration Statement to fail to comply with the applicable disclosure or other requirements of the Commission.


                                    ARTICLE 7

                              CONDITIONS PRECEDENT

            7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated to occur at the Closing is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

                  (a) HSR Act. The waiting period, if any, (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated this Agreement shall be in effect.

                  (c) Form S-4. If required, the Form S-4 shall have become effective under the Securities Act and shall not be subject of any stop order or proceedings by the Commission seeking a stop order.

                  (d) Blue Sky Laws. Vornado shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the VNOP Units issuable in the Merger.

            7.2 Conditions to Obligations of Vornado. The obligation of Vornado to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Vornado:

                  (a) Representations and Warranties. The representations and warranties of SCR set forth in this Agreement shall have been true and correct as of the Execution Date (and shall not be required to be true or correct as of any subsequent date, except as expressly set forth in this Agreement). Vornado shall have received a certificate (which certificate may be qualified by "knowledge" to the same extent as such representations and warranties are so qualified) signed on behalf of SCR to such effect. The condition set forth in the first sentence of this Section 7.2(a) shall be deemed satisfied unless any or all breaches of SCR's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected

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to have a SCR Material Adverse Effect and such breaches occurred with the knowledge of SCR.

                  (b) Performance of Obligations of SCR. SCR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Vornado shall have received a certificate signed on behalf of SCR by an executive officer of SCR GP, in such capacity, certifying to such effect.

                  (c) Tax Opinion Relating to Partnership Status. Vornado shall have received (i) an opinion of Hogan & Hartson L.L.P. or other counsel to SCR reasonably satisfactory to Vornado, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, SCR has been and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) an opinion of Sullivan & Cromwell that (x) commencing with its taxable year ended December 31, 1993 through the Effective Time, Vornado REIT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, the proposed method of operation of Vornado REIT and Vornado OP will enable Vornado REIT to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations), and (y) Vornado OP has been during and since its taxable year ended December 31, 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation, and that, after giving effect to the Merger, Vornado OP's proposed method of operation will enable it to continue to be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

                  (d) Tax Opinion Relating to the Merger. Vornado shall have received an opinion dated the Closing Date from Sullivan & Cromwell or other counsel reasonably satisfactory to Vornado, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an SCR Unitholder (A) who is a "U.S. person" (as defined for purposes of Sections 897 and 1445 of the Code; (B) who does not exercise its redemption right with respect to VNOP Units under the Vornado OP Partnership Agreement on a date sooner than the second (2nd) anniversary of the Effective Time for the Merger; (C) who does not receive a cash distribution in connection with the Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of SCR in connection with or following the Merger) in excess of such holder's adjusted basis in its SCR Units at the time of the Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Merger, with the result that the Merger is treated as part of a "disguised sale" by reason of any transactions undertaken by SCR prior to or in connection with the Merger or any debt of SCR that is

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
assumed or repaid in connection with the Merger; and (E) whose "at risk" amount does not fall below zero as a result of the Merger.

                  (e) Comfort Letter. Vornado shall have received a comfort letter from Andersen LLP, dated as of the date of the Information Statement, as described in Section 4.7(a)(ii) or Section 4.7(b)(ii), as the case may be, and an updated comfort letter dated as of the Closing Date.

                  (f) Lock Up Agreements. Each of Messrs. Smith and Kogod shall have executed and delivered the Lock Up Agreement to Vornado.

                  (g) Escrow Agreement. SCR GP, on behalf of itself and as the Representative of the SCR Unitholders, shall have executed and delivered the Escrow Agreement to Vornado.

                  (h) Estoppels. SCR shall have delivered to Vornado (i) GSA Lease Summaries with respect to at least 75% of the net useable area of the SCR Properties leased to GSA as of the date of the Rent Roll, (ii) GSA Lease Summaries with respect to at least 75% of all leases of space to the Patent and Trademark Office in excess of 25,000 square feet per lease agreement, (iii) Tenant Estoppels from at least 75% of the Significant Tenants (which must include Tenant Estoppels from the two Significant Tenants leasing the largest net rentable area (SAIC and USAir) based on the Rent Roll), and (iv) estoppel certificates in form and substance reasonably acceptable to Vornado from any other SCR tenants as of the date of the Rent Roll necessary to cause the sum of the net rentable area of the Space Leases accounted for under provisos (i),
(ii), (iii) and (iv) of this Section 7.2(h) to represent at least 58% of the net rentable area of the SCR Properties. SCR shall have also delivered to Vornado the Ground Lessor Estoppels as specified in Section 6.11.

                  (i) Partnership Vote. The Partnership Vote shall have been obtained.

                  (j) Opinion. Vornado shall have received an opinion letter dated the Closing Date from Hogan & Hartson L.L.P. substantially in the form attached hereto as EXHIBIT K and an opinion letter dated the Closing Date from Hogan & Hartson L.L.P. in form reasonably acceptable to Vornado with regard to the matters set forth on SCHEDULE 7.2(j).

                  (k) Reliance upon Regulation D. Unless the issuance of the VNOP Units to be issued in the Merger has been registered under the Securities Act, Vornado shall, based on advice of its counsel, be reasonably satisfied that there will not be more than 35 "purchasers of securities" (as calculated pursuant to Rule 501 of Regulation D) at the Effective Time and that such issuance may be made without registration under the Securities Act in reliance upon Regulation D (it being understood and agreed that in the event Vornado determines that the condition set forth in this clause (k) shall not have been satisfied, then Section 4.7(b) shall apply unless Vornado and SCR agree otherwise.

                  (m) Consent of Certain Lenders. SCR shall have obtained all consents and waivers set forth in Parts A and B of SCHEDULE 2.5; provided, however, that

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
this condition shall be deemed to have been satisfied unless one or more lenders of one or more loans set forth on Parts A and B of SCHEDULE 2.5 shall have failed to provide such consents or waivers with respect to such loans listed on Parts A and B of SCHEDULE 2.5 having an aggregate principal balance of $150,000,000 or more.

                  (n) Opinion of Delaware Counsel. Vornado shall have received an opinion letter dated the Closing Date from Potter Anderson & Corroon LLP, SCR's Delaware counsel, in form reasonably acceptable to Vornado with regard to the matters set forth on SCHEDULE 7.2(n).

            7.3 Conditions to Obligations of SCR. The obligation of SCR to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by SCR:

                  (a) Representations and Warranties. The representations and warranties of Vornado set forth in this Agreement shall be true and correct as of the Execution Date (and shall not be required to be true or correct as of any subsequent date). SCR shall have received a certificate (which certificate may be qualified by "knowledge" to the same extent as such representations and warranties are so qualified) signed on behalf of Vornado to such effect. The condition set forth in the first sentence of this Section 7.3(a) shall be deemed satisfied unless any or all breaches of Vornado's representations and warranties in this Agreement (without giving effect to any materiality qualifications or limitations) is reasonably expected to have a Vornado Material Adverse Effect and such breaches occurred with the knowledge of Vornado.

                  (b) Performance of Obligations of Vornado. Vornado REIT, Vornado OP and Vornado Merger Sub each shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time and SCR shall have received a certificate signed on behalf of Vornado REIT, Vornado OP and Vornado Merger Sub certifying to such effect; provided, however, that failure to enter into employment agreements with the Executive Officers pursuant to Section 4.1(c) shall not be deemed a failure by Vornado REIT, Vornado OP or Vornado Merger Sub to have satisfied the conditions set forth in this Section 7.3(b).

                  (c) Inclusion of Messrs. Smith and Kogod in Vornado Board. Vornado Board shall have been increased from seven members to nine members and Messrs. Smith and Kogod shall have been appointed, effective as of the Closing Date, as members of the Vornado Board for an initial term expiring at the next annual meeting of Vornado REIT shareholders.

                  (d) Vornado Voting Agreement. Vornado shall have caused to be executed and delivered the Vornado Voting Agreement to SCR GP.

                  (e) Tax Reporting and Protection Agreement. Vornado OP shall have executed and delivered the Tax Reporting and Protection Agreement to SCR GP.

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
                  (f) Registration Rights Agreements. Vornado REIT shall have executed and delivered the Registration Rights Agreements to each of the persons identified therein

                  (g) Opinions. SCR GP and SCR shall have received (i) an opinion letter dated the Closing Date from Sullivan & Cromwell substantially in the form attached hereto as EXHIBIT L, (ii) an opinion letter dated the Closing Date from Richards, Layton & Finger, P.A., Vornado's Delaware counsel, substantially in the form attached hereto as EXHIBIT M, and (iii) an opinion letter dated the Closing Date from Ballard Spahr Andrews & Ingersoll, LLP, Vornado's Maryland counsel, substantially in the form attached hereto as EXHIBIT N.

                  (h) Tax Opinion Relating to REIT Status and Partnership Status. SCR GP shall have received the opinion of Sullivan & Cromwell or other counsel to Vornado reasonably satisfactory to SCR GP, dated as of the Closing Date, that, (i) commencing with its taxable year ended December 31, 1993 through the Effective Time, Vornado was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, the proposed method of operation of Vornado REIT and Vornado OP will enable Vornado REIT to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations), and
(ii) Vornado OP has been during and since its taxable year ended December 31, 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation, and that, after giving effect to the Merger, Vornado OP's proposed method of operation will enable it to continue to be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

                  (i) Tax Opinion Relating to the Merger. SCR GP shall have received an opinion dated the Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to SCR GP, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an SCR Unitholder (A) who is a "U.S. person" (as defined for purposes of Sections 897 and 1445 of the Code; (B) who does not exercise its redemption right with respect to VNOP Units under the Vornado OP Partnership Agreement on a date sooner than the date two years after the Effective Time for the Merger; (C) who does not receive a cash distribution in connection with the Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of SCR in connection with or following the Merger) in excess of such holder's adjusted basis in its SCR Units at the time of the Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Merger, with the result that the Merger is treated as part of a "disguised sale" by reason of any transactions undertaken by SCR prior to or in connection with the Merger or any debt of SCR that is assumed or repaid in connection with the Merger; and (E) whose "at risk" amount does not fall below zero as a result of the Merger.

                  (j) Comfort Letter. SCR GP and SCR shall have received a comfort letter from Deloitte & Touche LLP, dated as of the date of the Information Statement, as described in Section 4.7(a)(ii) or Section 4.7(b)(ii), as the case may be, and an updated comfort letter dated as of the Closing Date.

                  (k) Escrow Agreement. Vornado OP shall have executed and delivered the Escrow Agreement to SCR GP.

                  (l) Partnership Vote. The Partnership Vote shall have been obtained.

                  (m) Vornado OP Partnership Agreement Amendment. The Vornado OP Partnership Agreement Amendment shall have been executed and delivered to SCR GP.

         7.4 Absence of Material Adverse Change is Not a Condition to Either Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated to occur at the Closing shall not be affected by any acts, events or circumstances occurring after the Execution Date that, individually or in the aggregate, have resulted or reasonably would be expected to result in a Vornado Material Adverse Change or a SCR Material Adverse Change, as the case may be (including the death of Mr. Smith and/or Mr. Kogod, the occurrence of a default by a tenant at a SCR Property or Vornado Property, casualty or condemnation with respect to any SCR Property or Vornado Property, or an act of war or civil disturbance or other force majeure).

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. At any time prior to the Closing, this Agreement may be terminated by:

                  (a) the mutual written consent duly authorized by the Vornado Board and the Board of Managers of SCR GP;

                  (b) Vornado (if none of Vornado REIT, Vornado OP or Vornado Merger Sub is in breach of any of its material obligations hereunder), if there has been a knowing misrepresentation or a knowing breach of any representation or warranty as of the date hereof (or, with respect to representations which are expressly by the terms of this Agreement to be true and to be made as of the Effective Time, as of the Closing Date) on the part of SCR set forth in this Agreement such that the condition set forth in Section 7.2(a) would not be satisfied;

                  (c) SCR (if it is not in breach of any of its material obligations hereunder), if there has been a knowing misrepresentation or knowing breach of any representation or warranty as of the date hereof (or, with respect to representations which are expressly by the terms of this Agreement to be true and to be made as of the Effective Time, as of the Closing Date) on the part of Vornado set forth in this Agreement such that the condition set forth in Section 7.3(a) would not be satisfied;

                  (d) Vornado (if none of Vornado REIT, Vornado OP or Vornado Merger Sub is in breach of any its material obligations hereunder), upon a breach of any material covenant or agreement on the part of SCR set forth in this Agreement such that the condition set forth in Section 7.2(b) is or would be incapable of being satisfied by March 31, 2002;

                  (e) SCR (if SCR is not in breach of any its material obligations hereunder), upon a breach of any material covenant or agreement on the part of Vornado REIT, Vornado OP or Vornado Merger Sub set forth in this Agreement such that the condition set forth in Section 7.3(b) is or would be incapable of being satisfied by March 31, 2002;

                  (f) either Vornado or SCR, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

                  (g) either Vornado or SCR, if the Merger shall not have been consummated by March 31, 2002; provided, however, that a party that has willfully and materially breached a covenant or agreement of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(g); and

                  (h) either Vornado or SCR (provided SCR shall have complied with Section 6.6), if (i) SCR GP shall have withdrawn or modified in any manner adverse to Vornado its approval and recommendation of the Merger or this Agreement in connection with, or proposed or approved or recommended, a Superior Acquisition Proposal, or (ii) SCR shall have entered into a definitive agreement with respect to any Superior Acquisition Proposal, provided that, contemporaneous with or prior to terminating pursuant to this Section 8.1(h), SCR has paid to Vornado the Break-Up Fee (as defined herein) as provided in
Section 8.2 hereof.

         8.2   Certain Fees and Expenses.

         (a) Subject to Section 8.2(b) below, Vornado shall pay or cause to be paid all expenses of the Merger and the other transactions contemplated by this Agreement.

         (b) If this Agreement shall be terminated pursuant to Section 8.1(h), then SCR theretofore or thereupon shall pay to Vornado the Break-Up Fee (as defined herein). If this Agreement is terminated pursuant to Section 8.1(c) or
Section 8.1(e), then Vornado shall pay to SCR (provided that Vornado was not entitled to terminate this Agreement pursuant to Section 8.1(b)) the Break-Up Expenses (as defined herein). If this Agreement is terminated pursuant to
Section 8.1(b) or Section 8.1(d), then SCR shall pay to Vornado

(provided that SCR was not entitled to terminate this Agreement pursuant to Section 8.1(c)) the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 8.1(b) or 8.1(d) and prior to the time of such termination a proposal for a Superior Acquisition Proposal has been received by SCR, and either prior to the termination of this Agreement or within twelve (12) months thereafter, SCR enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted a Superior Acquisition Proposal (each, a "SCR Acquisition Agreement"), which is subsequently consummated (whether or not any SCR Acquisition Agreement relates to the same Superior Acquisition Proposal which had been received at the time of the termination of this Agreement), then SCR shall pay the Break-Up Fee to Vornado upon consummation. As used in this Agreement, Break-Up Fee shall be an amount equal to $60,000,000 plus Break-Up Expenses (the "Base Amount"). Notwithstanding the prior sentence, to the extent that the right to receive a Break-Up Fee in a taxable year would create excessive bad income ("EBI") for Vornado, the right to receive the portion of the Break-Up Fee that would create EBI shall be deferred, or potentially extinguished, as set forth below. The right to receive a Break-Up Fee shall be treated as creating EBI for Vornado to the extent that the right to receive the amount, when taken into account with other gross income of Vornado for that year, would cause Vornado to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Code.

         (c) The payment of the Break-Up Fee shall be compensation for the loss suffered by Vornado as a result of the failure of the Merger to be consummated (including opportunity costs and out-of-pocket and internal costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by SCR to Vornado, or the Break-Up Expenses shall be paid by the party required to pay the Break-Up Expenses (the "Payor") to the party entitled to receive the Break-Up Expenses (the "Recipient"), in immediately available funds within five (5) Business Days after the date the event giving rise to the obligation to make such payment occurred. Each of Vornado and SCR acknowledges that the agreements contained in this Section 8.2 are integral parts of this Agreement; accordingly, if either party fails to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section
8.2 and, in order to obtain payment, the other party commences a suit which results in a judgment against the failing party for any amounts owed pursuant to this Section 8.2, the failing party shall pay to the other party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

         (d) Any amounts deferred in a particular year pursuant to the preceding paragraph shall become payable in the next succeeding year(s); but only to the extent that it would not then create EBI. To the extent that any deferred amount would continue to create EBI after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of SCR. Notwithstanding the foregoing, Break-Up Fee that would otherwise be considered EBI under the preceding provisions shall be made if and to the extent that Vornado, as a condition precedent,


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
obtains an opinion of tax counsel or private ruling from the IRS that the receipt of such excess amounts would not adversely affect Vornado's ability to qualify as a REIT. If a Break-Up Fee is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from SCR to Vornado, to be repaid as soon as practicable following discovery of the overpayment. The purpose of these provisions dealing with EBI is to protect the REIT status of Vornado, and these provisions shall be interpreted and applied so as to accomplish that purpose.

         (e) The Break-Up Expenses payable to the Recipient shall be the lesser of an amount equal to (i) $15,000,000 or (ii) the Recipient's out-of-pocket and internal costs and expenses incurred or allocated in connection with this Agreement and the transactions contemplated hereby (including all reasonable attorneys', accountants' and investment bankers' fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute qualifying income under such sections of the Code, as determined by independent accountants to the Recipient (the "Maximum Amount"), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the seven-year period commencing on the date of this Agreement, the Recipient receives a tax opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute qualifying income under Sections 856(c)(2) or (3) of the Code ("Qualifying Income") or would be excluded from gross income of the Recipient within the meaning of such sections of the Code or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of the Payor to pay any unpaid portion of the Break-Up Expenses shall terminate seven years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one or both of the following: (i) a letter from the independent accountants of the Recipient indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to comply with Sections 856(c)(2) and (3) of the Code or (ii) a tax opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of such income would constitute "Qualifying Income" or would be excluded from gross income under such sections, in either of which events the Payor shall pay to the Recipient the unpaid Break-Up Expenses or, if less and either there is no tax opinion or the ruling described above does not hold that the Base Amount either would constitute qualifying income or would be excluded from gross income for purposes of those rules, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the seventh (7th) anniversary of the date of this Agreement.

                  8.3 Effect of Termination. In the event of termination of this Agreement by either SCR or Vornado as provided in Section 8.1, this Agreement shall


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
forthwith become void and have no effect, without liability or obligation on the part of SCR or Vornado, other than Sections 6.4, 6.7, 8.2 and this Section 8.3 and any other provision hereof which by its terms contemplates survival beyond the termination hereof, except that no such provision may be enforced by a party hereto to the extent that such termination results from a material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                    ARTICLE 9

                               GENERAL PROVISIONS

                  9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a) if to Vornado REIT, to:

                         Vornado Realty Trust
                         888 Seventh Avenue, 46th Floor
                         New York, New York  10019
                         Attention:    Steven Roth
                                       Michael D. Fascitelli
                         Facsimile:  (212) 894-7979

                      and

                         Vornado Realty Trust
                         210 Route 4 East
                         Paramus, New Jersey  07652
                         Attention:    Joseph Macnow
                         Facsimile:  (201) 843-2198

                      with a copy (which shall not constitute notice) to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Attention:    Joseph C. Shenker
                         Facsimile: (212) 558-3588



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
                  (b) if to SCR or SCR GP, to:

                        Charles E. Smith Commercial Realty L.L.C.
                        2345 Crystal Drive
                        Crystal City
                        Arlington, Virginia 22202
                        Attention:    Robert H. Smith
                                      Robert P. Kogod
                        Facsimile:  (703) 769-1305

                      with a copy (which shall not constitute notice) to:

                        Hogan & Hartson L.L.P.
                        555 13th Street, N.W.
                        Washington, D.C. 20004
                        Attention:    J. Warren Gorrell, Jr.
                                      Bruce W. Gilchrist
                        Facsimile:  (202) 637-5910

    All notices shall be deemed given only when actually received.

         9.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.3 Amendment. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of such modification or amendment is sought.

         9.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.


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
                  9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement, and
(b) except as provided in (i) Section 1.10 and (ii) Sections 4.3, 4.4, 4.6, and
4.10 (which are specifically intended to confer upon Messrs. Smith and Kogod the rights and privileges described therein), and (iii) the provisions hereof relating to the Representative (which are specifically intended to confer upon the Representative the rights and privileges as described herein) are not intended to confer upon any person other than the parties hereto any rights or remedies.

                  9.7 Governing Law. THE MERGER AND THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

                  9.8   Assignment; Binding on Successors and Assigns.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence and except as otherwise provided in this Agreement, this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their respective successors and assigns (by reason of merger, consolidation, spin-off or split-off of the parties, or sale of substantially all of the assets or similar transaction or series of transactions).

                  9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Delaware or in any state court located in Delaware this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Delaware or any state court located in Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                  9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


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
                  9.11 Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, officer, partner, employee or agent of Vornado REIT, Vornado OP or SCR and all Persons shall look solely to the property of Vornado REIT, Vornado OP and SCR, as the case may be, for the payment of any claim hereunder or for the performance of this Agreement.

                  9.12 Request for Approval. Insofar as any approval or consent is required under this Agreement by any party, including consents required under Sections 6.1 and 6.2, any such request for approval or consent that is delivered by a party in accordance with Section 9.1 shall deemed to have been validly sent, and no action taken or response sent by the recipient party within five (5) business days of receiving such request shall be deemed acceptance, approval and consent to such request.

                  IN WITNESS WHEREOF, Vornado REIT, Vornado OP, Vornado Merger Sub, SCR and SCR GP have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized as of the date first written above.

                            VORNADO REALTY TRUST

                            By:               /s/ Joseph Macnow
                                  -----------------------------------
                            Name:  Joseph Macnow
                            Title: Executive Vice President -- Finance and Administration and Chief Financial Officer


                            VORNADO REALTY L.P.

                            By:   Vornado Realty Trust, its sole general
                                  partner


                                  By:          /s/ Joseph Macnow
                                        ------------------------------
                                  Name:  Joseph Macnow
                                  Title:  Executive Vice President --
                                          Finance and Administration and
                                          Chief Financial Officer


                            VORNADO MERGER SUB, L.P.

                            By: Vornado CESCR Gen-Par, L.L.C., its sole general partner

                                  By:          /s/ Joseph Macnow
                                        ------------------------------
                                  Name:  Joseph Macnow
                                  Title:  Executive Vice President --
                                          Finance and Administration and
                                          Chief Financial Officer

                            CHARLES E. SMITH COMMERCIAL REALTY
                            L.P.

                            By:   Charles E. Smith Commercial Realty
                                  L.L.C., its sole general partner

                                  By:          /s/ Robert H. Smith
                                        ------------------------------
                                  Name:  Robert H. Smith
                                  Title:  Co-Chairman and Co-Chief Executive
                                          Officer

                            CHARLES E. SMITH COMMERCIAL REALTY
                            L.L.C.

                            By:         /s/ Robert H. Smith
                                  -------------------------------------
                            Name:  Robert H. Smith
                            Title:  Co-Chairman and Co-Chief Executive
                                    Officer

                                     /s/ Robert H. Smith
                            -------------------------------------------
                            ROBERT H. SMITH, solely for purposes of
                            Article 5



                                     /s/ Robert P. Kogod
                            -------------------------------------------
                            ROBERT P. KOGOD, solely for purposes of
                            Article 5


                            CHARLES E. SMITH MANAGEMENT, INC.,
                            solely for purposes of Article 5

                            By:         /s/ Robert P. Kogod
                                  -------------------------------------
                            Name:  Robert P. Kogod
                            Title:   President